AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1996
                                                    REGISTRATION NO. 333-02980
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
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                               AMENDMENT NO. 3
                                     TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
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                                EXACTECH, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                         3842                  59-2603930
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                                                                                  WILLIAM PETTY, M.D.
                                                                                 CHAIRMAN OF THE BOARD
                                                                                    AND CHIEF EXECUTIVE OFFICER
                                                                                           EXACTECH, INC.
                       4613 N.W. 6TH STREET                                             4613 N.W. 6TH STREET
                    GAINESVILLE, FLORIDA 32609                                       GAINESVILLE, FLORIDA 32609
                          (352) 377-1140                                                   (352) 377-1140
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)            INCLUDING AREA CODE, OF AGENT FOR SERVICE)

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                          COPY OF COMMUNICATIONS TO:

                                 TEDDY D. KLINGHOFFER, ESQ.
                                    CARL D. ROSTON, ESQ.
      GARY EPSTEIN, ESQ.       STEARNS WEAVER MILLER WEISSLER
 GREENBERG, TRAURIG, HOFFMAN,    ALHADEFF & SITTERSON, P.A.
 LIPOFF, ROSEN & QUENTEL, P.A.    MUSEUM TOWER, SUITE 2200
      1221 BRICKELL AVENUE         150 WEST FLAGLER STREET
      MIAMI, FLORIDA 33131          MIAMI, FLORIDA 33130
         (305) 579-0500                (305) 789-3200
   (FACSIMILE) (305) 579-0717    (FACSIMILE) (305) 789-3395

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       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                                             EXACTECH, INC.
                     (Cross Reference Sheet Pursuant to Item 501 of Regulation S-K)
ITEM
 NO.      Form S-1 Caption                            Heading in Prospectus
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
1.        Forepart of the Registration Statement and
          Outside Front Cover Page
          of Prospectus                               Outside Front Cover Page

2.        Inside Front and Outside Back Cover Pages
          of Prospectus                               Inside Front and Outside Back Cover Pages

3.        Summary Information and Risk Factors        Prospectus Summary; Risk Factors

4.        Use of Proceeds                             Use of Proceeds

5.        Determination of Offering Price             Cover Page; Underwriting

6.        Dilution                                    Risk Factors; Dilution

7.        Selling Security Holders                    *

8.        Plan of Distribution                        Cover Page; Underwriting

9.        Description of Securities to
          be Registered                               Description of Securities; Dividend Pollicy

10.       Interests of Named Experts
          and Counsel                                 *

11.       Information With Respect to the             Prospectus Summary; Risk Factors;
          Registrant                                    Dividend Policy; Capitalization; Selected
                                                        Financial Data; Management's Discussion and
                                                        Analysis of Financial Condition and Results of
                                                        Operations; Business; Management; Principal
                                                        Shareholders; Certain Transactions; Description
                                                        of Securities; Shares Eligible for Future Sale;
                                                        Financial Statements

12.       Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities                                 *

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* Omitted because response is negative or inapplicable.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION, DATED MAY 23, 1996


P R O S P E C T U S
                               1,600,000 SHARES

                                    [Logo]

                                 COMMON STOCK
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   Exactech, Inc. (the "Company") hereby offers 1,600,000 shares of common stock, $.01 par value ("Common Stock"). Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop. It is anticipated that the initial public offering price will be between $6.75 and $8.75 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company intends to make an application to include the Common Stock on the NASDAQ National Market System under the symbol "EXAC."
- -----------------------------------------------------------------------------
       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                  SEE "RISK FACTORS" ON PAGES 6 THROUGH 14.
- -----------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.


              PRICE TO            Underwriting Discounts and     Proceeds to
               PUBLIC              Commissions(1)               Company(2)(3)
Per Share        $              $                             $
Total(3)      $                   $                              $

(1) Excludes additional compensation to First Equity Corporation of Florida, as representative (the "Representative") of the several underwriters named herein (the "Underwriters"), in the form of a non-accountable expense allowance equal to 2% of the gross proceeds of the offering. Additionally, the Company has agreed to pay certain additional compensation to the Representative and has agreed to indemnification and contribution arrangements with the Underwriters. See "Underwriting."

(2) Before deducting expenses of the offering, payable by the Company,
    estimated to be $     or $     if the Underwriters' over-allotment option
    is exercised in full, including the 2% non-accountable expense allowance payable to the Representative.

(3) The Company has granted the Underwriters an option to purchase up to an additional 240,000 shares of Common Stock, upon the same terms as set forth above, solely to cover over-allotments, if any. See "Underwriting." If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company
    will be $    , $     and $    , respectively.

- -----------------------------------------------------------------------------

   The Common Stock is offered by the several Underwriters, subject to prior sale, when, as, and if delivered to and accepted by them, subject to their right to reject orders in whole or in part and to certain other conditions.
It is expected that delivery of the shares will be made against payment therefor on or about ____________, 1996.
- -----------------------------------------------------------------------------

                           FIRST EQUITY CORPORATION
                 THE DATE OF THIS PROSPECTUS IS        , 1996

                               [INSERT GRAPHIC]

                      Picture of Orthopaedic knee implant.

The Company believes that the Optetrak/registered trademark/ knee system represents a new generation of knee implants with an advanced design that provides superior motion and stability.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. STABILIZING IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   The Company is not currently subject to the reporting requirements of the Securities Exchange Act of 1934. After consummation of this offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements certified by its independent public accountants.

                              PROSPECTUS SUMMARY


   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION, AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE DATA IN THIS PROSPECTUS (I) HAS BEEN ADJUSTED TO REFLECT A 3 FOR 4 REVERSE STOCK SPLIT EFFECTED IN MARCH 1996 AND THE ISSUANCE OF 13,548 SHARES OF COMMON STOCK PURSUANT TO THE AUTOMATIC CONVERSION OF THE SERIES B PREFERRED STOCK OF THE COMPANY UPON CONSUMMATION OF THIS OFFERING, (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, THE REPRESENTATIVE'S WARRANTS OR OUTSTANDING WARRANTS, OPTIONS OR OTHER CONVERTIBLE SECURITIES AND (III) ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $7.75 PER SHARE. CERTAIN TERMS USED HEREIN ARE DEFINED IN THE GLOSSARY ON PAGES 54 TO 56 OF THIS PROSPECTUS.


                                 THE COMPANY

   Exactech, Inc. (the "Company") develops, manufactures, markets and sells orthopaedic implant devices and related surgical instrumentation to hospitals and physicians in the United States and overseas. The Company's orthopaedic implant products are used to replace joints which have deteriorated as a result of injury or diseases such as arthritis.


   Prior to 1995, the Company's revenues were derived primarily from sales of its primary hip replacement systems. During 1995, the Company introduced Optetrak/registered trademark/, a total primary knee replacement system, which had been in development for three years. The Optetrak/registered trademark/ knee system was conceived by the Company in collaboration with members of its Scientific Advisory Board in cooperation with the Hospital for Special Surgery, an internationally known hospital for orthopaedic surgery. The Optetrak/registered trademark/ system represents a highly differentiated product based on precision manufacturing techniques and a design which reduces articular contact stress. The Optetrak/registered trademark/ system is the most modern rendition of a series of knee implants which were first introduced in 1974 and are still being marketed by certain of the Company's competitors. The Company has entered into an agreement with the Hospital for Special Surgery which gives the Company a non-exclusive option with respect to future knee systems developed at the Hospital for Special Surgery. The Company anticipates the full scale marketing of its existing line of knee systems in 1996 as well as the development of a shoulder replacement system for introduction in 1998.


   The Company's strategy has been to utilize members of its Scientific Advisory Board, consisting of physicians and biomechanists affiliated with major medical facilities and academic institutions, in the design process to facilitate the development of high quality products at cost-effective prices. The Company believes this strategy permits the Company to quickly identify and respond to the demands of orthopaedic surgeons.

   The Company was incorporated under the laws of the State of Florida in November 1985. The Company's principal executive office is located at 4613 N.W. 6th Street, Gainesville, Florida 32609, and its telephone number is
(352) 377-1140.

                                 THE OFFERING

  COMMON STOCK OFFERED  ....................................    1,600,000 SHARES


  Common Stock Outstanding Prior to this Offering  ......       2,962,149 shares(1)

  Common Stock to be Outstanding after this Offering  ...       4,575,697 shares(1)(2)


  Use of Proceeds .......................................       The Company intends to apply the net proceeds of
                                                                this offering for: purchase of inventory,
                                                                instruments and equipment; research and
                                                                development; repayment of indebtedness; redemption
                                                                of preferred stock; and working capital and general
                                                                corporate purposes. See "Use of Proceeds."

  Risk Factors ..........................................       This offering involves a high degree of risk and
                                                                immediate substantial dilution. See "Risk Factors"
                                                                and "Dilution."

  Proposed NASDAQ-National Market System Symbol  ........       EXAC


(1) Does not include (i) 240,000 shares of Common Stock reserved for issuance upon exercise of the Underwriters' over-allotment option, (ii) 160,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants, (iii) an aggregate of 406,448 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's Employee Stock Option and Incentive Plan and Directors' Stock Option Plan, (iv) an aggregate of 193,552 shares of Common Stock reserved for issuance upon exercise of options available for future grant and future grants of restricted stock awards under these Plans, (v) 35,470 shares of Common Stock reserved for issuance upon conversion of the Company's outstanding 10% Debentures in the principal amount of $260,000, (vi) 17,576 shares of Common Stock reserved for issuance upon conversion of the outstanding shares of the Company's Series A Preferred Stock and (vii) 172,469 shares of Common Stock reserved for issuance upon exercise of other outstanding options and warrants. Assumes an initial public offering price of $7.75 per share and the redemption of the outstanding shares of Series A Preferred Stock of the Company and the outstanding shares of Series C Preferred Stock of the Company upon consummation of this offering. See "Management--Stock Option Plans," "Certain Transactions," "Description of Securities" and "Underwriting."


(2) Includes 13,548 shares of Common Stock issuable upon consummation of this offering pursuant to the automatic conversion of the outstanding shares of Series B Preferred Stock of the Company.

                            SUMMARY FINANCIAL DATA

   The summary financial information set forth below should be read in conjunction with the financial statements appearing elsewhere in this Prospectus.

                                                   YEAR ENDED DECEMBER 31,                           THREE MONTHS ENDED MARCH 31,

                         -------------------------------------------------------------------------  ----------------------------

                              1991           1992           1993           1994            1995           1995           1996
                         ------------- -------------  ------------- ------------- ------------- -------------- -----------------
                                                                                                             (UNAUDITED)
 STATEMENT OF
  OPERATIONS DATA:

 Net sales ............    $2,424,056     $3,722,478     $4,675,505     $5,355,804      $9,118,075     $1,688,481     $3,423,629

 Cost of goods sold  ..       556,135        941,528      1,360,025      1,586,633       2,995,955        445,585      1,267,332

 Gross profit .........     1,867,921      2,780,950      3,315,480      3,769,171       6,122,120      1,242,896      2,156,297

  Total operating
   expenses ...........     1,323,978      2,042,430      2,641,884      3,088,386       4,642,462      1,013,616      1,531,810

  Income from
   operations .........       543,943        738,520        673,596        680,785       1,479,658        229,280        624,487

 Net income ...........       306,101        417,660        353,439        346,128         826,928        116,371        311,475

  Preferred stock
   dividends(1) .......        --            --             8,194         19,298          22,798          4,824          5,824

 Net income applicable
   to common
   shareholders .......       306,101        417,660        345,245        326,830         804,130        111,547        305,651

 Net income per common
   and common
   equivalent share ...    $     0.11     $     0.15     $     0.12     $     0.11      $     0.27     $     0.04     $     0.10

                                           AS OF
                                        DECEMBER 31,         AS OF MARCH 31, 1996
                                            1995       -------------------------------
                                                              ACTUAL   AS ADJUSTED(2)
                                                       -------------  ----------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:



 Total current assets ..............    $ 8,411,133     $ 8,727,985      $16,804,919


 Total assets ......................     10,620,750      11,674,597       20,351,531

 Total current liabilities .........      4,476,374       5,283,382        5,025,976

 Total liabilities .................      6,452,479       7,195,675        5,260,829

 Total preferred stock .............        291,220         291,220           --

  Total common shareholders' equity       3,877,051       4,187,702       15,090,702



(1) Upon consummation of this offering, all shares of the Company's outstanding preferred stock will be redeemed or converted into Common
    Stock.
(2) As adjusted to give effect to the sale of the shares of Common Stock offered hereby at an assumed offering price of $7.75 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." The Company may determine to use a portion of the net proceeds allocated to working capital to repay up to approximately $2,500,000 outstanding under a line of credit which bears interest at a rate equal to the 30-day commercial paper rate plus 2.65% per annum.

                                  RISK FACTORS

   THE SHARES OF COMMON STOCK OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

   EFFECT OF GOVERNMENT REGULATION. The development, testing, labeling, distribution, marketing and manufacture of medical devices, including reconstructive implant products, are subject to extensive and rigorous regulation in the United States and certain other countries. The primary regulatory authority in the United States is the United States Food and Drug Administration ("FDA"). The process of obtaining approval or clearance from FDA for the sale and marketing of new products is time-consuming, expensive and uncertain. In addition, FDA approval or clearance of products can subsequently be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. FDA has the power to ban products manufactured or distributed by the Company as well as to require the recall, repair, or replacement of or refund for such products. A significant recall of one or more of its products could have a material adverse effect on the Company. Further, in recent years, the period of time required to obtain certain FDA approvals and clearances has increased. Accordingly, the time it will take for the Company to obtain approvals and clearances for new products may be lengthened. The Company will be required to apply for approval or clearance to market new products and certain modifications to existing products. The Company has applied for clearance from FDA to market its hip revision (I.E., replacement of existing implant) system and intends to apply for clearance to market its modular shoulder replacement system. There can be no assurance that such clearances will be granted or that FDA review will not involve delays materially adversely affecting the marketing and sale of the Company's products. Failure to obtain FDA approvals and clearances for new products and/or modifications to existing products on a timely basis would likely have a material adverse effect on the Company. See "Business--Government Regulation."


   UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT. In the United States, health care providers, including hospitals and physicians, that purchase the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to pay for all or a portion of the cost of joint reconstructive procedures, including the cost of the Company's products utilized in such procedures. There can be no assurance that third-party reimbursement for the Company's products will continue to be available. In addition, certain health care providers have adopted or are considering a managed care system in which the providers contract to provide comprehensive health care for a fixed cost per person. Health care providers may attempt to control the cost of health care by authorizing fewer elective surgical procedures, including certain joint reconstructive surgeries, or by requiring the use of the least expensive implant available. The Company is unable to predict the changes that will be made in the reimbursement methods or utilization policies utilized by third-party health care payors or managed care providers. The Company could be materially adversely affected by changes in reimbursement policies of governmental or private health care payors that affect reimbursement for procedures in which the Company's products are used. The Company's quality specifications limit its ability to compete with the least expensive products available and, accordingly, requirements of third-party payors that the least expensive product be used could materially adversely affect the Company. In addition, market acceptance of the Company's products in international markets is dependent, in part, upon the availability of reimbursement health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company.

   UNCERTAINTY RELATING TO HEALTH CARE REFORM. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental changes. Reforms under consideration may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates Congress and certain state legislatures will continue to review and assess alternative health care delivery systems and payment methods and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company.


   NEED TO MAINTAIN SUBSTANTIAL INVENTORY LEVELS. Because orthopaedic surgeons require immediate access to a broad range of sizes and types of reconstructive implant products, the Company is required to maintain substantial levels of inventory. The maintenance of relatively high levels of inventory requires the Company to incur significant expenditures of its resources. There can be no assurance that the Company will be able to maintain the levels of inventory of such products necessary to support the expansion of its business. The failure by the Company to maintain required levels of inventory could have a material adverse effect on the Company's expansion. As a result of the need to maintain substantial levels of inventory, the Company is subject to the risk of inventory obsolescence. In the event that a substantial portion of the Company's inventory becomes obsolete, it would have a material adverse effect on the Company. See "Business--Marketing and Sales."

   RISKS RELATING TO COMPETITION. The orthopaedic implant industry is highly competitive and dominated by a number of companies with substantially greater financial and other resources than the Company and competition is expected to intensify. Competitive factors consist primarily of product features and design, innovation, service, the ability to maintain new product flow, relationships with key orthopaedic surgeons and hospitals, strength of distribution network and price. While price, as opposed to surgeon preference, is becoming increasingly important in the hip market, the Company believes that the primary basis of competition in the knee market remains physician preference. From time to time, the Company and certain of its competitors have offered significant discounts as a competitive tactic, and may be expected to continue to do so. The Company believes that price will become an increasingly important competitive factor. The Company's quality specifications limit its ability to compete with the least expensive products available. The Company's marketing targets surgeons and hospitals. Traditionally, the surgeon made the decision as to which orthopaedic implant to use. As a result of health care reform, the rapid expansion of managed care at the expense of traditional private insurance, the advent of hospital buying groups, and various bidding procedures that have been imposed at many hospitals, sales representatives may also make presentations to hospital administrators, material management personnel, purchasing agents or review committees that may influence the final decision. Many hospitals restrict qualified vendors to those with more complete product lines than the Company. Manufacturers of medical devices, including orthopaedic implants, are increasingly attempting to enter into contracts with hospital chains or hospitals pursuant to which the hospital chains or hospitals agree to purchase their products exclusively from such manufacturers, usually in exchange for discounted prices. Recently, two of the Company's larger competitors entered into such an arrangement with a large hospital chain. If the Company's competitors are successful in securing such contracts, the Company's ability to compete may be materially adversely affected. In addition, the Company faces competition for regional sales representatives within the medical community. There can be no assurance that the Company will be able to compete successfully. In addition, there can be no assurance that new medical treatments and products will not be developed that are more effective or cost-effective than the Company's products or that would render the Company's products obsolete or uncompetitive. See "Business--Competition."


   POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company's business is capital intensive and the Company's capital requirements are expected to increase significantly in connection with its proposed expansion. The Company intends to use a substantial portion of the proceeds of this offering to implement its growth strategy. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with, and the timetable for, its proposed expansion), that the proceeds of this offering, together with projected cash flow from operations and borrowings under its existing credit facilities, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this offering, in the event of rapid expansion of the Company's business, or for at least 24 months following the consummation of this offering, in the event of more moderate expansion of its business. In the event that the Company's plans change or its assumptions change or prove to be inaccurate, or if the proceeds of this offering or cash flow prove to be insufficient (due to unanticipated expenses, lower than anticipated sales or profit margins or otherwise), the Company may be required to seek additional financing or curtail its growth activities. To the extent that the Company incurs indebtedness, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The Company has no current arrangements with respect to, or sources of, additional financing and it is not anticipated that existing shareholders will provide any portion of the Company's future financing requirements or personal guarantees. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   RISKS RELATING TO GROWTH STRATEGY. The Company's growth strategy contemplates the expansion of its product line and its network of sales representatives and distributors. The Company has achieved moderate growth to date and has limited experience in effectuating rapid expansion. The Company's proposed expansion will be dependent on, among other things, the Company's ability to obtain governmental clearances for new products, increase market acceptance, expand its network of domestic sales representatives and foreign distributors, hire and retain qualified scientific and technical personnel and successfully manage growth (including monitoring operations, controlling costs and maintaining effective regulatory compliance procedures). The Company's operating expenses can be expected to increase significantly in connection with its efforts to grow, which may have a negative effect on operating results until such time, if ever, as these expenses are offset by increased revenues. There can be no assurance that the Company will be able to implement its growth strategy or that this strategy will ultimately be successful.


   UNCERTAINTY OF MARKET ACCEPTANCE. The Company's ability to successfully market new and improved products will depend on gaining market acceptance of such products. The Company has not yet begun marketing its knee revision or hip revision systems or its shoulder replacement systems. The Company intends to commence marketing its total knee revision system in the fourth quarter of 1996. In addition, upon receipt of the necessary FDA clearances, the Company intends to commence marketing its hip revision system. Furthermore, the Company is currently developing new products, such as a total shoulder replacement system, as well as improvements to its existing implant products. There can be no assurance that new or improved products will gain market acceptance. The failure of the Company's products to gain market acceptance would be likely to have a material adverse effect on the Company. See "Business--Products."


   RISK OF APPLICABILITY OF ANTI-KICKBACK AND SELF-REFERRAL LAWS. Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration, either directly or indirectly, in return for, or to induce (i) referral of an individual for a service or product for which payment may be made by Medicare, Medicaid or another government-sponsored health care program or (ii) purchasing, leasing, ordering or arranging for, or recommending the purchase, lease or order of, any service or product for which payment may be made by a government-sponsored health care program. Federal physician self-referral laws are applicable to inpatient and outpatient hospital services. Subject to certain exceptions, these laws prohibit Medicare or Medicaid payments for services or products furnished by an entity pursuant to a referral by a physician who has a financial relationship with the entity through ownership, investment or a compensation arrangement. Possible sanctions for violation of these anti-kickback and self-referral laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of such prohibitions. Certain states in which the Company markets its products have similar anti-kickback, anti-fee splitting and self-referral laws, imposing substantial penalties for violations. The federal physician self-referral laws also require investor owned companies which have total retained equity of less than $75 million to report ownership of any shares of stock held by physicians or the family members of physicians who may use or refer patients for the use of the company's products, if such patients eventually seek reimbursement for such products under the Medicare program. By letter dated January 26, 1995, Health Care Financing Administrator Vladeck stated that providers would not be held to reporting requirements until a proper form and accompanying instruction booklet is developed and issued. The scope and enforcement of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. There can be no assurance that federal or state regulatory authorities will not challenge the Company's current or future activities under these laws and any such challenge could have a material adverse effect on the Company. Any state or federal regulatory review of the Company, regardless of the outcome, would be both costly and time consuming. Additionally, changes in these laws (whether or not retroactive) and the enforcement of these laws by regulatory agencies are likely and the Company cannot predict the impact on the Company of any such changes. See "Business--Government Regulation."


   UNCERTAIN PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT. The Company holds United States patents covering one of its femoral stem components and its bipolar partial hip implant system and certain surgical instrumentation, has patent applications pending with respect to certain surgical instrumentation and certain implant components and anticipates that it will apply for additional patents it deems appropriate. In addition, the Company holds licenses from third parties to utilize certain patents, including a non-exclusive license to certain patents, patents pending and technology utilized in the design of the Optetrak/registered trademark/ knee system. As a result of the rapid rate of development of orthopaedic implant products, the Company believes that patents generally have not been a major factor in the orthopaedic industry to date. However, patents on specific designs and processes can provide a competitive advantage and management believes that patent protection of orthopaedic products will become more important as the industry matures.
There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, that any patent applications will result in issued patents, that patents will not be circumvented or invalidated or that the Company's competitors will not commence marketing knee implant systems utilizing certain of the technology incorporated in the Optetrak/registered trademark/ system for which the Company has a non-exclusive license. In addition, there can be no assurance that the parties from whom the Company has licensed or otherwise acquired patent rights, proprietary rights and technology have full rights to such patents rights and technology. Furthermore, the Company does not have patents in any foreign countries where it markets its products. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. It is possible that the Company or rights licensed by the Company from third parties may infringe on existing or future patents or proprietary rights of others. Certain of the Company's consultants and key employees have employment and other business relationships with third parties. If technology, concepts or ideas developed by consultants, key employees or other third parties are incorporated into the Company's products, disputes with such persons or other parties with whom such persons have business relationships may arise as to the proprietary rights to such technology, concepts or ideas which may not be resolved in favor of the Company. If the Company is unable to obtain agreements with each of its consultants and certain of such third parties pursuant to which they assign all their intellectual property rights in the products being developed by the Company to the Company, such inability could have a material adverse effect on the Company. In the event that the Company's products infringe patents or proprietary rights of others, the Company may be required to modify the design of its products or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner or upon acceptable terms and conditions or at all. In such event, the failure to modify its products or obtain a license could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. Furthermore, if the Company's products infringe patents or other proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could have a material adverse effect on the Company.

   In addition to patents, the Company relies on trade secrets and proprietary know-how and employs various methods to protect its proprietary information, including confidentiality agreements and proprietary information agreements. However, such methods may not provide adequate protection and there can be no assurance that such confidential or proprietary information agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known to or independently developed by competitors. The failure to protect its proprietary information could have a material adverse effect on the Company. See "Business--Patents and Proprietary Technology; License Agreements."


   RISKS RELATED TO OUTSTANDING PATENT LITIGATION. On April 3, 1995, Joint Medical Products, Inc. ("Joint Medical") commenced an action (the "Action") against the Company, and many of its competitors, alleging the infringement of a United States patent held by Joint Medical entitled "Ball and Socket Bearing for Artificial Joint" (the "Ball and Socket Patent"). As part of the Action, Joint Medical alleged that the Company's manufacture and sale of certain orthopaedic implants was an infringement of the Ball and Socket Patent. The Company and Joint Medical have entered into a Tolling Agreement, effective as of April 3, 1995, pursuant to which the Action was dismissed without prejudice as to the Company. The Tolling Agreement further provides that neither the Company nor Joint Medical will commence any further action regarding the Company's alleged infringement of the Ball and Socket Patent until a decision is rendered by the Board of Patent Appeals and Interferences regarding such alleged patent infringement. A finding that orthopaedic implants manufactured and sold by the Company infringe upon the Ball and Socket Patent could materially and adversely affect the Company's business operations, as well as expose the Company to significant monetary damages. As of the date hereof, no decision has been rendered by the Board of Patent Appeals and Interferences regarding this matter. There can be no assurance that a favorable decision will be rendered in connection with this patent infringement matter.


   SIGNIFICANT ROYALTY OBLIGATIONS. The Company has obligations to make significant royalty payments in the future. The Company is obligated to pay royalties under its license agreement with the Hospital for Special Surgery with respect to sales of its Optetrak knee implant system and under its license agreement with Accumed, Inc. with respect to sales of its bipolar hip prosthesis. In addition, the Company has entered into employment and consulting agreements with certain members of its design team, including William Petty, M.D. and Gary J. Miller, Ph.D., executive officers, directors and principal shareholders of the Company, pursuant to which the Company is obligated to pay royalties equal to specified percentages of net sales of certain of the Company's products. During the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, the Company paid aggregate royalties of $11,686, $14,767, $210,127 and $144,196, respectively. There can be no assurance that the Company will have the funds to make such royalty payments or that the payment of such royalties will not have a material adverse effect on the Company's results of operation.



   RISK OF TERMINATION OF LICENSE AGREEMENT. The Company licenses certain patents, patents pending and technology utilized in the design of its Optetrak/registered trademark/ knee implant system pursuant to a license agreement with the Hospital for Special Surgery. The license agreement provides that the Hospital for Special Surgery may terminate the license granted to the Company upon the occurrence of certain events, including the Company's failure to pay the royalties payable to the hospital thereunder, the Company's failure to satisfy certain quality specifications or the breach by the Company of other material terms of the license agreement. The termination of such license would have a material adverse effect on the Company.


   DEPENDENCE ON THIRD-PARTY SALES AND MARKETING ARRANGEMENTS. The Company is dependent upon third-party marketing arrangements with independent sales representatives and distributors for the sale and marketing of its products. The Company has contractual arrangements with its sales representatives and distributors that generally grant them the exclusive right to market the Company's products within their geographic territories. The Company's arrangements with its sales representatives and distributors typically do not preclude them from selling competitive products. The Company's success is dependent upon the expertise and relationships of its sale representatives with customers. The failure by the Company to attract and retain sales representatives would have a material adverse effect on the Company. See "Business--Marketing and Sales."


   DEPENDENCE ON CUSTOMERS. During the years ended December 31, 1994 and 1995, one customer, Shands Hospital, accounted for approximately 11% and 10%, respectively, of the Company's sales. During the three months ended March 31, 1996, one customer, MBA Del Principado, S.A., accounted for approximately 21% of the Company's sales. There can be no assurance that the Company will be able to retain existing customers or attract and retain new customers. The failure by the Company to attract and retain customers would have a material adverse effect on the Company. See "Business--Marketing and Sales."

   DEPENDENCE ON THIRD-PARTY MANUFACTURING ARRANGEMENTS AND SUPPLIERS; NO MANUFACTURING EXPERIENCE. The Company is dependent on third-party arrangements for the manufacture of all of its component parts. For the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, the Company purchased approximately 73%, 66%, 68% and 71.0%, respectively, of its component requirements from three manufacturers. Failure by such manufacturers to continue to supply the Company with satisfactory components on commercially reasonable terms, or at all, in the absence of readily available alternative sources, would have a material adverse effect on the Company. The Company is substantially dependent on the ability of its manufacturers, among other things, to satisfy performance and quality specifications, to comply with all governmental regulations, to dedicate sufficient production capacity for components within scheduled delivery times and to produce components on a basis which is cost-effective to the Company. There can be no assurance that the Company's suppliers will be able to satisfy the Company's components requirements. The Company does not maintain supply contracts with any of its manufacturers and purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. The Company is also dependent on the availability at reasonable prices of the materials used in the manufacture of the component parts of its products. No assurance can be given that interruptions in supplies of the materials used in the manufacture of the component parts of the Company's products will not occur in the future. Any such interruption of supply could have a material adverse effect on the Company. The Company contemplates that in the future it may engage in limited manufacturing of the components of its products, consisting primarily of final machining of components. The Company has no manufacturing experience and there can be no assurance that the Company will be successful in manufacturing components on a cost-effective basis or at all. See "Business--Manufacturing and Supply."

   NEED FOR RESEARCH AND DEVELOPMENT; RISK OF RAPID TECHNOLOGICAL CHANGE. The orthopaedic implant industry is subject to rapid technological change and in order for the Company to remain competitive and to retain market share, it must continually develop new products as well as improve its existing ones. Accordingly, the Company must devote substantial resources to research and development. There can be no assurance that the Company will be successful in developing competitive new products and/or improving existing products so that such products remain competitive and avoid obsolescence. There can be no assurance that any or all of the Company's research and development projects for new products will result in commercial products, or that, if such products are successfully designed and launched, they will be profitable.

   PRODUCT LIABILITY AND POSSIBLE INSUFFICIENCY OF INSURANCE. The Company is subject to potential product liability risks which are inherent in the design, marketing and sale of orthopaedic implants and surgical instrumentation. No assurance can be given that the Company will not face claims resulting in substantial liability for which it is not fully insured or that it will be able to maintain adequate levels of insurance on acceptable terms. A partially or completely uninsured successful claim against the Company of sufficient magnitude could have a material adverse effect on the Company, both in terms of market perception and financial condition. See "Business--Product Liability and Insurance" and "--Legal Proceedings."


   RISKS RELATING TO FOREIGN DISTRIBUTION; NEED TO COMPLY WITH FOREIGN GOVERNMENT REGULATION. Approximately 8.2% and 21.7% of the Company's sales during the year ended December 31, 1995 and the three months ended March 31, 1996, respectively,were to foreign customers. The Company is required to obtain various licenses and permits from foreign governments and to comply with significant regulations that vary by country in order to market its products in foreign markets. In order to continue marketing its products in Europe after mid-1998, the Company will be required to obtain ISO 9001 certification and receive "CE" mark certification, which is an international symbol of quality and compliance with applicable European medical device directives. There can be no assurance that the Company will obtain such certifications, that it will be able to obtain and maintain any necessary licenses and permits or comply with applicable regulations of foreign governments. The failure by the Company to obtain or maintain such licenses, permits or certifications, or comply with such regulations, could have a material adverse effect on the Company.

   OUTSTANDING INDEBTEDNESS; RESTRICTIVE LOAN COVENANTS AND SECURITY INTERESTS; POSSIBLE LACK OF FUTURE PERSONAL GUARANTEES. The Company has incurred significant indebtedness in order to finance its operations. At March 31, 1996, indebtedness of $3,573,058 was outstanding under a loan agreement with Merrill Lynch Business Financial Services, Inc. (the "Lender"), consisting of $1,084,799 under a term loan and $2,488,259 under a line of credit. Substantially all of the Company's assets are pledged to the Lender as collateral. The Company's loan agreements with the Lender limit or prohibit the Company from merging or consolidating with another corporation, selling all or substantially all of its assets, purchasing all or substantially all of the assets of another entity, permitting or causing any material change in its controlling ownership or controlling senior management or operating in any material business other than its existing business. In the event of a violation by the Company of its loan covenants or other default by the Company under its obligations, the Lender could declare the Company's indebtedness to be immediately due and payable and foreclose on the Company's assets. Assuming an initial public offering price of $7.75 per share, the Company intends to use a portion of the net proceeds of this offering to repay the term loan and may use a portion of such proceeds to repay the line of credit under the loan agreement with the Lender. If the initial public offering price is less than $7.75 per share, the Company will have less proceeds available to repay such indebtedness. In addition, at March 31, 1996, the Company had an aggregate of $760,000 in principal amount of its subordinated debentures outstanding. The Company intends to redeem $450,000 of such debentures with a portion of the net proceeds of this offering. The holders of the remaining $310,000 of such debentures have the option to convert the debentures into shares of Common Stock or require the Company to redeem the debentures at any time during the six-month period following consummation of this offering. In April 1996, the holders of $50,000 of such debentures elected to convert such debentures into shares of Common Stock. Furthermore, at March 31, 1996, the Company had $90,047 outstanding under a term loan with a bank which the Company intends to repay with a portion of the net proceeds of this offering.


   The Company's indebtedness to the Lender has been personally guaranteed by William Petty and Betty Petty, executive officers and principal shareholders of the Company. Neither of these individuals nor any other person has any obligation to make personal guarantees available to the Company in the future and it is not anticipated that such persons will provide personal guarantees of the Company's obligations following consummation of this offering. The absence of any such personal guarantees in the future may adversely affect the Company's ability to borrow. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   DEPENDENCE ON KEY PERSONNEL. The Company's success is largely dependent on the personal efforts of William Petty, its Chairman, Timothy J. Seese, its President, Gary J. Miller, its Vice President, Research and Development and other key personnel. The loss of the services of any of these individuals could have a material adverse effect on the business of the Company. William Petty and Gary J. Miller have academic positions at the University of Florida and William Petty maintains a medical practice. Drs. Petty and Miller do not devote their full business time to the Company. The Company's success is also dependent on its ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel could be detrimental to the Company's product development programs. See "Management."

   DEPENDENCE ON SCIENTIFIC ADVISORS. In developing new products and improving existing products, the Company utilizes consultants who serve as members of the Company's Scientific Advisory Board. Accordingly, the Company is dependent, in part, on the efforts of the members of its Scientific Advisory Board for the development and clinical evaluation of new and improved products. Scientific advisors devote only a small portion of their time to the affairs of the Company and have other commitments to, or consulting or advisory agreements with, other entities which may conflict or compete with their obligations to the Company. There can be no assurance that such consultants will devote sufficient time and attention to the development of the Company's products.


   CONTROL BY CURRENT SHAREHOLDERS. Upon the consummation of this offering, the Company's current shareholders will own approximately 64.7% of the Company's outstanding Common Stock. In particular, William Petty and the members of his immediate family will own approximately 43.8% of the outstanding Common Stock. Accordingly, the current shareholders will be able to control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge, sell the assets of the Company and generally direct the affairs of the Company. See "Management" and "Principal Shareholders."

   EFFECT OF ANTI-TAKEOVER LEGISLATION; POSSIBLE EFFECT OF ISSUANCE OF
PREFERRED STOCK ON MARKET PRICE AND RIGHTS OF COMMON STOCK. The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" Preferred Stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any series of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their Common Stock and adversely affect the voting and other rights of the holders of the Common Stock. The Company may in the future issue additional shares of its Preferred Stock. See "Description of Securities."


   NO ASSURANCE OF PUBLIC MARKET; SUBJECTIVE DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF MARKET PRICE. Prior to this offering, there has been no public trading market for the Common Stock. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representative and is not necessarily related to the Company's assets, book value or financial condition, and may not be indicative of the actual value of the Company. There can be no assurance that a regular trading market for the Common Stock will develop after this offering or that, if developed, it will be sustained. The market price for the Common Stock following this offering could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company, and other events or factors. In addition, the stock market has experienced a high level of price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of such companies, and may adversely affect the market price for the Common Stock. See "Underwriting."

   IMMEDIATE AND SUBSTANTIAL DILUTION. Assuming an initial public offering price of $7.75 per share, purchasers of the Common Stock will experience immediate and substantial dilution of $4.47 (57.7%) per share between the net tangible book value per share of Common Stock and the initial public offering price. See "Dilution."


   SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE.
All of the 2,962,149 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). An aggregate of 430,470 of such shares will become eligible for sale under Rule 144 upon consummation of this offering and 480,551 of such shares will become eligible for sale under Rule 144 commencing 90 days after the date of this Prospectus. All of the Company's officers, directors and holders of 5% or more of the outstanding shares of Common Stock have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 12 months from the date of this Prospectus, without the prior written consent of the Representative. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."


   ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends on its Common Stock, and does not expect to declare or pay any cash dividends in the foreseeable future. See "Dividend Policy."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,600,000 shares of Common Stock offered hereby are estimated to be approximately $10,748,000 (assuming a public offering price of $7.75 per share) (approximately $12,412,700 if the Underwriters' over-allotment option is exercised in full). The Company expects to use such net proceeds as follows:

                                                                          APPROXIMATE
                                                        APPROXIMATE      PERCENTAGE OF
APPLICATION OF PROCEEDS                                DOLLAR AMOUNT     NET PROCEEDS
- --------------------------------------------------- ---------------- ----------------
Purchase of inventory(1) ..........................     $ 2,350,000           21.9%
                                                     ---------------- ----------------

Purchase of instruments(2) ........................       2,050,000           19.1
                                                     ---------------- ----------------

Purchase of equipment(3) ..........................         600,000            5.6
                                                     ---------------- ----------------
Research and development(4) .......................         650,000            6.0
                                                     ---------------- ----------------

Repayment of indebtedness(5) ......................       1,885,000           17.5
                                                     ---------------- ----------------
Redemption of preferred stock(6) ..................         186,000            1.7
                                                     ---------------- ----------------
Working capital and general corporate purposes(7)         3,027,000           28.2
                                                     ---------------- ----------------

  Total ...........................................     $10,748,000          100.0%
                                                     ================  ================

- -----------------------------------------------------------------------------
(1) Represents the estimated cost of acquiring additional inventory of the components of the Company's primary and revision knee systems, hip implant systems and shoulder implant system. See "Business--Marketing and Sales."

(2) Represents the estimated cost of acquiring additional surgical instruments used in implanting the Company's primary and revision knee and hip systems and shoulder implant system. See "Business--Marketing and Sales."

(3) Represents the estimated cost of acquiring tooling and equipment to be primarily used in the manufacture of the Company's knee revision system, revision cemented hip system and shoulder implant system. See
    "Business--Manufacturing and Supply."

(4) Represents costs to be incurred primarily in connection with the design and development of a shoulder replacement system and new modular revision hip systems. See "Business--Products" and "Research and Development."

(5) Represents the repayment of approximately (i) $1,085,000 outstanding under a term loan which bears interest at a rate equal to the 30-day commercial paper rate plus 3.05% per annum and a 1% prepayment premium,
    (ii) $90,000 outstanding under a term loan which bears interest at a rate equal to the prime rate plus 1% per annum, (iii) $450,000 of the Company's outstanding 8% subordinated debentures (the "8% Debentures") and (iv) $260,000 of outstanding 10% subordinated convertible debentures (the "10% Debentures"). See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

(6) Represents the redemption price of the outstanding shares of Series A Preferred Stock and Series C Preferred Stock. See "Description of Securities--Preferred Stock."

(7) The Company may determine to use a portion of the net proceeds allocated to working capital to repay up to approximately $2,500,000 outstanding under a line of credit which bears interest at a rate equal to the 30-day commercial paper rate plus 2.65% per annum. In addition, the Company may use a portion of the net proceeds allocated to working capital for the development of an architectural and engineering plan for a new facility to be used by the Company for principal executive offices, research and development laboratories and limited manufacturing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Properties."

   Assuming an initial public offering price of $7.75 per share, if the Underwriters exercise their over-allotment option in full, the Company will realize additional net proceeds of approximately $1,664,700 which will be added to the Company's working capital. If the public offering price is less than

$7.75 per share, the Company intends, first, to reduce the amount to be repaid under its term loan with the Lender and, second, to reduce the amount of net proceeds allocated to working capital.

   The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with, and the timetable for, its proposed expansion), that the proceeds of this offering, together with projected cash flow from operations and borrowings under its existing credit facilities, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this offering, in the event of rapid expansion of the Company's business, or for at least 24 months following the consummation of this offering, in the event of more moderate expansion of the Company's business. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient (due to unanticipated expenses, lower than anticipated sales or profit margins or otherwise), the Company may be required to seek additional financing or curtail its growth activities. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all.

   Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                               DIVIDEND POLICY

   The Company has not paid any cash dividends on its Common Stock since inception. The Company intends to retain all future earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon a number of factors, including future earnings, results of operations, capital requirements, the Company's financial condition and any restrictions under credit agreements existing from time to time, as well as such other factors as the Board of Directors may deem relevant. No assurance can be given that the Company will pay any dividends in the future.

                                   DILUTION

   The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.


   At March 31, 1996, the net tangible book value of the Company was $4,394,980 or $1.49 per share. After giving effect to the sale of the 1,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7.75 per share (less underwriting discounts and commissions and estimated expenses of this offering), and assuming the conversion of the outstanding shares of Series B Preferred Stock and the redemption of the outstanding 10% Debentures, the pro forma net tangible book value of the Company at March 31, 1996, would have been $15,006,760, or $3.28 per share. This represents an immediate increase in net tangible book value of $1.79 per share to the existing shareholders and an immediate dilution of $4.47 per share to new investors. The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

 PUBLIC OFFERING PRICE OF COMMON STOCK ...........             $7.75

  Net tangible book value before offering  ......    $1.49
  Increase attributable to new investors  .......     1.79
Pro forma net tangible book value after offering                3.28
                                                             --------
Total dilution to new investors .................              $4.47
                                                             ========

The following table sets forth, at March 31, 1996 with respect to the Company's existing shareholders and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share of Common Stock, based upon an assumed initial public offering price of $7.75.

                              SHARES PURCHASED             TOTAL CONSIDERATION
                              --------------------- ----------------------------     AVERAGE PRICE
                              NUMBER       PERCENT         AMOUNT        PERCENT       PER SHARE
                       ---------------- ----------  ---------------     --------    ----------------
Existing Shareholders       2,954,653(1)      64.6%       $1,710,922(3)    12.0%          $0.58
                                                                                    ================
New Investors ........      1,600,000         35.0%       12,400,000       86.9%          $7.75
                        ---------------- ----------  --------------- ----------     ================
  Total ..............      4,575,697(1)(2)  100.0%      $14,265,922(4)   100.0%
                        ================  ==========   ===============  ========

- -----------------------------------------------------------------------------
(1) Does not include (i) 240,000 shares of Common Stock reserved for issuance upon exercise of the Underwriters' over-allotment option, (ii) 160,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants, (iii) an aggregate of 406,448 shares of Common Stock reserved for issuance upon the exercise of outstanding options under the Company's Employee Stock Option and Incentive Plan (the
    "Employee Stock Option Plan") and Directors' Stock Option Plan (the "Directors' Plan") (collectively, the "Plans"), (iv) an aggregate of 193,552 shares of Common Stock reserved for issuance upon exercise of options available for future grant and future grants of restricted stock awards under the Plans, (v) 98,138 shares of Common Stock reserved for issuance upon exercise of outstanding options ("Sales Representative Options") granted to certain sales representatives of the Company, (vi) 9,000 shares of Common Stock reserved for issuance upon exercise of outstanding options (the "License Options") issued in connection with certain license agreements, (vii) 8,309 shares of Common Stock reserved for issuance upon exercise of outstanding warrants (the "Series A Warrants") issued in connection with the issuance of the Series A
    Preferred Stock, $.01 par value (the "Series A Preferred Stock"), of the Company, (viii) 2,250 shares of Common Stock reserved for issuance upon exercise of outstanding warrants (the "Series C Warrants") issued in connection with the issuance of the Series C Preferred Stock, $.01 par value (the "Series C Preferred Stock"), of the Company, (ix) 3,810 shares of Common Stock reserved for issuance upon exercise of outstanding warrants (the "Reid Warrants") issued in connection with the purchase by the Company of certain software, (x) 457 shares of Common Stock reserved for issuance upon exercise of warrants (the "ACBI Warrants") issuable upon consummation of this offering, (xi) 35,470 shares of Common Stock reserved for issuance upon conversion of the 10% Debentures assuming a conversion rate of $7.33 per share, (xii) 30,505 shares of Common Stock reserved for issuance upon exercise of outstanding warrants (the
    "Debenture Warrants") issued in connection with the issuance of the Company's outstanding 8% Debentures, (xiii) 17,576 shares of Common Stock reserved for issuance upon conversion of the outstanding shares of Series
    A Preferred Stock and (xiv) 20,000 shares of Common Stock reserved for issuance upon exercise of outstanding options (the "Kearney Options") granted to a director of the Company. Assumes the redemption of the Company's outstanding shares of Series C Preferred Stock. See "Management--Stock Option Plans," "Certain Transactions," "Description of Securities" and "Underwriting."

(2) Includes 13,548 shares of Common Stock issuable upon consummation of this offering pursuant to the automatic conversion of the outstanding shares of Series B Preferred Stock, $.01 par value (the "Series B Preferred Stock"), of the Company and 7,496 shares of Common Stock issued upon conversion of $50,000 in principal amount of the 10% Debentures converted in April 1996 at the conversion rate of $6.67 per share.

(3) See "Certain Transactions."

(4) Includes $105,000 for the liquidation value of the outstanding shares of Series B Preferred Stock which automatically convert into 13,548 shares of Common Stock upon consummation of this offering and $50,000 for the principal amount of the 10% Debentures that were converted in April 1996 into 7,496 shares of Common Stock at a conversion rate of $6.67 per share.

The above table assumes no exercise of the Underwriters' over-allotment option. If such option is exercised in full, the new investors will have paid $14,260,000 for 1,840,000 shares of Common Stock, representing 88.4 percent of the total consideration, for 38.2 percent of the total number of shares of Common Stock outstanding.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company at March 31, 1996, and as adjusted to give effect to the issuance and sale of the 1,600,000 shares of Common Stock offered hereby at an assumed offering price of $7.75 per share and the application of the net proceeds therefrom.

                                                                                        MARCH 31, 1996
                                                                                -----------------------------
                                                                                    ACTUAL       AS ADJUSTED
                                                                                ------------- --------------
Short-term debt ..............................................................    $3,020,284     $ 2,762,706
                                                                                =============  ==============
Long-term debt, less current portion .........................................    $1,698,493     $    21,225
                                                                                ------------- --------------

Mandatorily redeemable preferred stock:
  Series A preferred stock, $.01 par value; liquidation value $136,220;
    13,622 shares authorized, issued and outstanding; and no shares issued and
    outstanding, as adjusted(1) ..............................................       136,220          --

  Series C preferred stock, $.01 par value; liquidation value $50,000; 5,000 shares authorized, issued and outstanding; and no shares issued and
    outstanding, as adjusted(1) ..............................................        50,000          --

Nonredeemable preferred stock:
  Series B preferred stock, $.01 par value; liquidation value $105,000;
    20,000 shares authorized; 10,500 shares issued and outstanding; and
    no shares issued and outstanding, as adjusted(2) .........................       105,000          --
Common shareholders' equity:

  Common Stock, $.01 par value; 15,000,000 shares authorized; 2,954,653 shares issued and outstanding(3); and 4,575,697 shares issued and
    outstanding, as adjusted(3)(4) ...........................................        29,546          45,757
  Additional paid-in capital .................................................     1,681,376      12,568,165
  Retained earnings ..........................................................     2,476,780       2,476,780
                                                                                ------------- --------------
  Total common shareholders' equity ..........................................     4,187,702      15,090,702
                                                                                ------------- --------------
   Total capitalization and short-term debt ..................................    $9,197,699     $17,874,633
                                                                                =============  ==============

- --------
(1) As adjusted assumes the redemption of the outstanding shares of Series A Preferred Stock and Series C Preferred Stock. See "Description of Securities--Preferred Stock."
(2) As adjusted reflects the automatic conversion of the outstanding shares of Series B Preferred Stock into shares of Common Stock upon the consummation of this offering. See "Description of Securities--Preferred Stock."
(3) Does not include (i) 240,000 shares of Common Stock reserved for issuance upon exercise of the Underwriters' over-allotment option, (ii) 160,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants, (iii) an aggregate of 406,448 shares of Common Stock reserved for issuance upon the exercise of outstanding options under the Plans, (iv) an aggregate of 193,552 shares of Common Stock reserved for issuance upon exercise of options available for future grant and future grants of restricted awards under the Plans, (v) 98,138 shares of Common Stock reserved for issuance upon exercise of the Sales Representative Options, (vi) 9,000 shares of Common Stock reserved for issuance upon exercise of the License Options, (vii) 8,309 shares of Common Stock reserved for issuance upon exercise of the Series A Warrants, (viii) 2,250 shares of Common Stock reserved for issuance upon exercise of the Series C Warrants,
    (ix) 3,810 shares of Common Stock reserved for issuance upon exercise of the Reid Warrants, (x) 457 shares of Common Stock reserved for issuance upon exercise of the ACBI Warrants, (xi) 35,470 shares of Common Stock reserved for issuance upon conversion of the 10% Debentures assuming a conversion rate of $7.33 per share, (xii) 30,505 shares of Common Stock reserved for issuance upon exercise of the Debenture Warrants, (xiii) 17,576 shares of Common Stock reserved for issuance upon conversion of the outstanding shares of Series A Preferred Stock and (xiv) 20,000 shares of Common Stock reserved for issuance upon exercise of the Kearney Options. See "Management--Stock Option Plans," "Certain Transactions," "Description of Securities" and "Underwriting."
(4) As adjusted includes 13,548 shares of Common Stock issuable upon consummation of this offering pursuant to the automatic conversion of the outstanding shares of Series B Preferred Stock and the April 1996 conversion of $50,000 of 10% Debentures into 7,496 shares of Common Stock at the conversion rate of $6.67 per share. As adjusted reflects the redemption of the outstanding shares of Series A Preferred Stock and Series C Preferred Stock upon consummation of this offering.

                           SELECTED FINANCIAL DATA


   The selected financial data set forth below has been derived from the financial statements of the Company. The financial statements as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, and such financial statements and the report thereon are included in this Prospectus. The financial statements as of December 31, 1991, 1992 and 1993 and for the two years ended 1992 have also been audited by Deloitte & Touche LLP and are not included herein. The financial statements as of March 31, 1995 and 1996 and for the three months then ended are unaudited. However, in the opinion of management, all adjustments of a normal recurring nature which are necessary to present a fair statement of the results for the interim periods have been made. The unaudited results of operations for the interim periods are not necessarily indicative of the results for the full year. The Company did not pay any dividends on the Common Stock during any of the periods covered by the selected financial data set forth below.


   The selected financial information set forth below should be read in conjunction with the financial statements appearing elsewhere in this Prospectus, including the notes thereto.


                                                                                                               THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                                     MARCH 31,
                              ---------------------------------------------------------------------- -----------------------------
                                   1991           1992           1993           1994            1995          1995           1996
                              ------------- -------------  ------------- ------------- ------------- -----------------   ---------
                                                                                                               (UNAUDITED)
STATEMENT OF
 OPERATIONS DATA:
Net sales ..................    $2,424,056     $3,722,478     $4,675,505     $5,355,804      $9,118,075     $1,688,481  $3,423,629
Cost of goods sold .........       556,135        941,528      1,360,025      1,586,633       2,995,955        445,585   1,267,332
Gross profit ...............     1,867,921      2,780,950      3,315,480      3,769,171       6,122,120      1,242,896   2,156,297
Operating expenses:
 Sales and marketing .......       721,109      1,101,678      1,405,043      1,500,514       2,326,286        494,337     837,209
 General and administrative        327,972        589,369        594,645        750,669       1,033,319        240,038     273,276
  Research and
   development .............       183,896        258,738        488,029        597,812         722,118        187,670     161,054
 Royalties .................        --             3,189         11,686         14,767         210,127         20,485      144,196
 Depreciation and
   amortization ............        91,001         89,456        142,481        224,624         350,612         71,086     116,075
Total operating expenses  ..     1,323,978      2,042,430      2,641,884      3,088,386       4,642,462      1,013,616   1,531,810
Income from operations  ....       543,943        738,520        673,596        680,785       1,479,658        229,280     624,487
Other income (expense):
  Interest income
   (expense), net ..........      (102,842)       (95,274)      (137,448)      (158,288)       (273,110)       (41,584)   (104,109)
  Income from sub-license
   agreement, net ..........        --            --            --            --                170,534         --           --

  Equity in net loss of
   unconsolidated subsidiary        --            --            --            --                (22,361)        --         (18,000)
Income before provision for
  income taxes .............       441,101        643,246        536,148        522,497       1,354,721        187,696     502,378
Provision for
  income taxes .............       135,000        225,586        182,709        176,369         527,793         71,325     190,903
Net income .................       306,101        417,660        353,439        346,128         826,928        116,371     311,475
Preferred stock dividends  .        --            --             8,194         19,298          22,798          4,824         5,824
 Net income available to
  common shareholders ......       306,101        417,660        345,245        326,830         804,130        111,547     305,651
 Net income per
  common and common
  equivalent share .........    $     0.11     $     0.15     $     0.12     $     0.11      $     0.27(1)  $     0.04    $ 0.10(1)



                                                                                                                     AS OF
                                                                 AS OF DECEMBER 31,                                MARCH 31,
                                     -------------------------------------------------------------------------  -------------
                                          1991           1992           1993           1994            1995           1996
                                     ------------- -------------  ------------- ------------- -------------     -------------
                                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Total current assets ..............    $2,660,263     $4,029,368     $4,128,169     $4,781,430     $ 8,411,133    $ 8,727,985
Total assets ......................     2,955,958      4,423,050      5,035,368      6,296,745      10,620,750     11,674,597
Total current liabilities .........     1,612,792      1,926,356      1,940,097      1,896,488       4,476,374      5,283,382
Total liabilities .................     1,630,792      2,485,352      2,509,605      3,210,993       6,452,479      7,195,675
Total preferred stock .............        --            --           241,220        241,220         291,220        291,220
Total common shareholders' equity..     1,325,166      1,937,698      2,284,543      2,844,532       3,877,051      4,187,702



(1) The Company expects to use a portion of the proceeds from this offering to repay certain outstanding debt and redeem certain outstanding shares of preferred stock. Earnings per share, adjusted for the effect of the expected repayment as if the transaction had occurred at the beginning of each period, would have been $.28 for the year ended December 31, 1995 and $.10 for the three months ended March 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   The Company develops, manufactures, markets and sells orthopaedic implant devices and related surgical instrumentation to hospitals and physicians. Sales of hip implant products historically accounted for most of the Company's revenues and profits; however, since 1995, sales of knee implant products have accounted for an increasing portion of its revenues and profits. The Company anticipates that sales of knee implant products from which the Company derives larger profit margins than those derived from its sale of hip implant products will continue to account for an increasing portion of its revenues and profits. However, there can be no assurance that sales of knee implant products will continue to increase or that the Company's profit margins will not be materially adversely affected as a result of increased price competition or otherwise. Furthermore, the Company anticipates that overall profit margins in the hip implant market may decline as a result of increasing price competition.

   The following table sets forth for the periods indicated information with respect to the number of units of the Company's products sold and the dollar amount and percentages of revenues derived from such sales (dollars in thousands):


                                                YEAR ENDED DECEMBER 31,
                                  ----------------------------------------------------------------------     THREE MONTHS ENDED
                                          1993                    1994                      1995                MARCH 31, 1996
                                  ---------------------   ----------------------   ---------------------   -----------------------
                                  UNITS    $        %     UNITS     $       %      UNITS     $        %    UNITS      $         %
                                  -----   -----    ----   -----   -----    ----   ------   -----    ----   -----   -------    ----
HIP PRODUCTS:
CEMENTED HIP IMPLANTS ........    2,868   2,277    48.7   3,422   2,554    47.7    3,777   2,567    28.2   1,134     556.4    16.3
POROUS COATED HIP IMPLANTS  ..    5,762   1,933    41.3   5,614   1,988    37.1    5,751   1,931    21.2   1,393     551.9    16.1
BIPOLAR PROSTHESIS ...........      720     349     7.5     814     394     7.4      846     460     5.0     181     101.1     3.0
                                  -----   -----    ----   -----   -----    ----   ------   -----    ----   -----   -------    ----
 TOTAL HIP PRODUCTS ..........    9,350   4,559    97.5   9,850   4,936    92.2   10,374   4,958    54.4   2,708   1,209.4    35.3
KNEE PRODUCTS:
CEMENTED CRUCIATE SPARING
  KNEE IMPLANTS ..............        2       1     --      302     264     4.9    3,207   1,930    21.2   2,232   1,012.9    29.6
CEMENTED POSTERIOR STABILIZED
  KNEE IMPLANTS ..............      --       --     --      --      --      --     1,233     550     6.0     870     409.4    12.0
POROUS COATED KNEE IMPLANTS...      --       --     --      --      --      --       571     989    10.8     368     477.9    14.0
                                  -----   -----    ----   -----   -----    ----   ------   -----    ----   -----   -------    ----
  TOTAL KNEE PRODUCTS ........        2       1     --      302     264     4.9    5,011   3,469    38.0   3,470   1,900.2    55.5
INSTRUMENT SALES AND RENTAL...               81     1.7             122     2.3              644     7.1             299.3     8.7
MISCELLANEOUS ................               34      .8              34      .6               47      .5              14.7     0.4
                                          -----    ----           -----    ----            -----    ----           -------    ----
  TOTAL ......................            4,675   100.0           5,356   100.0            9,118   100.0           3,423.6   100.0
                                          =====   =====           =====   =====            =====   =====           =======   =====


RESULTS OF OPERATIONS


QUARTER ENDED MARCH 31, 1996 COMPARED TO QUARTER ENDED MARCH 31, 1995


   Net sales increased by $1,735,148, or 102.8%, to $3,423,629 in the quarter ended March 31, 1996 from $1,688,481 in the quarter ended March 31, 1995. The increase in net sales resulted primarily from increased unit volume of the Company's knee implant products and increased sales of knee instrument sets to sales agents and distributors. Sales of knee implant products increased by 961% on a unit basis and by 521% on a dollar basis from the quarter ended
March 31, 1995 to the quarter ended March 31, 1996, as a result of the commencement of full-scale marketing of the Optetrak/registered trademark/ knee system. Knee system instrument sales and rentals increased to approximately $264,000 in the quarter ended March 31, 1996 from $5,400 in the quarter ended March 31, 1995. Sales of hip implant products decreased by 1.2% on a unit basis and 9.6% on a dollar basis from the quarter ended March 31, 1995 to the quarter ended March 31, 1996. Sales of the MCS/registered trademark/ porous coated hip products decreased by 5.8% on a unit basis and increased by 11.0% on a dollar basis. Sales of cemented hip implant products increased by 7.2% on a unit basis and decreased by 23.7% on a dollar basis. Sales of the Opteon/registered trademark/ medium demand cemented stem increased by 6.7% on a unit basis and decreased by 7.4% on a dollar basis. Sales of the high demand cemented stem decreased by 42.1% on a unit basis and 42.8% on a dollar basis. The list price for the Opteon/registered trademark/ stem is $999 and the list price for the high demand cemented stem is $1,695. Therefore, the average selling price of total cemented hip implants declined.


   Gross profit increased by $913,401, or 73.5%, to $2,156,297 in the quarter ended March 31, 1996 from $1,242,896 in the quarter ended March 31, 1995. As a percentage of sales, gross profit decreased to 63.0% in the quarter ended March 31, 1996 from 73.6% in the quarter ended March 31, 1995. The decrease was primarily the result of an increased mix of international sales, instrument sales and Opteon/registered trademark/ stem sales at lower margins.

   Total operating expenses increased by $518,194, or 51.1%, to $1,531,810 in the quarter ended March 31, 1996 from $1,013,616 in the quarter ended March 31, 1995. Sales and marketing expense, the largest component of total operating expenses, increased by $342,872, or 69.4%, to $837,209 in the quarter ended March 31, 1996 from $494,337 in the quarter ended March 31, 1995. Sales and marketing expenses declined as a percentage of sales to 24.5% in the quarter ended March 31, 1996 from 29.3% in the quarter ended March 31, 1995. The Company's sales and marketing expenses are largely variable costs based on sales levels, with the largest component being commissions. The remaining fixed component of these expenses was spread over a larger sales volume in the quarter ended March 31, 1996, resulting in sales and marketing expenses constituting a lower percentage of sales.

   General and administrative expenses increased by $33,238, or 13.8%, to $273,276 in the quarter ended March 31, 1996 from $240,038 in the quarter ended March 31, 1995. Total general and administrative expenses increased primarily as a result of additional administrative expenses associated with the expansion of the Company. As a percentage of sales, general and administrative expenses decreased to 8.0% in the quarter ended March 31, 1996 from 14.2% in the quarter ended March 31, 1995.

   Research and development expenses decreased by $26,616, or 14.2%, to $161,054 in the quarter ended March 31, 1996 from $187,670 in the quarter ended March 31, 1995, primarily as a result of completion of development of the primary knee product line and instruments. The Company expects actual research and development expenses to increase for the full year of 1996 as compared to 1995, due to development expenses associated with the revision knee and new hip and shoulder systems. Research and development expenses were 4.7% and 11.1% of sales in the quarters ended March 31, 1996 and 1995, respectively.

   Depreciation and amortization increased to $116,075 in the quarter ended March 31, 1996 from $71,086 in the quarter ended March 31, 1995, as a result of the addition of fixed assets.

   Royalty expenses increased by $123,711, or 603.9%, to $144,196 in the quarter ended March 31, 1996 from $20,485 in the quarter ended March 31, 1995, primarily as a result of growth in sales of knee implant products. As a percentage of sales, royalty expenses were 4.2% and 1.2% in the quarters ended March 31, 1996 and 1995, respectively.

   The Company's income from operations increased by $395,207, or 172.4%, to $624,487 in the quarter ended March 31, 1996 from $229,280 in the quarter ended March 31, 1995. The increase was primarily attributable to the increase in sales and gross profits, partially offset by the increase in operating expenses.

   Interest expense (net) increased to $104,109 in the quarter ended March 31, 1996 from $41,584 in the quarter ended March 31, 1995, as outstanding indebtedness increased. The outstanding principal balance of the Company's debt averaged approximately $2,035,000 and $4,347,000 during the quarters ended March 31, 1995 and 1996, respectively. The weighted average interest rate on such debt was 8.77% and 9.86% for the quarters ended March 31, 1995 and 1996, respectively.

   In July 1995, the Company purchased a 50% interest in Techmed S.p.A. ("Techmed"), its Italian distributor. The investment is accounted for by the equity method. Included in other expense in the quarter ended March 31, 1996 is equity in the net loss of such subsidiary in the amount of $18,000.

   Income before provision for income taxes increased by $314,682, or 167.7%, to $502,378 in the quarter ended March 31, 1996 from $187,696 in the quarter ended March 31, 1995. The provision for income taxes was $190,903 in the quarter ended March 31, 1996 compared to $71,325 in the quarter ended March 31, 1995. The increase resulted from the increase in income before provision for income taxes.

   As a result, the Company had net income of $311,475 in the quarter ended March 31, 1996 compared to $116,371 in the quarter ended March 31, 1995, a 167.7% increase.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


   Net sales increased by $3,762,271, or 70.2%, to $9,118,075 in 1995 from
$5,355,804 in 1994. The increase in net sales resulted primarily from increased unit volume of the Company's knee implant products. Sales of cemented hip implant products increased by 10.4% on a unit basis and by 0.5% on a dollar basis from 1994 to 1995. Cemented hip implants increased on a unit basis largely due to increased sales of the Opteon(Registered Trademark) moderate demand femoral stem. While overall unit volume of cemented implants increased, the Opteon(Registered Trademark) stem was substituted by some customers for the Company's high demand cemented stem. The list price for the Opteon/registered trademark/ stem is $999 and the list price for the high demand cemented stem is $1,695. Therefore, the average price of total cemented hip implant sales declined. The Company expects that this shift in product mix will continue in the future but at a somewhat slower rate. Sales of porous coated hip implants increased by 2.4% on a unit basis and decreased by 2.9% on a dollar basis. Unit sales of porous coated hip implants increased as the Company reduced prices to penetrate the U.S. and international markets more effectively. The price reductions typically were granted in response to competitive quotes. Porous coated hip implant products continue to provide one of the highest gross profit margins of the Company's products. Sales of instruments and revenue from rental charges for instruments are included in net sales and also increased from 1994 to 1995.


   Gross profit increased by $2,352,949, or 62.4%, to $6,122,120 in 1995 from $3,769,171 in 1994. As a percentage of sales, gross profit decreased to 67.1% in 1995 from 70.4% in 1994. The decrease was primarily due to the increased proportional sales of cemented hip implants, which have a lower gross profit margin, and a corresponding decrease in sales of porous coated hip products, which have a higher gross profit margin. The decrease was also due to decreased selling prices of porous coated implant products and increased international sales. International sales are typically at lower gross profit margins. However, the Company does not incur commission expense on such sales. The decrease in gross profits from sales of hip implants was partially offset by increased sales of knee implants, from which the Company typically realizes higher gross profit margins.

   Total operating expenses increased by $1,554,076, or 50.3%, to $4,642,462 in 1995 from $3,088,386 in 1994. Sales and marketing expenses, the largest component of total operating expenses, increased by $825,772, or 55.0%, to $2,326,286 in 1995 from $1,500,514 in 1994. Sales and marketing expenses declined as a percentage of sales to 25.5% in 1995 from 28.0% in 1994. The Company's sales and marketing expenses are largely variable costs based on sales levels, with the largest component being commissions. The remaining fixed component of these expenses was spread over a larger sales volume in 1995, resulting in sales and marketing expenses constituting a lower percentage of sales.

   General and administrative expenses increased by $282,650, or 37.7%, to $1,033,319 in 1995 from $750,669 in 1994. Total general and administrative expenses increased primarily as a result of the hiring of additional staff and increases in administrative expenses associated with the expansion of the Company. As a percentage of sales, general and administrative expenses decreased to 11.3% in 1995 from 14.0% in 1994.

   Research and development expenses increased by $124,306, or 20.8%, to $722,118 in 1995 from $597,812 in 1994, primarily as a result of an increase in project expenses and the addition of a designer-draftsman to support the expanded number of hip and knee development programs. Research and development expenses were 7.9% and 11.2% of sales for 1995 and 1994, respectively.


   Depreciation and amortization increased to $350,612 in 1995 from $224,624 in 1994, as a result of the addition of fixed assets.

   Royalty expenses increased by $195,360, or 1,323.9%, to $210,127 in 1995 from $14,767 in 1994 primarily as a result of sales of knee implant products. In 1995, the Company accrued royalty expenses of $89,274 in connection with the license agreement with the Hospital for Special Surgery and $108,853 in connection with consulting agreements. As a percentage of sales, royalty expenses were 2.3% and 0.3% in 1995 and 1994, respectively.

   The Company's income from operations increased by $798,873, or 117.3%, to $1,479,658 in 1995 from $680,785 in 1994. The increase was attributable to the increase in sales and gross profits, partially offset by the increase in operating expenses.


   Interest expense, net increased to $273,110 in 1995 from $158,288 in 1994 as outstanding indebtedness increased from 1994 to 1995. The outstanding principal balance of the Company's debt averaged approximately $2,059,000 and $2,900,000 during 1994 and 1995, respectively. The weighted average interest rate on such debt was 8.25% and 9.87% for 1994 and 1995, respectively.


   The Company entered into a sublicense agreement (the "Sublicense Agreement") with Sofamor Danek Properties, Inc. ("SDP") pursuant to which the Company received a $250,000 license fee in 1995. The Company realized income of $170,534 in 1995 from the Sublicense Agreement, representing the $250,000 license fee net of expenses incurred under the license agreement pursuant to which the Company obtained the rights to the sublicensed technology.


   In July 1995, the Company purchased a 50% interest in Techmed, its Italian distributor. The investment is accounted for by the equity method. Included in other expense in 1995 is equity in the net loss of such subsidiary in the amount of $22,361.


   Income before provision for income taxes increased by $832,224, or 159.3%, to $1,354,721 in 1995 from $522,497 in 1994. The provision for income taxes was $527,793 in 1995 compared to $176,369 in 1994. The increase resulted from the increase in income before provision for income taxes and an increase in the tax rate to 39.0% in 1995 compared to 33.8% in 1994. As a result, the Company had net income of $826,928 in 1995 compared to $346,128 in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

   Net sales increased by $680,299, or 14.6%, to $5,355,804 in 1994 from $4,675,505 in 1993. The increase in net sales resulted from increased unit volume of the Company's porous coated hip implant products, its cemented hip implant products led by the Opteon/registered trademark/ forged, cobalt chrome, moderate demand femoral stem and limited sales of its knee implant system to design team surgeons. Sales of instruments and revenue from rental charges for instruments which are included in net sales also increased from 1993 to 1994.

   Gross profit increased by $453,691, or 13.7%, to $3,769,171 in 1994 from $3,315,480 in 1993. As a percentage of sales, gross profit decreased slightly to 70.4% in 1994 from 70.9% in 1993. The Company has offered some discounted prices in response to competitive conditions in the United States arising from discounting of prices by its competitors.

   Total operating expenses increased by $446,502, or 16.9%, to $3,088,386 in 1994 from $2,641,884 in 1993. As a percentage of sales, total operating expenses increased to 57.7% in 1994 from 56.5% in 1993.

Sales and marketing expenses, the largest component of total operating expenses, increased by $95,471, or 6.8%, to $1,500,514 in 1994 from $1,405,043 in 1993. Sales and marketing expenses declined as a percentage of sales to 28.0% in 1994 from 30.1% in 1993. The Company's sales and marketing expenses are largely variable costs with the largest component being commissions. The remaining fixed component of these expenses was spread over a larger sales volume in 1994, as a result of which sales and marketing expenses constituted a lower percentage of sales.

   General and administrative expenses increased by $156,024, or 26.2%, to $750,669 in 1994 from $594,645 in 1993. Total general and administrative expenses increased as a result of the hiring of additional staff, including a regulatory affairs employee hired in 1994, and increases in administrative expenses associated with the expansion of the Company. As a percentage of sales, general and administrative expenses increased to 14.0% in 1994 from 12.7% in 1993.

   Research and development expenses increased by $109,783, or 22.5%, to $597,812 in 1994 from $488,029 in 1993, primarily as a result of the hiring of additional staff and the project expenses associated with the development of new products. Research and development expenses were 11.2% and 10.4% of sales in 1994 and 1993, respectively.

   Depreciation and amortization increased to $224,624, or 4.2% of sales, in 1994 from $142,481, or 3.0% of sales, in 1993, as a result of the addition of fixed assets associated with the manufacture of the knee implant system.

   Royalty expenses increased by $3,081, or 26.4%, to $14,767 in 1994 from $11,686 in 1993.

   The Company's income from operations increased slightly by $7,189, or 1.1%, to $680,785 in 1994 compared to $673,596 in 1993. The increase was attributable to the increase in sales and gross profits previously described, offset by the increase in operating expenses.


   Interest expense, net increased slightly to $158,288 in 1994 compared to $137,448 in 1993 as interest rates increased over the period. The outstanding principal balance of the Company's debt averaged approximately $2,030,000 and $2,059,000 during 1993 and 1994, respectively. The weighted average interest rate on such debt was 7.33% and 8.25% for 1993 and 1994, respectively.


   Income before provision for income taxes decreased $13,651, or 2.5%, to $522,497 in 1994 from $536,148 in 1993. The provision for income taxes was $176,369 in 1994 compared to $182,709 in 1993 due to the decrease in income before provision for income taxes.

   As a result, the Company had net income of $346,128 in 1994 compared to $353,439 in 1993.

LIQUIDITY AND CAPITAL RESOURCES


   At March 31, 1996, the Company had working capital of $3,444,603 compared to $3,934,759 at December 31, 1995. Since inception, the Company has financed its operations primarily through borrowings, the sale of equity securities and cash flow from operations.


   The Company has entered into a loan agreement with the Lender which provides for a term loan in the amount of $1,250,000 and a $3,000,000 line of credit. At March 31, 1996, $1,084,799 was outstanding under the term loan and $2,488,259 was outstanding under the line of credit. The term loan bears interest at a variable rate equal to the 30-day commercial paper rate plus 3.05% per annum (8.5% at March 31, 1996), is payable in monthly installments of principal and interest and is due in August 1999. The line of credit bears interest at a variable rate equal to the 30-day commercial paper rate plus 2.65% per annum (8.1% at March 31, 1996) and expires in June 1996. Borrowings under the line of credit are available to the extent of 80% of eligible receivables plus 50% of eligible inventory. At March 31, 1996, $365,211 was available for borrowing under the line of credit. Assuming a public offering price of $7.75, the Company intends to use a portion of the net proceeds of this offering to repay the term loan in full.

In addition, the Company may determine to use a portion of the net proceeds allocated to working capital to repay the outstanding balance under the line of credit. If the initial public offering price is less than $7.75, the Company intends to reduce the amount to be repaid under the term loan.

   Substantially all of the Company's assets are pledged to the Lender as collateral. The Company's loan agreements with the Lender limit or prohibit the Company from merging or consolidating with another corporation, selling all or substantially all of its assets, purchasing all or substantially all of the assets of another entity, permitting or causing any material change in its controlling ownership or controlling senior management or operating in any material business other than its existing business. William Petty and Betty Petty, executive officers and principal shareholders of the Company, have guaranteed the repayment of the Company's obligations under the loan agreement with the Lender. It is not anticipated that such persons will provide personal guarantees of the Company's obligations following consummation of this offering.


   The Company also has a term loan with a bank secured by certain of the Company's real property. At March 31, 1996, $90,047 was outstanding under the term loan. The term loan bears interest at the prime rate plus 1% per annum and is payable in monthly installments of principal and interest through September 1999. The Company intends to use a portion of the net proceeds of this offering to repay this term loan in full.

   The Company has issued an aggregate of $500,000 in principal amount of its 8% Debentures to Michael M. Kearney, a shareholder of the Company, and R. Wynn Kearney, a director and shareholder of the Company, of which $450,000 were outstanding at December 31, 1995. Interest on the 8% Debentures accrues at the rate of 8% per annum and is payable quarterly. The Company may redeem the 8% Debentures in full, at its option, upon the consummation of this offering, at a redemption price equal to the outstanding principal amount thereof. In connection with the issuance of the 8% Debentures, the Company issued to the holders thereof the Debenture Warrants to purchase a number of shares of Common Stock equal to two-thirds of 1% of the number of shares of the Common Stock outstanding upon consummation of this offering, at an exercise price per share equal to 75% of the initial public offering price of the Common Stock. The Debenture Warrants are exercisable during the three-year period commencing on the date of consummation of this offering. The Company intends to use a portion of the net proceeds of this offering to redeem the 8% Debentures in full. In addition, in April and May 1995, the Company issued an aggregate of $310,000 in principal amount of its 10% Debentures, of which $100,000 was issued to Alan Chervitz, a shareholder of the Company. The 10% Debentures are payable in full three years from the date of issuance thereof. Interest on the 10% Debentures accrues at the rate of 10% per annum and is payable quarterly. The 10% Debentures are redeemable, in full, at the option of the holders thereof, upon the consummation of this offering and for six months thereafter, at a redemption price equal to the outstanding principal amount thereof. The 10% Debentures are also convertible, at the option of the holders thereof, during the period from the date of the issuance thereof until the end of the sixth month following the consummation of this offering and at the maturity thereof, into shares of Common Stock at a conversion rate per share equal to the lower of (i) the initial public offering price of the Common Stock or (ii) (a) $6.67, if such conversion occurs during the first year following the date of issuance, (b) $7.33, if such conversion occurs during the second year following the date of issuance and (c) $8.67, if such conversion occurs during the third year following the date of issuance. In April 1996, the holders of $50,000 of 10% Debentures elected to convert such debentures into shares of Common Stock.

   The Company had net cash provided by operating activities of $324,421 in the quarter ended March 31, 1996 compared to net cash used in operating activities of $543,923 in the quarter ended March 31, 1995. The primary reasons for the change were the increase in sales of the Company's implant products and the related decrease in inventory levels in the amount of approximately $319,000. Net cash used in investing activities was $853,910 and $49,150 in the quarters ended March 31, 1996 and 1995, respectively, representing the purchase of knee system instrumentation in the amount of approximately $827,000. Net cash provided by financing activities was $543,434 and $357,279 in the quarters ended March 31, 1996 and 1995, respectively. At March 31, 1996, the Company had cash and cash equivalents of $215,924 compared to $31,622 at March 31, 1995.

   The Company used net cash in operating activities of $956,834 in 1995 compared to net cash provided by operating activities of $714,001 in 1994, primarily as a result of increased accounts receivable and inventories. The primary reasons for the increase in accounts receivables were an overall increase in the Company's sales, especially an increase in foreign sales. The Company offers its domestic customers 30 day terms, while it offers its foreign customers 60 to 90 day terms. The primary reason for the increase in inventory was the commencement of full-scale marketing of the Company's Optetrak/registered trademark/ knee system. Net cash used in investing activities was $974,772 and $934,173 in 1995 and 1994, respectively, representing primarily the purchase of instruments, property and equipment and an investment in Techmed, an unconsolidated subsidiary. Net cash provided by financing activities was $1,866,169 and $315,100 in 1995 and 1994, respectively. At December 31, 1995, the Company had cash and cash equivalents of $201,979 compared to $267,416 at December 31, 1994.

   The Company had net cash provided by operating activities of $714,001 in 1994 compared to net cash used in operating activities of $4,402 in 1993. The primary reason for the increase was a reduction in the increase in inventory and a substantial increase in accounts payable. Net cash used in investing activities was $934,173 and $383,188 in 1994 and 1993, respectively, representing primarily the purchase of instruments, property and equipment. Net cash provided by financing activities was $315,100 in 1994 compared to net cash used in financing activities of $14,256 in 1993 as the Company issued stock and received funds under the term loan with the Lender. At December 31, 1994, the Company had cash and cash equivalents of $267,416 compared to $172,488 at December 31, 1993.

   The Company's principal working capital requirements have been for the purchase and maintenance of inventory, research and development and the extension of credit to customers. The Company's accounts receivable, less allowances for doubtful accounts, were $2,047,801 at March 31, 1996, $1,802,129, at December 31, 1995, and $694,284 at December 31, 1994. The
Company's accounts receivable are primarily due from hospitals. At March 31, 1996, the Company had an allowance for doubtful accounts, which the Company believes is currently adequate for the size and nature of its receivables. Nevertheless, delays in collection or uncollectibility of accounts receivable could have an adverse impact on the Company's liquidity and working capital position and could require the Company to increase its allowance for doubtful accounts.


   The Company's capital expenditures have typically been for the purchase of tooling and equipment and instruments utilized in joint reconstructive surgery.

   The Company believes that funds from operations and financing activities, borrowings under its existing credit facilities and the net proceeds from this offering will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this offering, in the event of rapid expansion of the Company's business, or for at least 24 months following the consummation of this offering, in the event of more moderate expansion of its business.

   The foregoing Management's Discussion and Analysis contains various "forward looking statements" within the meaning of Section 27A of the Securities Act which represent the Company's expectations or beliefs concerning future events, including, but not limited to, statements regarding growth in sales of the Company's products, profit margins and the sufficiency of the Company's cash flow for its future liquidity and capital resource needs. These forward looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. These factors include, without limitation, the effect of competitive pricing, the Company's dependence on the ability of its third-party manufacturers to produce components on a basis which is cost-effective to the Company, market acceptance of the Company's products and the effects of governmental regulation. Results actually achieved may differ materially from expected results included in these statements as a result of these or other factors.

                                   BUSINESS


   The Company develops, manufactures, markets and sells orthopaedic implant devices and related surgical instrumentation to hospitals and physicians in the United States and overseas. Prior to 1995, the Company's revenues were derived primarily from sales of its primary hip replacement systems. During 1995, the Company introduced Optetrak/registered trademark/, a total primary knee replacement system, which had been in development for three years. The Optetrak/registered trademark/ knee system was conceived by the Company in collaboration with members of its Scientific Advisory Board in cooperation with the Hospital for Special Surgery, an internationally known hospital for orthopaedic surgery. The Optetrak/registered trademark/ system represents a highly differentiated product based on precision manufacturing techniques and a design which reduces articular contact stress. The Optetrak/registered trademark/ system is the most modern rendition of a series of knee implants which were first introduced in 1974 and which are still being marketed by certain of the Company's competitors. The Company has entered into an agreement with the Hospital for Special Surgery which gives the Company a non-exclusive option with respect to future knee systems developed at the Hospital for Special Surgery. The Company anticipates the full scale marketing of its existing line of knee systems in 1996 as well as the development of a shoulder replacement program for introduction in 1998.



   According to industry sources, United States sales of orthopaedic implant products were approximately $1.6 billion in 1994, an increase of 5.6% from 1993. During 1994, sales of knee implants were approximately $818 million, an increase of 8.9% from 1993, while sales of hip implants were approximately $722 million, an increase of 1.0% from 1993. The Company estimates that there were approximately 428,000 hip and knee joint replacements in the United States in 1994 compared to approximately 345,000 in 1990. The Company expects sales of hip and knee joint replacements in foreign markets to grow more rapidly than in the United States.


   Management believes that the growth in the industry is due to the increase in the number of people over age 65, an increasingly active population, improvements in technology and increased use of implants in younger patients. According to an industry report, the United States population over 65 years of age continues to grow as a percentage of the population. Longer life spans and the continuing aging of the population increases the number of individuals whose joints will be subject to failure. Furthermore, the "baby-boomers" are approaching the age where arthritis and osteoporosis begin to affect joints, necessitating joint replacement. As this segment of the population continues to age, an increasing demand for joint replacement procedures is anticipated. Finally, the earlier generations of implanted joint replacement prostheses have begun to reach their maximum life and are beginning to fail, resulting in an increased demand for hip and knee revisions.

PRODUCTS

   The Company's orthopaedic implant products are used to replace joints which have deteriorated as a result of injury or diseases such as arthritis. Reconstructive joint surgery involves the modification of the area surrounding the affected joint and the insertion of a set of manufactured implant components to replace or augment the joint. During the surgery, the surgeon removes a portion of the bones that comprise the joint, prepares the remaining bones and surrounding tissue and then installs the implant.

   Knee implants are either total or unicompartmental. Total knee replacement systems are used to replace the entire knee joint (I.E., the patella, upper portion of the tibia and lower portion of the femur), while unicompartmental systems are used to replace one of the two compartments between the femur and the tibia. Primary knee implant systems are used to replace the natural knee joint, while knee revision systems are used to replace the components of a previously installed primary implant system that has failed. The components of revision systems are specially designed to fill bony voids created by the previous implant.

   Hip implants are either total or partial. In a total hip implant, the acetabulum is replaced with an acetabular cup. The damaged head of the patient's femur is removed and a stem is inserted into the femur on which a replacement head is mounted. This femoral head is placed into the cup of the acetabulum to recreate the ball and socket joint. In a partial hip implant, the damaged head of a patient's femur is removed and replaced with a head mounted on a stem inserted into the femur. However, the acetabulum is not replaced and the size of the head is larger and more similar to the natural femoral head. Hip implants are designed for either cemented or non-cemented applications. Cemented hip implants are installed by using bone cement to attach the components to a patient's bones, while porous coated hip implants are press-fit without cement. Porous coated implants are designed to promote growth of the patient's remaining bone tissue onto the implant. Primary hip implant systems are used to replace the natural hip joint, while hip revision systems are used to replace a previously installed primary implant system that has failed.


   KNEE PRODUCTS. The Company believes that its Optetrak/registered trademark/ knee system represents a major advance in knee implant design. The Optetrak/registered trademark/ knee system was developed in collaboration with the Hospital for Special Surgery in New York and a design team consisting of physicians and biomechanists affiliated with major medical facilities and academic institutions. The Company's Optetrak/registered trademark/ system is a modular system designed to maximize stability, to provide increased range of motion and improved patellar tracking and to reduce articular contact stress that leads to implant failure. Laboratory testing performed by the Company and clinical testing performed by the Company's design team members has demonstrated that the system produces substantially lower articular contact stress and improved patellar tracking than other comparable knee implant systems.


   The Optetrak/registered trademark/ system is a total primary knee replacement system which is available with either a cruciate ligament sparing femoral component (in both cemented and porous coated designs) or a posterior stabilized femoral component (in both cemented and porous coated designs). These femoral components are made of a cobalt chromium alloy. The system is also available with several alternative tibial components, titanium backed polyethylene tibial components with both finned keel and trapezoid keel with stem augmentation, blocks and full or half wedges, and all polyethylene tibial components, which are cruciate sparing and posterior stabilized. The stem, block and wedge augmentation allow the surgeon to rebuild the ends of the patient's bones to allow fixation of the implant system. The metal components of the Optetrak/registered trademark/ system are fully precision machined resulting in better congruence among components and material performance. The Company's patellar products are made of ultra-high molecular weight polyethylene. Because of variations in human anatomy and differing design preferences among surgeons, knee components are manufactured by the Company in a variety of sizes and configurations. Bone cement is used to affix the implants to the bone.

   The Company has designed an Optetrak/registered trademark/ total knee revision system that has received FDA clearance and is currently in production. The system includes a constrained condylar femoral component with enhanced stem and block augmentation. The constrained condylar femoral component was designed to provide greater constraint between the system components to compensate for ligaments weakened or lost due to disease or as a result of the original implant. The Company is currently proceeding with production of the components of this system and intends to commence marketing this system in the last quarter of 1996. The Company is also designing a unicompartmental knee with respect to which the Company will be required to obtain FDA approval.

   HIP PRODUCTS. The Company began marketing a hip implant system in 1987. The Company's line of hip implant products currently consists primarily of two primary total hip implant systems, its Cemented Total Hip System and its MCS/registered trademark/ Porous Coated Total Hip System, and two primary partial hip implant systems, its unipolar implant and its bipolar implant.

   All total hip implants produced by the Company consist of a cup, head and stem. Because of variations in human anatomy and differing design preferences among surgeons, hip implants are manufactured by the Company in a variety of head sizes, neck lengths, stem lengths, stem cross-sections and configurations. The Company's total hip replacement systems utilize either titanium alloy or cobalt chromium alloy femoral stem components, which can be final machined from forgings, castings or wrought metal plate depending on the design and material used. The Company's total hip replacement systems also include ultra-high molecular weight polyethylene cups with and without metal backing. The femoral heads are made of either cobalt chromium or zirconia ceramic.

   The Company's Cemented Total Hip System is intended to provide optimal treatment for patients requiring cemented hip arthroplasty (joint reconstructive surgery) by minimizing failure of the bone cement. The femoral stem utilizes a cross-sectional design to reduce stress on the bone cement used to affix the implant to the patient's remaining bone tissue. The components of the system include a high demand forged cobalt chromium femoral stem or moderate demand Opteon(Registered Trademark) forged cobalt chromium femoral stem.

   The Company's MCS/registered trademark/ Porous Coated Total Hip System was designed to minimize thigh pain and abnormal bone remodeling resulting from bone-implant stiffness mismatch. The Company's MCS/registered trademark/ Porous Coated Total Hip System was also designed to avoid unnecessary damage to the bone and its blood supply during femoral preparation. The Company also provides instrumentation that facilitates reproducible implantation of the implant. The system consists of a modular acetabular cup and cup liner, screws for supplemental fixation of the acetabular cup, a modular head and a femoral stem. All of the Company's femoral heads are designed to be used with its femoral stems, including the Ziramic/registered trademark/ (zirconia ceramic) femoral head which was designed to further reduce friction and polyethylene wear, and is also compatible with the Cemented Total Hip System. The system has been cleared by FDA for use without cement.

   The Company's partial hip products include a bipolar prosthesis and a unipolar prosthesis. The Company's bipolar prosthesis also utilizes one of the stems used in total hip replacements. The bipolar prosthesis is designed for use in more active patients and the unipolar prosthesis is designed for use in less active patients.

   The Company has also developed a new revision hip system which it intends to begin marketing upon receipt of FDA clearance.

   The Company provides its customers with the ACCUMATCH/registered trademark/ Implant Selection System, a computerized matching program that assists medical personnel in determining which of the Company's hip products is most suitable and cost-effective for a specific patient.

  OTHER COMPANY PRODUCTS

   The Company has designed and received FDA clearance to market a nonmodular shoulder implant system. The Company is currently planning the development of a modular version of a shoulder implant system for planned introduction in 1998. The Company plans to introduce both the modular and nonmodular systems to the market simultaneously.

   The Company has acquired an exclusive license for an improved surgical oscillating saw system that significantly reduces vibration, noise, and problems with control in surgery. The Company may develop this product through a separate wholly-owned subsidiary.

MARKETING AND SALES

   The Company markets its orthopaedic implant products in the United States through 29 independent agencies, that act as the Company's sales representatives, and internationally through five foreign distributors, including one distributor which is 50% owned by the Company. The customers for the Company's products consist of hospitals, surgeons and other physicians and clinics. Traditionally, the surgeon made the ultimate decision which orthopaedic implant to use. As a result of health care reform, the rapid expansion of managed care at the expense of traditional private insurance, the advent of hospital buying groups, and various bidding procedures that have been imposed at many hospitals, sales representatives may also make presentations to hospital administrators, material management personnel, purchasing agents or review committees that may influence the final decision.

   The Company generally has contractual arrangements with its independent sale agencies pursuant to which the agency is granted the exclusive right to market the Company's products in the specified territory and the agency is required to meet sales quotas to maintain its relationship with the Company. The Company's arrangements with its sales agencies typically do not preclude them from selling competitive products, although the Company believes that most of its agents do not do so. The Company typically pays its sales agencies a commission based on net sales. The Company is highly dependent on the expertise and relationships of its sales agencies with customers. The Company's sales organization, comprised of the Company's independent sales agencies, is supervised by its Vice President-Sales, who is resident at the Gainesville home office and manages all territories east of the Mississippi, and its Western Regional Sales Manager, who manages all territories west of the Mississippi River from Phoenix. The Company currently offers its products in 28 states, including Florida, New York, California, Texas, Ohio, Pennsylvania and Illinois, and has been solicited by agents who wish to represent the Company in several additional states.


   The Company provides inventories of its products to its United States sales agencies until sold or returned for their use in marketing its products and filling customer orders. As the size of the component to be used is frequently not known until surgery has commenced and because surgeons give little or no advance notice of surgery, a minimum of one size of each component in the system to be used must be available to each sales agency at the time of surgery. The Company's geographic expansion has been limited by the costs of maintaining inventories in new regions. Accordingly, the Company's expansion is materially dependent on its ability to increase its inventory to facilitate its market penetration. The Company intends to use a portion of the net proceeds of this offering to build additional inventory of the primary components of its Optetrak/registered trademark/ total primary and revision knee implant, hip implant and shoulder implant systems.

   During the years ended December 31, 1994 and 1995, one customer, Shands Hospital, accounted for approximately 11% and 10%, respectively, of the Company's sales. During the three months ended March 31, 1996, one customer, MBA Del Principado, S.A., accounted for approximately 21% of the Company's sales.

   The Company generally has contractual arrangements with its foreign distributors pursuant to which the distributor is granted the exclusive right to market the Company's products in the specified territory and the distributor is required to meet sales quotas to maintain its relationship with the Company. Foreign distributors typically purchase product inventory and instruments from the Company for their use in marketing and filling customer orders.


   In 1993, the Company commenced foreign sales through a distributor in Korea. In order to expand its global sales and marketing capabilities, in July 1995, the Company established Techmed, its Italian distributor, in which the Company has a 50% ownership interest. Under the terms of the agreement pursuant to which Techmed was established, the Company has contributed $106,195 in equity to Techmed and is obligated to fund its initial operations in an amount of up to an additional $150,000, either through convertible loans or through favorable pricing arrangements.


   The Company currently offers its products in six countries in addition to the United States: Korea, Italy, Spain, Argentina, Greece and Turkey. For the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, foreign sales accounted for $421,984, $316,115, $743,700 and
$743,184, representing approximately 9.0%, 5.9%, 8.2% and 21.7%, respectively, of the Company's sales. The Company intends to expand its sales in foreign markets in which there is increasing demand for orthopaedic implant products. In order to expand its global sales and marketing capabilities, the Company intends to further develop Techmed, and assess the attractiveness of establishing local manufacturing to serve the Italian, Spanish and other EEC markets. The Company also intends to expand its international distribution network.


MANUFACTURING AND SUPPLY

   The Company utilizes third-party vendors for the manufacture of all of its component parts, while performing product design, quality assurance and packaging internally. The Company consults with its

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

vendors in the early stages of the design process of its products. The Company believes that its strategy of using third-party vendors for manufacturing and consulting with such vendors in the design process enables it to efficiently source product requirements while affording it considerable flexibility. Because the Company is able to obtain competitive prices from a number of suitable suppliers with FDA-approved facilities, the Company believes it is able to offer high quality products at cost-effective prices. In order to control its production costs, the Company continually assesses the manufacturing capabilities and cost-effectiveness of its existing and potential vendors. The Company may in the future establish manufacturing strategic alliances to assure itself of continued low-cost production. For the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, the Company purchased approximately 73%, 66%, 68% and 71%, respectively, of its component requirements from three manufacturers. The Company does not maintain supply contracts with any of its manufacturers and purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. The Company has several alternative sources for components and does not anticipate that it will encounter problems in obtaining adequate supplies of components. Although the materials used in the manufacture of the component parts of the Company's products, including titanium and cobalt chromium, have been generally available at reasonable prices, no assurance can be given that interruptions in supplies will not occur in the future.


   The Company's assembly, packaging and quality control operation are conducted at its principal offices in Gainesville, Florida. Each component received from its vendors is examined by Company personnel prior to assembly or packaging to ensure that it meets the Company's specifications. The Company contemplates that in the future it may engage in limited manufacturing of the components of its products, consisting primarily of final machining of components. The Company may use a portion of the net proceeds of this offering allocated to working capital for the development of an architectural and engineering plan for a new facility to be used by the Company for principal executive offices, research and development laboratories and limited manufacturing.

   Certain tooling and equipment which are unique to the Company's products are supplied by the Company to its vendors. The Company intends to use a portion of the net proceeds of this offering for the purchase of additional tooling and equipment used in the manufacture of its knee, hip and shoulder implant systems.

PATENTS AND PROPRIETARY TECHNOLOGY; LICENSE AND CONSULTING AGREEMENTS

   The Company holds United States patents covering one of its femoral stem components and its bipolar partial hip implant system and certain surgical instrumentation, has patent applications pending with respect to certain surgical instrumentation and certain implant components and anticipates that it will apply for additional patents it deems appropriate. In addition, the Company holds licenses from third parties to utilize certain patents, including a non-exclusive license (described below) to certain patents, patents pending and technology utilized in the design of the Optetrak/registered trademark/ knee system. As a result of the rapid rate of development of reconstructive products, the Company believes that patents have not been a major factor in the orthopaedic industry to date. However, patents on specific designs and processes can provide a competitive advantage and management believes that patent protection of orthopaedic products will become more important as the industry matures. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, that any patent applications will result in issued patents, that patents will not be circumvented or invalidated or that the Company's competitors will not commence marketing knee implant systems utilizing certain of the technology incorporated in the Optetrak/registered trademark/ system for which the Company has a non-exclusive license. Although the Company believes that its patents and products do not and will not infringe patents or violate proprietary rights of others, it is possible that its existing patent rights may not be valid or that infringement of existing or future patents or proprietary rights may occur. See "Legal Proceedings" for information concerning a patent infringement claim against the Company.

   In addition to patents, the Company relies on trade secrets and proprietary know-how and employs various methods to protect its proprietary information, including confidentiality agreements and proprietary information agreements. However, such methods may not provide adequate protection and there can be no assurance that such confidential or proprietary information agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known to or independently developed by competitors.



   In connection with the development of its knee implant systems, the Company entered into consulting agreements with certain of its executive officers and design team members, including Dr. Petty and Dr. Miller, who are executive officers, directors and principal shareholders of the Company, and Edmund Chao, Ph.D, Ivan A. Gradisar, Jr., M.D., William Murray, M.D. Pursuant to these consulting agreements, such individuals agreed to provide consulting services to the Company in connection with evaluating the design of knee implantation systems and associated instrumentation and are entitled to receive royalties during the term of the agreements aggregating 3% of the Company's net sales of such products in the United States and less than 3% of the Company's net sales of such products outside the United States. During the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, the Company paid royalties aggregating $0, $1,934, $101,393 and $58,601, respectively, pursuant to these consulting agreements. The consulting agreements with Drs. Petty and Miller were superseded by their employment agreements which provide for the continuation of the royalty payments. The Company has entered into consulting agreements with two of the members of its design team in connection with the development of its hip revision system and is negotiating similar agreements with the remaining members of its hip revision design team. The Company anticipates that the members of that team will be entitled to customary royalties.



   From time to time, the Company enters into license agreements with certain unaffiliated third parties under which the Company is granted the right to utilize certain patented products, designs and processes. Pursuant to a license agreement with the Hospital for Special Surgery (the "HSS License Agreement"), the Company obtained a non-exclusive right and license to certain patents, patents pending and technology utilized in the design of the Optetrak/registered trademark/ knee implant system and to manufacture, use and sell total knee prostheses incorporating such patents and technology. The term of the HSS License Agreement continues until the earlier to occur of (i) the expiration of a period of ten years and (ii) the expiration of the licensed patents. In consideration for the grant of the license, the Company agreed to pay to the Hospital for Special Surgery royalties in an amount equal to 5% of net sales of the licensed products. Pursuant to the HSS
License Agreement, the Company has the option to acquire a non-exclusive license to use any improvement or invention made or acquired by the Hospital for Special Surgery relating to the licensed products and the option to obtain an exclusive license to any such improvement or invention made jointly by the Hospital for Special Surgery and the Company. As is the case in many license agreements of this nature, the Hospital for Special Surgery did not represent to the Company that the manufacture, use or sale of the Optetrak /registered mark/ knee implant system will not infringe the intellectual property rights of third parties. In connection with the execution of the HSS License Agreement, the Company incurred an initial royalty to the Hospital for Special Surgery in the amount of $133,600. During the three months ended March 31, 1996, the Company incurred royalties to the Hospital for Special Surgery of $74,886.



   Pursuant to a License Agreement (the "University License Agreement") between the University of Florida (the "University") and the Company, the Company has been granted the exclusive right and license in perpetuity to make, use and sell a spinal implant device under patents owned by the University. In consideration for the right to utilize the University patents, the Company paid the University an initial license issue fee of $6,000 and, if and when the patented products or processes are utilized in devices or products sold by the Company, the Company will be required to pay the University a royalty in an amount equal to 5% of the Company's net sales of any such products in the United States, up to a maximum royalty of $500,000, and thereafter a royalty of 2% of such net sales. This royalty will be payable by the Company during the period ending 10 years from the Company's first sale of a device utilizing the University patent. In addition, the University License Agreement provides that the Company will remit to the University 75% of all royalties received by the Company from sales outside of the United States under sublicense agreements relating to the patented products or processes. In connection with the University License Agreement, the Company also has agreed toassist the University in developing certain other devices currently being researched and tested and which are intended to be patented by the University. To date, the Company has only utilized the University patents in connection with product research and development and accordingly, the Company has paid no royalties to the University under the University License Agreement.

   The Company has also entered into the Sublicense Agreement with SDP pursuant to which the Company granted SDP the exclusive worldwide right and sublicense to utilize the patents licensed to the Company pursuant to the University License Agreement. The term of the Sublicense Agreement continues until the last of the patents owned by the University and sublicensed to SDP terminates, unless sooner terminated in accordance with the terms of the Sublicense Agreement. Pursuant to the Sublicense Agreement, the Company received an initial sublicense fee of $250,000 and, if and when FDA approves an SDP product utilizing the University patents, the Company will receive an additional $250,000 sublicense fee. Additionally, at such time as a product utilizing the University patent is manufactured and sold by SDP, the Company will be entitled to receive a royalty from SDP in the amount of 5% of SDP's net sales of such products in the United States, up to a maximum of $500,000, and thereafter a royalty of 2% of such net sales. Under the terms of the Sublicense Agreement, the Company received an advance on anticipated royalties in the amount of $100,000. To date, SDP has not marketed a product utilizing the University patents.


   Pursuant to a license agreement between the Company and Accumed, Inc. ("Accumed"), the Company secured a worldwide license to manufacture, use and sell products utilizing Accumed's bipolar hip prosthesis and a license to any rights under any patent that is issued covering Accumed's bipolar hip prosthesis design. The term of this license agreement continues until the expiration of the last patent comprising any part of the Accumed design, unless sooner terminated in accordance with the terms of such agreement. During the period ending on the seventh anniversary of the Company's first sale of a product utilizing the Accumed design, the Company is obligated to pay Accumed an annual royalty of 3.5% of all net receipts from the Company's worldwide sale of products incorporating an Accumed product or design patent licensed to the Company. However, if a patent is not issued within a particular country in which the Company sells products utilizing Accumed's design, the royalty payable is 2% of the Company's net sales of applicable products in such country. During the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, the Company paid royalties to Accumed of approximately $11,686, $12,524, $13,412 and $2,987, respectively.

   The Company has also entered into a patent agreement (the "Patent Agreement") with Phillip Cripe, a shareholder of the Company, under which the Company was assigned the patent rights associated with a surgical saw designed by Mr. Cripe and the concepts, techniques and processes embodied in such product. The term of this patent agreement continues until the later of ten years or the expiration of the last patent comprising any part of the surgical saw design, unless sooner terminated in accordance with the terms of the Patent Agreement. In connection with the execution of the Patent Agreement, the Company granted Mr. Cripe an option to purchase 7,500 shares of the Company's Common Stock at an exercise price of $6.67 per share. The Company has also agreed to pay Mr. Cripe an annual royalty of 5% of all net receipts from the sale of products incorporating the concepts, techniques and processes embodied in the patented product (but 2% of all net receipts from the sale of associated surgical saw blades) by or on behalf of the Company. To date, the Company has not developed a product utilizing the assigned patent or know how.


RESEARCH AND DEVELOPMENT


   During the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, the Company expended $488,029, $597,812,
$722,118 and $161,054, respectively, on research and development and anticipates that research and development expenses will continue to increase, subject to the availability of funds. The Company's research and development efforts contributed to the introduction in 1995 of the Company's Optetrak/registered trademark/ knee implant system. The Company's principal research and development efforts currently relate primarily to the production of the revision components of the Optetrak/registered trademark/ comprehensive knee implant system and to development of additional cemented primary hip implant systems and a revision hip implant system.

COMPETITION

   The orthopaedic implant industry is highly competitive and dominated by a number of large companies with substantially greater financial and other resources than the Company and competition is expected to intensify. From time to time, the Company and certain of its competitors have offered significant discounts as a competitive tactic, and may be expected to continue to do so. The Company believes its future operations will depend upon its ability to be responsive to the needs of its customers and to provide high quality products at cost-effective prices. The largest competitors in the orthopaedic hip implant market are Boehringer Mannheim Corp. (DePuy), Bristol-Myers Squibb Company (Zimmer Inc.), Pfizer Inc. (Howmedica, Inc.), Stryker Corporation and Biomet, Inc. who, according to an industry publication, had an estimated aggregate market share of approximately 82% in 1994. The largest competitors in the orthopaedic knee implant market are Bristol-Myers Squibb Company (Zimmer Inc.), Pfizer Inc. (Howmedica, Inc.), Johnson & Johnson, Boehringer Mannheim Corp. (DePuy) and Sulzermedica who, according to an industry publication, had an estimated aggregate market share of approximately 72% in 1994.

   Companies in the industry compete on the basis of product features and design, innovation, service, the ability to maintain new product flow, relationships with key orthopaedic surgeons and hospitals, the strength of their distribution network and price. While price, as opposed to surgeon preference, is becoming increasingly important in the hip market, the primary basis of competition in the knee market remains physician preference, which includes ease-of-use, clinical results, price and relationships with sales representatives. Due to health care reform, the rapid expansion of managed care at the expense of traditional private insurance and the advent of hospital buying groups, among other things, management believes that the price of the Company's orthopaedic implant products will continue to become a more important competitive factor. Manufacturers of medical devices, including orthopaedic implants, are increasingly attempting to enter into contracts with hospital chains or hospitals pursuant to which the hospital chains agree to purchase their products exclusively from such manufacturers, usually in exchange for discounted prices. Recently, two of the Company's larger competitors entered into such an arrangement with a large hospital chain. If the Company's competitors are successful in securing such contracts, the Company's ability to compete may be materially adversely affected. Although to date generic products have not been a significant factor in the orthopaedic implant market, price may become even more important if suppliers of generic products enter the market on a larger scale.

PRODUCT LIABILITY AND INSURANCE

   The Company is subject to potential product liability risks which are inherent in the design, marketing and sale of orthopaedic implants and surgical instrumentation. The Company has implemented strict quality control measures and currently maintains product liability insurance in amounts which it believes are typical in the industry for similar companies. See "Legal Proceedings" for information concerning a product liability claim against the Company.

GOVERNMENT REGULATION

   The Company's operations and relationships are subject to extensive, rigorous, expensive, time-consuming and uncertain regulation in the United States and certain other countries. The primary regulatory authority in the United States is FDA. The development, testing, labeling, distribution, marketing and manufacture of medical devices, including reconstructive devices, are regulated under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act (the "Amendments") and additional regulations promulgated by FDA. In general, these statutes and regulations require that manufacturers adhere to certain standards designed to ensure the safety and effectiveness of medical devices.

   Under the Amendments, each medical device manufacturer must be a "registered device manufacturer" and must comply with regulations applicable generally to labeling, quality assurance, manufacturing practices and clinical investigations involving humans. FDA is authorized to obtain and inspect devices, their labeling and advertising, and the facilities in which they are manufactured in order to assure that a device is not improperly manufactured or labeled. The Company is registered with FDA and believes that it is in substantial compliance with all applicable material governmental regulations.

   Under the Amendments, medical devices are classified into one of three classes depending on the degree of risk imparted to patients by the medical device. The Amendments define Class I devices as those for which safety and effectiveness can be guaranteed by adherence to general controls, which include compliance with Good Manufacturing Practices ("GMP"), registration and listing, reporting of adverse medical events, and appropriate truthful and non-misleading labeling. The Amendments define Class II devices as those which require pre-market demonstration of adherence to certain standards or other special controls. Such demonstration is provided through the filing of a 510(k) pre-market notification. The Amendments define a Class III product as a product which has a wholly new intended use or a product for which advances in technology cannot be assessed without clinical study. The Amendments provide that submission and approval of a pre-market application ("PMA") is required before marketing of a Class III product can proceed. The PMA process is more extensive than 510(k) process.

   In practice, however, FDA has developed a three-tier regulatory approach that does not exactly parallel the classification system. PMAs are currently required of medical devices which have new intended uses and some other products classified as Class III. PMAs have only been required of "old" Class III products (I.E., which were marketed on or prior to the date of enactment of the Amendments on July 28, 1976, or which are substantially equivalent to such previously marketed devices) when FDA has published a "call" for the relevant Class III pre-Amendments device.

   Generally, therefore, pre-Amendments Class III and almost all Class II products are cleared for marketing by FDA based on a demonstration that the safety and effectiveness of the product is substantially equivalent to a pre-Amendments device or a similar, already-marketed, predicate device that received 510(k) clearance. Finally, Class I products are, and a few Class II products have been exempted, from the requirement to file for 510(k) clearance.

   The Company's products have been classified by FDA as Class II devices and, currently, all marketed devices hold valid cleared 510(k) premarket notifications, including: its cemented hip implant system, including femoral stem, acetabular cup and femoral heads; bone screws; porous coated cemented femoral stem and acetabular component; bipolar partial hip implant; nonmodular shoulder prostheses (humeral and glenoid); Zirconia (ceramic) femoral heads; Opteon(Registered Trademark) femoral stem for cemented and non-cemented use; MCS femoral stem and acetabular component for cemented and noncemented use; and knee replacement system.

   All new products of the Company will likely be subject to this clearance process, although FDA has gradually enhanced the clinical data requirements applicable to many 510(k) applications over the last few years. The process of obtaining regulatory clearances is lengthy, expensive and uncertain. FDA could choose to re-classify the Company's prosthetic systems as Class III products subject to a PMA under various conditions, such as a determination that the device could not demonstrate substantial equivalence to a predicate device based on a new intended use or because a technological change or modification in the device could not be adequately evaluated for safety and effectiveness without a requirement for a PMA. Further, FDA could choose to impose strict labeling requirements, onerous operator training requirements, post-marketing surveillance, individual patient recipient lifetime tracking, or other requirements as a condition of marketing clearance, any of which could limit the Company's ability to market its products and would have a material adverse effect on the Company's business, financial condition and results of operations.

   Further, if the Company wishes to modify a product after clearance, including changes in indications, manufacturing, or other changes, additional clearance may be required. Failure to receive, or delays in receipt of, FDA clearance, including the need for additional clinical trials or data as a prerequisite, could limit the ability of the Company to market its products and could have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company has licensed and sublicensed a spinal implant system which FDA had heretofore viewed as a Class III product based on the use of pedicular screws which FDA concluded were not substantially equivalent to any known predicate or pre-Amendments device. On October 4, 1995, FDA promulgated proposed regulations to reclassify spinal implant systems such as the Company's as Class II devices. The comment period closed on March 4, 1996. If these regulations do not become final, the Company may have to develop clinical data to support a PMA under an Investigational Device Exemption. There can be no assurance that FDA will act favorably or quickly with respect to either allowing an Investigational Device Exemption or the determination of whether to grant a PMA for this system. Furthermore, the cost and results of such a clinical study could delay or preclude the Company from receiving any royalties with respect to this product.

   The design, manufacturing, labeling, distribution and marketing of the Company's products are subject to extensive and rigorous government regulation in the United States well beyond that encompassed by the requirement to file a 510(k) premarket notification or a PMA application, including additional conditions or requirements that may become a part of FDA clearance or approval. Regulatory clearance may also include significant limitations on the indicated uses for which the Company's products may be marketed. To that end, all marketing materials are subject to exhaustive control. FDA enforcement policy strictly prohibits the marketing of approved or cleared products for unapproved uses. Furthermore, FDA does not provide an opportunity to review and approve such materials but may take action after the production and use of such materials.

   In addition, the Company's manufacturing processes are required to comply with GMP regulations. These regulations cover the methods of design, testing, production, control, quality assurance, labeling, packaging, shipping, documentation and other requirements. Enforcement of GMP regulations has increased significantly in the last several years, and FDA has publicly stated that compliance will be more strictly scrutinized. The Company's facilities and manufacturing processes, as well as that of certain of the Company's third-party suppliers, are subject to periodic inspections by FDA or other agencies. To date, the Company has successfully undergone two such inspections with only minor deficiencies cited at the exit interview and for which appropriate corrective responses were found acceptable to FDA.

   Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspensions of production, refusals of FDA to grant future premarket clearances or approvals, withdrawals or suspensions of current clearances or approvals, and criminal prosecution, which could have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company voluntarily initiated and satisfactorily completed two Class III recalls. A Class III recall is defined as a situation in which the use of a violative product is not likely to cause adverse health consequences. One recall involved a partially mislabeled product. The second involved the manufacturing process of a bone screw. FDA reviewed and authorized these two recalls, and concluded that each of the two recalls was conducted and completed properly.

   Generally, the Company must obtain export certificates from FDA before it can export any product. While the process for issuance of export certificates has recently been expedited by FDA, and the Company has obtained export certificates under this expedited (and its predecessor) process, there can be no assurance that the issuance of export certificates in the future will not be subject to new restrictions, or that the Company will continue to receive or not be delayed in its receipt of such export certificates. Such future actions could have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company is required to obtain various licenses and permits from foreign governments and to comply with significant regulations that vary by country in order to market its products in foreign markets. In order to continue marketing its products in Europe after mid-1998, the Company will be required to obtain ISO 9001 certification and receive "CE" mark certification, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. The ISO 9001 certification is one of the prerequisites for CE mark certification. Failure to receive the right to affix the CE mark will prevent the Company from selling its products in member countries of the European Union. The Company intends to apply for both ISO 9001 and CE mark certification.

   Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute," prohibit entities, such as the Company, from offering, paying, soliciting or receiving any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. The Anti-kickback Statute is broad in scope and has been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third party payor patients. Violation of the Anti-kickback Statute is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs.

   In July 1991, in part to address concerns regarding the Anti-kickback Statute, the federal government published regulations that provide exceptions, or "safe harbors," for transactions that will be deemed not to violate the Anti-kickback Statute. Proposed amendments to clarify these safe harbors were published in July 1994 which, if adopted, would cause substantive retroactive changes to the 1991 regulations. Certain of the Company's relationships do not qualify for safe harbor protection. The fact that a relationship does not qualify for safe harbor protection, however, does not mean that it is illegal, and the Company believes that it is not in violation of the Anti-kickback Statute. Nevertheless, there can be no assurance that the Company's current or future practices will not be found to be in violation of the statute, and any such finding could have a material adverse effect on the Company. Any state or federal regulatory review of the Company, regardless of the outcome, would be both costly and time consuming.

   Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995, Stark II prohibits, subject to certain exemptions, a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Stark legislation is broad and ambiguous and interpretative regulations clarifying the provisions of Stark II as it would relate to the Company have not been issued. While the Company believes it is in compliance with the Stark legislation, there can be no assurance this is the case or that the government would not take a contrary view. The violation of Stark I or II by the Company could result in significant fines or penalties and exclusion from participation in the Medicare and Medicaid programs.

   The Company is also subject to regulation by OSHA and the EPA and similar state and foreign agencies and authorities.

PROPERTIES

   The Company maintains its corporate headquarters and a warehouse for its business operations, consisting of approximately 12,000 square feet, located in Gainesville, Florida, under a one-year lease which commenced on July 1, 1995. The lease does not provide for any renewal of the term thereof. The Company's monthly lease payments are approximately $5,260, for an annual lease payment of approximately $63,119, which amounts do not include the Company's share of applicable sales taxes related to rental payments, county real estate taxes and public utility charges. The Company also owns a total of approximately eight acres of land in Gainesville, Florida. The Company anticipates that it will require more space in connection with the expansion of its business. The Company may use a portion of the net proceeds of this offering allocated to working capital for the development of an architectural and engineering plan for a new facility to be built on a portion of such land and to be used by the Company for principal executive offices, research and development laboratories and limited manufacturing.

EMPLOYEES


   As of March 31, 1996, the Company employed 30 full time employees. The Company has no union contracts and believes that its relationship with its employees is good.


LEGAL PROCEEDINGS

   In the ordinary course of business, the Company is, from time to time, a party to pending and threatened legal proceedings, primarily involving claims for product liability. The Company believes that the outcome of such legal actions and proceedings will not have a material adverse effect on the Company.


   On December 13, 1994, a products liability action was commenced by Marilyn Evans and Phillips Evans against the Company in the Circuit Court for Pinellas County, Florida regarding the acetabular components of the Company's total hip replacement system. As part of this action, the plaintiffs have alleged that following total hip replacement surgery the plaintiff suffered personal injury as a result of the deterioration of the Company's implanted acetabular components. The plaintiffs are seeking unspecified monetary damages against the Company as a result of its alleged breach of warranty respecting the total hip replacement system. The Company is currently being represented by its insurance carrier in this action. Although the Company believes that the action is without merit and that its available insurance is adequate to cover any ultimate liability, there can be no assurance that the Company will not be found liable or that such insurance will be adequate to cover any damages awarded. Any monetary award in excess of the Company's insurance coverage could have a material adverse affect on the Company's business and results of operations.

   On April 3, 1995, Joint Medical commenced the Action against the Company, and many of its competitors, alleging the infringement of the Ball and Socket Patent. As part of the Action, Joint Medical alleged that the Company's manufacture and sale of certain orthopaedic implants was an infringement of the Ball and Socket Patent. The Company and Joint Medical have entered into a Tolling Agreement, effective as of April 3, 1995, pursuant to which the parties agreed that the Action would be dismissed without prejudice as to the Company. The Tolling Agreement further provides that neither the Company nor Joint Medical will commence any further action regarding the Company's alleged infringement of the Ball and Socket Patent until a decision is rendered by the Board of Patent Appeals and Interferences regarding such alleged patent infringement. In accordance with the Tolling Agreement, the Action was dismissed as against the Company, among others, as of July 28, 1995. The Company believes, based upon a reasoned opinion of patent counsel, Spensley Horn Jubas & Lubitz, that Joint Medical's claims are without merit and that its orthopaedic implants do not infringe upon the Ball and Socket Patent. As of the date hereof, no decision has been rendered by the Board of Patent Appeals and Interferences regarding this matter. There can be no assurance that a favorable decision will be rendered in connection with this patent infringement matter.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of the Company are as follows:

 NAME                          AGE  POSITION
- ----------------------------------------------------------------------------------------
William Petty, M.D. ........ 53     Chairman of the Board and Chief Executive Officer

Timothy J. Seese ........... 49     President, Chief Operating Officer and Director

Gary J. Miller, Ph.D.  ..... 48     Vice President, Research and Development and Director

David W. Petty ............. 29     Vice President, Marketing

Martha Miller .............. 50     Vice President, Regulatory Affairs

Marc Olarsch ............... 34     Vice President, Sales

Joel C. Phillips ........... 28     Treasurer

Betty Petty ................ 53     Secretary

Albert Burstein, Ph.D.  .... 58     Director

R. Wynn Kearney, Jr., M.D.   52     Director

Ronald Pickard ............. 48     Director

P. Michael Prince .......... 39     Director


   WILLIAM PETTY, M.D. was a founder and has been Chairman of the Board and Chief Executive Officer of the Company since its inception. Dr. Petty has been a Professor at the University of Florida College of Medicine since July 1975 and served as Chairman of the Department of Orthopaedic Surgery at the University of Florida College of Medicine from July 1981 to January 1996. Dr. Petty has also served as a member of the Hospital Board of Shands Hospital, Gainesville, Florida, as an examiner for the American Board of Orthopaedic Surgery, as a member of the Orthopaedic Residency Review Committee of the American Medical Association, on the Editorial Board of the JOURNAL OF BONE AND JOINT SURGERY, and on the Executive Board of the American Academy of Orthopaedic Surgeons. He holds the Kappa Delta Award for Outstanding Research from the American Academy of Orthopaedic Surgeons. His book, TOTAL JOINT REPLACEMENT, was published in 1991. Dr. Petty received his B.S., M.S., and M.D. from the University of Arkansas. He completed his residency in Orthopaedic Surgery at the Mayo Clinic in Rochester, Minnesota. Dr. Petty does not devote his full business time to the affairs of the Company and currently devotes approximately 50% of his business time to the affairs of the Company.


   TIMOTHY J. SEESE has been President and Chief Operating Officer of the Company since March 1991 and a Director since April 1991. From October 1987 to December 1990, Mr. Seese served as President and Chief Executive Officer of Meritech, Inc., a development stage company involved with infection control products. From December 1986 to October 1987, he served as President of the Critical Care Monitoring Division of Becton Dickinson and Company, a manufacturer and marketer of medical devices, upon the acquisition of Deseret Medical, Inc. by Becton Dickinson and Company. From January 1983 to December 1986, he served as Business Unit Director and Director, Marketing and Sales for the Critical Care Business of Deseret Medical, Inc. Division of Warner Lambert, a medical device, pharmaceutical and consumer products company. He received his B.S. in Metallurgical Engineering from the University of Cincinnati and his M.B.A. from Harvard University.

   GARY J. MILLER, PH.D. was a founder and has been the Vice President, Research and Development of the Company since October 1986 and a Director since March 1989. Dr. Miller has been Associate Professor of Orthopaedic Surgery and Director of Research and Biomechanics at the University of Florida College of Medicine since July 1986. Dr. Miller received his B.S. from the University of Florida, his M.S. (Biomechanics) from Massachusetts Institute of Technology, and his Ph.D. in Mechanical Engineering (Biomechanics) from the University of Florida. He has held an Adjunct Associate Professorship in the College of Veterinary Medicine's Small Animal Surgical Sciences Division since 1982 and was appointed as an Adjunct Associate Professor in the Department of Aerospace, Mechanics and Engineering Sciences in 1995. He was a consultant to FDA from 1989 to 1992 and has served as a consultant to such companies as Johnson & Johnson Orthopaedics, Dow-Corning Wright and Orthogenesis. Dr. Miller does not devote his full business time to the affairs of the Company and currently devotes approximately 70% of his business time to the affairs of the Company.


   DAVID W. PETTY has been Vice President, Marketing of the Company since April 1993. He has been employed by the Company in successive capacities in the area of Operations and Sales and Marketing for the past eight years, including as Vice President, Operations from April 1991 until April 1993. Mr. Petty received his B.A. from the University of Virginia in 1988. Mr. Petty is the son of Dr. and Ms. Petty.

   MARTHA MILLER has been Vice President, Regulatory Affairs of the Company since March 1996 and served as Director of Regulatory Affairs from April 1994 until March 1996. Ms. Miller joined the Company after fifteen years at Smith & Nephew and Bristol-Myers Squibb, where she specialized in FDA compliance and other governmental regulations. Ms. Miller received her degree in nursing from Methodist Hospital School of Nursing.

   MARC OLARSCH has been Vice President, Sales since July 1993. From 1984 to July 1993, he was employed by Carapace, the United States subsidiary of Lohmann GmbH & Co., KB, Neuwied, Germany, a manufacturer of orthopaedic casting material, surgical wound dressings and bandages. During his tenure with Carapace, he held the positions of Regional Sales Manager and National Sales Manager. He has extensive experience with group purchasing organizations, independent manufacturers' representatives, as well as company-employed territory managers and sales representatives.

   JOEL C. PHILLIPS has been Treasurer of the Company since March 1996 and Manager, Accounting and Management Information Systems since April 1993. From January 1991 to April 1993, Mr. Phillips was employed by Arthur Andersen & Company. He is responsible for the Company's accounting and control function, as well as the computer-based operating and management information systems. Mr. Phillips received a B.S. and a Masters in Accounting from the University of Florida and is a certified public accountant.

   BETTY PETTY has been Secretary of the Company since its inception and served as Treasurer and a Director from its inception until March 1996. Ms. Petty is responsible for the development of all of the Company's literature, advertising and corporate events and also serves as Human Resources Coordinator for the Company. Ms. Petty received her B.A. from the University of Arkansas at Little Rock and her M.A. in English from Vanderbilt University. Ms. Petty is the wife of Dr. Petty.

   ALBERT BURSTEIN, PH.D., has been a director of the Company since March 1996. Since 1976, Dr. Burstein has been Senior Scientist, Department of Research and Associate Attending Orthopaedic Surgeon (Biomechanical Engineering) at the Hospital for Special Surgery, New York, New York and Adjunct Associate Professor of Mechanical Engineering at the Sibley School of Mechanical and Aerospace Engineering, Cornell University, Ithaca, New York. In addition, he has been Professor of Applied Biomechanics (in surgery) at Cornell University Medical College, New York, New York since 1978. From 1976 until 1992, he served as Director, Department of Biomechanics, Research Division, at the Hospital for Special Surgery. Since 1980, he has served as Deputy Editor for Research, THE JOURNAL OF BONE AND JOINT SURGERY. Dr. Burstein is an author of six textbooks on Orthopaedic Biomechanics. He holds the Shands Award of the Orthopaedic Research Society for outstanding career contributions to Orthopaedic Research and is a Past President of the American Society of Biomechanics. Dr. Burstein holds twelve patents for orthopaedic devices.

   R. WYNN KEARNEY, JR., M.D. has been a Director of the Company since September 1989. Dr. Kearney, an orthopaedic surgeon for 23 years, is engaged in the private practice of orthopaedic surgery.

He is presently a member of the Committee of Ethics and Medical/Legal Affairs of the Minnesota Medical Association. He also serves as a member of the Medical Services Review Board of the State of Minnesota. Dr. Kearney received his M.D. from Northwestern University and completed residency training in orthopaedic surgery at the Mayo Clinic in Rochester, Minnesota. In addition to his medical practice, Dr. Kearney is general partner in several limited partnerships for subsidized housing and a managing partner in a number of real estate partnerships. He also serves as a consultant in real estate investment.

   RONALD PICKARD has been a director of the Company since March 1996. He has served as Chairman of the Board and Chief Executive Officer of Sofamor Danek Group, Inc. since May 1994. He was President and Chief Operating Officer of that company from August 1991 until April 1994 when he became President and Chief Executive Officer and a director. From 1986 until joining Sofamor Danek, he was employed by Richards Medical Company in various capacities including Director of Manufacturing (1975-78), Group Director of Manufacturing (1979-81), Vice President, Manufacturing (1982-85), and President, Orthopedics Division (1986-90).

   P. MICHAEL PRINCE has been a Director of the Company since April 1989. Mr. Prince has been President of Prince Medical, Inc., a medical sales representative organization, since June 1989. From October 1989 until December 1994, Mr. Prince was associated with the Company as Regional Sales Manager for the eastern United States. For the prior 11 years he was a sales associate with Zimmer Inc., manufacturer of orthopaedic implants.

   The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The Company will reimburse all directors for their expenses in connection with their activities as directors of the Company. Each director who is not an employee will receive options under the Directors Plan. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

   The Company has two committees, the Audit Committee which consists of William Petty, R. Wynn Kearney, Jr. and Ronald Pickard, and the Compensation and Stock Option and Incentive Plan Committee, which consists of Timothy J. Seese, Ronald Pickard, Albert Burstein and P. Michael Prince.

   The Company has granted to the Representative, for a period of three years after the date of this Prospectus, the right to designate for election to the Company's Board of Directors one person, which individual may be a director, officer, employee or affiliate of the Representative.

SCIENTIFIC ADVISORY BOARD


   The Company's strategy is to utilize members of its Scientific Advisory Board, consisting of internationally known physicians and biomechanists, in the design process to facilitate the development of high quality products at cost-effective prices. The Scientific Advisory Board assists the Company in identifying new product opportunities, provides evaluation and comments on existing product development and clinical programs, and provides a direct link between the Company and the academic, medical and scientific communities which permits the Company to quickly identify and respond to the demands of orthopaedic surgeons. Members of the Scientific Advisory Board generally meet at least quarterly. In addition, from time to time, the members of the Scientific Advisory Board consult with the Company individually at the request of the Company. The Company has entered into consulting agreements with certain members of the Scientific Advisory Board pursuant to which the Company pays royalties to such members. See "Business--Patents and Proprietary Technology; License and Consulting Agreements." The members of the Scientific Advisory Board in addition to Dr. William Petty and Dr. Gary
J. Miller include:


   /bullet/ ALBERT H. BURSTEIN, PH.D., is Professor of Applied Biomechanics at Cornell University Medical College and Senior Scientist, Department of Research and past Director, Department of Biomechanics at the Hospital for Special Surgery.

   /bullet/ EDMUND CHAO, PH.D., is Professor of Orthopaedic Surgery and
            Biomechanics at Johns Hopkins University.


   /bullet/ IVAN GRADISAR, M.D., is Professor of Orthopaedic Surgery at
            Northeastern Ohio University College of Medicine.

   /bullet/ WILLIAM MURRAY, M.D., is Professor and Chairman Emeritus at
            University of California at San Francisco.

   /bullet/ RAYMOND ROBINSON, M.D., F.A.C.S., is Assistant Clinical Professor of Orthopaedics at University of Washington School of Medicine.

   /bullet/ FRANKLIN SIM, M.D., is Professor and Consultant at Mayo Medical
            School.

   /bullet/ ROBERT TROUSDALE, M.D., is Senior Associate Consultant at Mayo
            Medical School.

EXECUTIVE COMPENSATION

   The following table sets forth the total compensation paid or accrued by the Company, for services rendered during 1995, to the Company's Chief Executive Officer and each of the Company's other executive officers whose total 1995 salary and bonus exceeded $100,000 (collectively the "Named Officers"). The Company did not grant any stock options or restricted stock awards or make any long-term incentive plan payments to the Named Officers during the fiscal year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION(1)
                                          --------------------------------------
                                                                   OTHER ANNUAL
NAME AND PRINCIPAL POSITION                 SALARY      BONUS      COMPENSATION
- ---------------------------------------- ---------- ---------  ---------------
                                           $           $
William Petty ..........................      --         --        $15,966(3)
 Chairman of the Board and
 Chief Executive Officer(2)

Timothy J. Seese .......................    127,236     10,603           --
 President and Chief Operating Officer

Marc Olarsch ...........................     89,904     14,333           --
 Vice President, Sales

- -----------------------------------------------------------------------------

(1) The aggregate amount of perquisites and other personal benefits provided to each Named Officer is less than 10% of the total annual salary and bonus of such officer.

(2) Dr. Petty does not devote his full business time to the affairs of the Company.

(3) Consists of royalties paid pursuant to a consulting agreement between the Company and Dr. Petty which was superseded by his employment agreement which provides for the continuation of such royalties. All members of the design team receive similar royalties. See "Certain Transactions."

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

   The following table sets forth information with respect to (i) exercises of options by the Named Officers during the year ended December 31, 1995,
(ii) the number of unexercised options held by the Named Officers as of December 31, 1995 and (iii) the value of unexercised in-the-money options held by the Named Officers as of December 31, 1995.

                                                            NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                 OPTIONS AT                        OPTIONS AT
                                                            DECEMBER 31, 1995(#)             DECEMBER 31, 1995($)(1)
                                                      -------------------------------- --------------------------------
                     SHARES ACQUIRED      VALUE
NAME                 ON EXERCISE (#)   REALIZED ($)    EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
- ------------------ ---------------- -------------  -------------- ---------------- -------------- ---------------------
William Petty  ...         --              --             --              --              --                --

Timothy J. Seese         25,125          $110,048         40,407           18,288          $177,622        $80,528

Marc Olarsch .....         --              --            3,659            5,486             --              --

- -----------------------------------------------------------------------------

(1) The value of each unexercised, in-the-money option was determined by multiplying (i) the difference between (a) the fair market value of the Common Stock issuable upon exercise of the option using a value of $6.67, the price at which the Company's Board of Directors most recently granted options during the year ended December 31, 1995, and (b) the exercise price of the option, by (ii) the number of shares subject to the option.

EMPLOYMENT AGREEMENTS



   In May 1996, the Company entered into five-year employment agreements with each of William Petty, Timothy J. Seese and Gary J. Miller, which provide for annual base salaries of $38,000, $137,415 and $66,000, respectively, and, in the case of Timothy J. Seese, an annual bonus of $11,451. The employment agreements with Dr. Petty and Dr. Miller provide for the termination of their consulting agreements with the Company and the continuation by the Company of the royalty payments required under such consulting agreements. Pursuant to the terms of their employment agreements, Dr. Petty and Dr. Miller are not required to devote their full business time to the affairs of the Company. If any of these executives is terminated for cause, as defined in his employment agreement, the executive is not entitled to receive severance pay. If the executive is terminated without cause, he is entitled to receive his then current salary for the remaining term of the employment agreement. The employment agreements contain a provision that the executive will not compete or engage in a business competitive with the current or anticipated business of the Company for the term of the agreement and for one year thereafter if the executive is terminated for cause or the executive terminates his employment. In addition, pursuant to the employment agreements, each executive agreed not to disclose confidential information of the Company during the term of his employment or thereafter and agreed that all work, research and results thereof, including inventions, processes or formulas conceived or developed by the executive during the term of employment which are related to the business, research and development work, or field of operation of the Company is the property of the Company, other than in the case of Drs. Petty and Miller to the extent that such rights belong to the University of Florida by virtue of their relationship with such University.



STOCK OPTION PLANS

   Under the Employee Stock Option Plan and the Directors Plan, 565,000 shares of Common Stock and 35,000 shares of Common Stock, respectively, are reserved for issuance upon exercise of options and grants of restricted stock awards. The Plans are designed to serve as an incentive for retaining qualified and competent employees and directors.

   The Company's Board of Directors, or a committee thereof, administers and interprets the Employee Stock Option Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company (currently 30 individuals), including officers and directors (whether or not employees) of the Company. The Employee Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422A of the Internal Revenue Code) and nonstatutory stock options. Options can be granted under the Employee Stock Option Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that the per share exercise price of options will not be less than the fair market value of the Common Stock on the date of grant, and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Plans that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

   In addition to options granted under the Employee Stock Option Plan, the Board of Directors, or a committee thereof, is authorized to grant restricted stock awards ("Stock Awards") under such plan to eligible employees. The recipient of a Stock Award has the right to vote the shares subject to the Stock Award and to receive dividends and other distributions in respect thereof, if any. Stock Awards granted under the Employee Stock Option Plan are subject to restrictions for a period of 10 years from the date of grant which prohibit the recipient's sale, transfer, exchange or other disposition of its Stock Awards until the termination of the restricted period. If during the restricted period the recipient's employment is terminated for any reason, including death or disability, the Stock Awards granted to such recipient are forfeited and returned to the Company. The Board of Directors, or the committee appointed to administer the Employee Stock Option Plan, have the discretion to accelerate the time at which the restrictions lapse or to remove any restrictions.

   Only nonemployee directors are eligible to receive options under the Directors Plan. The Directors Plan provides for an automatic grant of an option to purchase 5,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of 3,000 shares of Common Stock upon such person's re-election as a director of the Company.

   Options granted under the Employee Stock Option Plan will be exercisable after the period or periods specified in the option agreement, and options granted under the Directors Plan are exercisable after one year from the date of grant. Options granted under the Plans are not exercisable after the expiration of five years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. The Plans also authorize the Company to make loans to optionees to enable them to exercise their options.

   As of March 1, 1996, options to purchase an aggregate of 128,248 shares of Common Stock were outstanding under the Employee Stock Option Plan and no options were outstanding under the Directors Plan. Effective as of the date of this Prospectus, the Company has granted additional options pursuant to the Plans to purchase an aggregate of 262,200 shares of Common Stock. Of such options, 192,200 were granted at an exercise price equal to the initial public offering price of the Common Stock offered hereby and 70,000 were granted at an exercise price equal to 110% of the initial public offering price. Of such options, options to purchase 50,000, 62,500 and 15,000 shares were granted to William Petty, Timothy J. Seese and Marc Olarsch, respectively.

401(K) PLAN

   The Company plans to implement a 401(k) pension plan in the second quarter of 1996. The Company currently intends to match employee contributions at the rate of $.25 for each dollar of employee contributions subject to the availability of funds. The Company is not required to match employee contributions in the future. The plan will be administered by and offer the funds of a national mutual fund company which has yet to be selected. The Company match may be made in the Company's Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation and Stock Option and Incentive Plan Committee is responsible for determining salaries, incentives and other forms of compensation for officers of the Company. Timothy J. Seese, President of the Company, is a member of such committee.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the sale of 1,600,000 shares of Common Stock offered hereby, information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all directors and executive officers of the Company as a group.

                                                                     PERCENTAGE OF
                                                                   OUTSTANDING SHARES
                                                                        OWNED(1)
                                                               ------------------------
                                        AMOUNT AND NATURE OF
   NAME AND ADDRESS OF BENEFICIAL            BENEFICIAL           BEFORE        AFTER
   OWNER(2)                                 OWNERSHIP(3)         OFFERING     OFFERING
- ------------------------------------- ---------------------- ------------    -----------

William Petty, M.D. .................         1,323,271(4)         44.6%        28.9%
Betty Petty .........................         1,323,271(4)         44.6         28.9

Timothy J. Seese ....................            86,868(5)          2.9          1.9
Gary J. Miller, Ph.D. ...............           285,002(6)          9.6          6.2
Marc Olarsch ........................             4,409(7)           *            *
David W. Petty ......................           263,652(8)          8.9          5.8
Albert H. Burstein Ph.D. ............             --               --          --

R. Wynn Kearney, Jr., M.D. ..........           147,777(9)          4.9          3.2

Ronald Pickard ......................             --               --          --
P. Michael Prince ...................            26,289(10)         1.0           *
Mark A. Petty .......................           213,360             7.2          4.7
Julie A. Petty ......................           213,360             7.2          4.7


All directors and executive officers
 as a group (11) persons ............         2,141,940(11)        69.4         45.6



- -----------------------------------------------------------------------------
 *   Less than 1%.
 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of outstanding options, warrants and convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised.
 (2) Unless otherwise indicated, the address of each of the beneficial owners identified is 4613 N.W. 6th Street, Gainesville, Florida 32609.
 (3) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
 (4) Consists of (i) 1,318,699 shares of Common Stock held by William Petty, M.D. and Betty Petty as joint tenants with rights of survivorship and
     (ii) 4,572 shares of Common Stock issuable upon the exercise of options granted to Betty Petty which are currently exercisable.
 (5) Includes 55,647 shares of Common Stock issuable upon the exercise of options granted to Mr. Seese which are currently exercisable.
 (6) Includes 5,305 shares of Common Stock issuable upon the exercise of options granted to Dr. Miller which are currently exercisable.
 (7) Includes 3,659 shares of Common Stock issuable upon the exercise of options granted to Mr. Olarsch which are currently exercisable.
 (8) Includes 4,572 shares of Common Stock issuable upon the exercise of options granted to Mr. Petty which are currently exercisable.
 (9) Includes 24,364 shares of Common Stock issuable upon the exercise of the Debenture Warrants held by Dr. Kearney.
(10) Includes 20,638 shares of Common Stock issuable upon the exercise of options granted to Mr. Prince which are currently exercisable.
(11) Includes (i) 98,765 shares of Common Stock issuable upon the exercise of options which are currently exercisable and (ii) 24,364 shares of Common Stock issuable upon the exercise of the Debenture Warrants.

                             CERTAIN TRANSACTIONS

CONSULTING AGREEMENTS WITH PRINCIPALS OF THE COMPANY

   The Company had entered into seven-year consulting agreements with each of William Petty, M.D., the Chairman of the Board, Chief Executive Officer and a principal shareholder of the Company, and Gary J. Miller, Ph.D., a Vice President, director and principal shareholder of the Company, pursuant to which Drs. Petty and Miller agreed to provide consulting services to the Company in connection with the design of knee implantation systems and associated instrumentation to be utilized by the Company. The consulting agreements were terminated pursuant to the employment agreements entered into in March 1996 by the Company and each of Drs. Petty and Miller. The employment agreements provide for the continuation by the Company of the royalty payments required under such consulting agreements. As compensation for the consulting services provided to the Company by Drs. Petty and Miller, during the term of the agreements, Drs. Petty and Miller were each entitled to receive royalties equal to one-half of one percent of the Company's net sales of implanted knee prostheses in the United States and one-quarter of one percent of the Company's sales of such products outside of the United States. For the year ended December 31, 1995, the Company paid Drs. Petty and Miller royalties of $15,965 and $17,645, respectively. No royalties were paid to Drs. Petty and Miller for prior periods. The Company believes that the terms of the consulting agreements were no less favorable to the Company than those available from unaffiliated third parties.


ISSUANCES OF SECURITIES TO DIRECTORS

   The Company has issued an aggregate of $500,000 of 8% Debentures to Michael M. Kearney, M.D., a shareholder of the Company, and R. Wynn Kearney, M.D., a director and shareholder of the Company, of which $450,000 are currently outstanding. Interest on the 8% Debentures accrues at the rate of 8% per annum and is payable quarterly. For the years ended December 31, 1994 and 1995, aggregate interest paid to Dr. Michael Kearney was $8,000 and $8,000, respectively, and to Dr. R. Wynn Kearney was $32,000 and $30,222.21, respectively. In connection with the issuance of the 8% Debentures, the Company also issued to Dr. Michael Kearney and Dr. R. Wynn Kearney the Debenture Warrants to purchase a number of shares of Common Stock equal to two-thirds of 1% of the number of shares of the Company's Common Stock outstanding upon consummation of this offering, at an exercise price per share equal to 75% of the initial public offering price. In addition, in May 1996, the Company issued to Dr. R. Wynn Kearney, Jr. the Kearney Options to purchase 20,000 shares of Common Stock at the initial public offering price. The Company intends to use a portion of the net proceeds of this offering to redeem the 8% Debentures. See "Description of Securities."


COMMISSION PAYMENTS TO PRINCE MEDICAL


   The Company has entered into a sales agency agreement with Prince Medical, Inc. ("Prince Medical"), a medical product sales agency of which Michael Prince, a director of the Company, is President and sole shareholder. Pursuant to this agreement, Prince Medical serves as the Company's sales agent in the State of Florida. As compensation for its services, the Company pays Prince Medical a commission based on Prince Medical's sales of the Company's products. For the years ended December 31, 1993, 1994 and 1995, the Company paid commissions to Prince Medical of approximately $466,136, $138,883 and $160,089, respectively. Such commissions are comparable to those commissions paid to the Company's other sales agencies. In addition, effective as of the date of this Prospectus, the Company granted options to Michael Prince to purchase 10,000 shares of Common Stock at the initial public offering price.


ADVANCES BY PRINCIPAL SHAREHOLDER

   From time to time, William Petty, M.D., the Chairman of the Board, Chief Executive Officer and a principal shareholder of the Company, advanced funds to the Company for operations. The Company paid Dr. Petty interest on such advances at a rate equal to the rate paid by Dr. Petty to his bank lender. In 1995, all of such advances in the aggregate amount of $46,353, together with any accrued interest, were repaid by the Company.

SHAREHOLDERS AGREEMENT


   The Company has entered into a shareholders agreement with William Petty, M.D., Betty Petty, David Petty, Julie Petty and Mark Petty, principal shareholders of the Company. Pursuant to the shareholders agreement, William Petty, M.D. and Betty Petty have the first right to purchase the shares of Common Stock owned by such shareholder. If William Petty, M.D. and Betty Petty do not exercise such right, then the Company has the right to purchase the shares of Common Stock owned by such shareholder.


                          DESCRIPTION OF SECURITIES

GENERAL

   The Company is authorized to issue 15,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

   The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

   The Company is authorized to issue Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value or market price of the Common Stock and voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.


   The Board of Directors has authorized the issuance of 13,622 shares of Series A Preferred Stock, all of which are outstanding, 20,000 shares of Series B Preferred Stock, of which 10,500 shares are outstanding, and 5,000 shares of Series C Preferred Stock, all of which are outstanding. All of the issued and outstanding Preferred Stock will be redeemed or converted into Common Stock within 15 days following the consummation of this offering. The terms of each such series of Preferred Stock are as follows:

   The Series A Preferred Stock accrues dividends at a rate of 8% per annum, payable quarterly. During the 15 day period following the consummation of this offering, the holders of shares of Series A

Preferred Stock may elect to convert such shares into shares of Common Stock. Each share of Series A Preferred Stock will be convertible into a number of shares of Common Stock determined by dividing $10 by the initial public offering price. The Company is obligated to redeem any shares of Series A Preferred Stock which have not been converted into Common Stock upon the earlier to occur of July 13, 1996 or the 15th day following the consummation of this offering, at a redemption price of $10 per share. Each share of Series A Preferred Stock has a liquidation preference of $10 plus all accrued and unpaid dividends. Except as otherwise provided by law, the holders of the Series A Preferred Stock have no voting rights.


   The Series B Preferred Stock accrues dividends at a rate of 8% per annum, payable quarterly. Upon consummation of this offering, each share of Series B Preferred Stock will be converted automatically into a number of shares of Common Stock determined by dividing $10 by the initial public offering price. Assuming an initial public offering price of $7.75 per share, upon consummation of this offering, the outstanding shares of Series B Preferred Stock will be converted automatically into 13,548 shares of Common Stock. Except as otherwise provided by law, the Series B Preferred Stock has no voting rights.

   The Series C Preferred Stock accrues dividends at a rate of 8% per annum, payable quarterly. Upon consummation of this offering, the Company is obligated to redeem the Series C Preferred Stock at a redemption price of $10 per share. Except as otherwise provided by law, the Series C Preferred Stock has no voting rights.

SUBORDINATED DEBENTURES


   The Company has issued an aggregate of $500,000 in principal amount of its 8% Debentures, of which $450,000 were outstanding at December 31, 1995. Interest on the 8% Debentures accrues at the rate of 8% per annum and is payable quarterly. The Company may redeem the 8% Debentures in full, at its option, upon the consummation of this offering, at a redemption price equal to the outstanding principal amount thereof. The Company intends to use a portion of the net proceeds of this offering to redeem the 8% Debentures in full. In addition, the Company has issued an aggregate of $310,000 in principal amount of its 10% Debentures, of which $100,000 was issued to Alan Chervitz, a shareholder of the Company. The 10% Debentures are payable in full three years from the date of issuance thereof. Interest on the 10% Debentures accrues at the rate of 10% per annum and is payable quarterly. The 10% Debentures are redeemable, in full, at the option of the holders thereof, upon the consummation of this offering and for six months thereafter, at a redemption price equal to the outstanding principal amount thereof. The 10% Debentures are also convertible, at the option of the holders thereof, during the period from the date of the issuance thereof until the end of the sixth month following the consummation of this offering and at the maturity thereof, into shares of Common Stock at a conversion rate per share equal to the lower of (i) the initial public offering price of the Common Stock or
(ii) (a) $6.67, if such conversion occurs during the first year following the date of issuance, (b) $7.33, if such conversion occurs during the second year following the date of issuance and (c) $8.67, if such conversion occurs during the third year following the date of issuance. In April 1996, the holders of $50,000 of 10% Debentures elected to convert such Debentures into shares of Common Stock.


   In connection with the issuance of the 10% Debentures, the Company entered into registration rights agreements (the "Registration Rights Agreements") with the holders thereof. Pursuant to the Registration Rights Agreements, the holders of the 10% Debentures have the right to include the shares of Common Stock issuable upon conversion of the 10% Debentures in certain registrations of the Company's securities under the Securities Act occurring after this offering.

WARRANTS

   In connection with the issuance of the Series A Preferred Stock, the Company issued the Series A Warrants to the holders thereof which entitle them to purchase a number of shares of Common Stock equal to .1816% of the Company's outstanding shares of Common Stock immediately following consummation of this offering at an exercise price equal to the initial public offering price. The Series A Warrants are exercisable during the two-year period commencing on the date of consummation of this offering.

   In connection with the issuance of the Series C Preferred Stock, the Company issued the Series C Warrants to the holder thereof to purchase 2,250 shares of the Common Stock, at the initial public offering price. The Series C Warrants are exercisable during the three-year period commencing on the date of consummation of this offering.

   In connection with the issuance of the 8% Debentures, the Company issued to the holders thereof the Debenture Warrants to purchase a number of shares of Common Stock equal to two-thirds of 1% of the number of shares of the Common Stock outstanding upon the consummation of this offering, at an exercise price equal to 75% of the initial public offering price of the Common Stock. The Debenture Warrants are exercisable during the three-year period commencing on the date of consummation of this offering.


   In connection with the purchase by the Company of certain software, the Company issued to Walter Reid the Reid Warrants to purchase 3,810 shares of Common Stock at the initial public offering price. In addition, the ACBI Warrants to purchase 457 shares of Common Stock at the initial public offering price have been issued to Associated Business Consultants, Inc.


OPTIONS


   In addition to options granted pursuant to the Plans, from time to time, the Company grants options to purchase shares of Common Stock to its sales representatives. As of the date of this Prospectus, Sales Representative Options to purchase an aggregate of 88,138 shares of Common Stock have been granted at an exercise price of $6.67 per share, and options to purchase 10,000 shares of Common Stock at the initial public offering price have been granted to Michael Prince effective upon the consummation of this offering. In addition, the Company has issued to R. Wynn Kearney, M.D. the Kearney Options to purchase 20,000 shares of Common Stock at the initial public offering price.

   The Company has also issued to Phillip Cripe License Options to purchase 7,500 shares of Common Stock and to Michael MacMillan License Options to purchase 1,500 shares of Common Stock, at an exercise price of $6.67 per share, in connection with certain license agreements.


CERTAIN FLORIDA LEGISLATION

   The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law permits and the Company's Articles of Incorporation require the Company to indemnify the Company's directors, officers, employees and agents. Pursuant to such authorization, the Company has entered into an agreement with each of its directors and certain of its officers providing for indemnification to the fullest extent allowed by law.

TRANSFER AGENT

   The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                       SHARES ELIGIBLE FOR FUTURE SALE



   Upon the consummation of this offering, the Company anticipates that it will have 4,575,697 shares of Common Stock outstanding. Of these shares, the 1,600,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. All of the remaining 2,975,697 shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. Of such remaining shares, 430,470 will become eligible for sale under Rule 144 upon consummation of this offering and 480,551 will become eligible for sale under Rule 144 ninety days from the date of this Prospectus.



   In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

   All of the Company's officers, directors and holders of more than 5% of the outstanding shares of Common Stock have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 12 months from the date of this Prospectus without the prior written consent of the Representative.

   Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities" for information concerning outstanding warrants and convertible securities.

                                 UNDERWRITING

   The Underwriters named below, for whom First Equity Corporation of Florida is acting as Representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part), to purchase the number of shares of Common Stock from the Company set forth opposite their respective names below:

 NAME                                   NUMBER OF SHARES
- ------------------------------------- -----------------
First Equity Corporation of Florida


                                       -----------------
  Total .............................      1,600,000
                                       =================

   The Common Stock is being sold on a firm commitment basis. The Underwriting Agreement provides, however, that the obligations of the several Underwriters are subject to certain conditions precedent. The Underwriters are committed to purchase all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are purchased. The Representative has informed the Company that it does
not expect sales to discretionary accounts by the Underwriters to exceed   %
of the total number of shares of Common Stock offered hereby.

   The Representative has advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less concessions of not in excess of $0.   per
share, of which amount a sum not in excess of $0.   per share may in turn be
allowed by such dealers to other dealers. After the initial public offering, the public offering price, the concessions and the reallowances may be changed by the Representative.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make. The Company has also agreed to pay all expenses in connection with qualifying the Common Stock offered hereby for sale under applicable state securities laws. The Company has agreed to pay the Representative a non-accountable expense allowance equal to 2% of the gross proceeds of this offering, $25,000 of which has been paid to date.

   The Company has granted to the Underwriters an option, exercisable during the 45-day period from the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts and the expense allowance, up to 240,000 additional shares of Common Stock for the sole purpose of covering over-allotments, if any. To the extent the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment.

   In connection with this offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company 160,000 shares of Common Stock (the "Representative's Warrants"). The
Representative's Warrants are initially exercisable at a price of $      per
share and are exercisable for a period of four years, commencing one year from the effective date of the Registration Statement of which the Prospectus is a part. The Representative's Warrants contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the Representative's Warrants upon the occurrence of certain events. The Representative's Warrants will be restricted from sale, transfer, assignment or hypothecation (other than to officers of the Representative or to other Underwriters, selected dealers or their officers or partners) for one year following the date of this Prospectus. The Representative's Warrants grant to the holders thereof certain registration rights for the securities issuable upon the exercise thereof.

   The Company has granted to the Representative, for a period of three years after the date of this Prospectus, the right to designate for election to the Company's Board of Directors one person, which individual may be a director, officer, employee or affiliate of the Representative.

   The Company's 5% shareholders, directors and executive officers have agreed not to sell, transfer or otherwise dispose of any beneficial interest in any shares of Common Stock owned by them, other than gifts and intra-family transfers (so long as the holders remain subject to the restrictions), without the prior written consent of the Company and the Representative for a period of 12 months following the date of this Prospectus.

   Prior to this offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Representative, does not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the actual value of the shares of Common Stock. Factors considered in determining such public offering price, in addition to prevailing market conditions, include the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, its past and present operations, the prospects of the Company and such other factors as were deemed relevant.

                                LEGAL MATTERS

   The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. has acted as counsel for the Underwriters in connection with this offering.

                                   EXPERTS

   The financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                                   GLOSSARY

   ACETABULAR COMPONENT--An orthopaedic implant that attaches to the pelvis replacing the diseased or damaged acetabulum in total hip arthroplasty.

   ACETABULAR CUP--An orthopaedic implant which replaces the acetabulum in total hip arthroplasty.

   ACETABULUM--The hip socket or cup-shaped depression on the external surface of the pelvis, in which the femoral head fits.

   ARTHROPLASTY--An operation to restore as far as possible the integrity and functionality of a joint.

   ARTICULAR CONTACT STRESS--A measure of force where two moving surfaces make contact; in the case of a normal human joint or an artificial joint, a measure of force between the two surfaces in contact.

   BIPOLAR COMPONENT/BIPOLAR PROSTHESIS--An orthopaedic hip implant used with a femoral stem and a femoral head to repair fractures of the neck of the femoral stem when the acetabulum and acetabular cartilage are in good condition.

   BONE REMODELING--Reshaping of the bone as a result of stresses applied, sometimes from stresses transferred to the bone by an orthopaedic implant.

   BONE SCREWS--Screws used to affix an orthopaedic implant to a bone.

   CEMENT--A nonmetallic material used for filling a cavity and attaching implants to bone in joint arthroplasty.

   CERAMIC--A glass like material made from metallic oxides used as an alternative to metal in the ball of a ball and socket joint in hip and other large joint orthopaedic implants.

   COBALT CHROMIUM ALLOY--A substance primarily composed of a mixture of cobalt and chromium used for orthopaedic implants.

   CONSTRAINED CONDYLAR FEMORAL COMPONENT--A type of knee replacement component typically used in revision surgery which compensates for lack of ligamentous stability in the knee joint.

   CRUCIATE LIGAMENT SPARING FEMORAL COMPONENT--A total knee replacement component designed specifically for use in situations where the surgeon chooses to maintain a functional or partially functional posterior cruciate ligament (one of the major ligaments in the knee joint). Also called a cruciate retaining femoral component.

   EXTRAMEDULLARY ALIGNMENT--A method used in setting the alignment for bone preparation in knee arthroplasty.

   FEMORAL--Pertaining to the femur (large bone in the thigh).

   FEMORAL HEAD--The ball of the ball and socket hip joint. The artificial ball used to replace the natural ball of a diseased or damaged hip joint.

   FEMORAL STEM--An orthopaedic implant placed into the femur or thigh bone in total hip arthroplasty.

   FEMUR--The bone located between the hip and the knee (large bone in the thigh).

   FINNED KEEL--A shape or geometry of part of a specific design of a tibial component which is implanted into the bone in knee arthroplasty.

   FIXATION METHODS--Various methods of fixating implant components of artificial joints to human bone.

   FORGING--A fabrication process whereby a metal is heated and hammered into a final shape resulting in a strong, dense part.

   HIP ARTHROPLASTY--An operation to restore as far as possible the integrity and functionality of the hip joint.

   IMPLANT--A device employed in arthroplasty.

   JOINT REPLACEMENT--An arthroplasty procedure where joint functionality is restored as far as possible by totally substituting an artificial joint orthopaedic implant system for a diseased or damaged joint.

   KNEE ARTHROPLASTY--An operation to restore as far as possible the integrity and functionality of the knee joint.

   MODULAR--Made up of interchangeable parts which, when joined together, comprise an entire orthopaedic implant.

   NON-CEMENT--Description of a total orthopaedic implant component or procedure in which bone cement is not used and the metal of the component is placed directly against the bone.

   NON-POROUS COATING--Uniform rough coatings applied to metal parts.

   ORTHOPAEDICS--The medical specialty concerned with the preservation, restoration and development of form and function of the musculoskeletal system, extremities, spine and associated structures by medical, surgical and physical methods.

   OSTEOARTHRITIS--Degenerative joint disease occurring chiefly in older persons, characterized by degeneration of the cartilage and bone and changes in the synovial membrane. It is accompanied by pain and stiffness, particularly after prolonged activity.

   PATELLA--A triangular sesamoid bone situated at the front of the knee (knee cap).

   PATELLA TRACKING--The action of the knee cap or patella gliding over the surface of the end of the femur or thighbone when the knee bends and straightens. Also the action of a patellar component gliding over the surface of a femoral component in a knee with a total knee arthroplasty.

   POLYETHYLENE--A plastic polymer in the thermoplastic group compatible with tissue in the body.

   POLYETHYLENE CUP LINER--An ultra-high molecular weight polyethylene insert which provides the articular surface inside an acetabular cup.

   POLYMETHYLMETHACRYLATE--A polymer compound used as orthopaedic cement. Also used to mold the cemented stem centralizer.

   POROUS COATING--A coating made of metal beads applied by heat and pressure to the metal surface of an orthopaedic implant that promotes bony ingrowth in order to hold the orthopaedic implant in place.

   POSTERIOR STABILIZED FEMORAL COMPONENT--A knee component which fits on the end of the femur and is used in situations where the surgeon chooses to eliminate the posterior cruciate ligament, one of the major ligaments in the knee joint. The component replaces to some degree the function of the posterior cruciate ligament.

   PRESS-FIT--A method of fixation using a wedge-fit, rather than cement.

   PRIMARY SYSTEMS--Orthopaedic implants which are designed to replace the natural joint.

   RECONSTRUCTIVE IMPLANT DEVICES--Orthopaedic implants which are implanted to reconstruct major joints which have been damaged by degenerative bone disease or accident.

   REVISION SYSTEMS--Orthopaedic implants, which are designed to replace a failed orthopaedic implant.

   TIBIA--The inner and larger bone of the leg below the knee (shin bone).

   TITANIUM--A metal used primarily in non-cemented applications in joint arthroplasty.

   TOTAL JOINT ARTHROPLASTY--An operation to replace a diseased or damaged joint of the body with artificial implants usually to reduce pain and restore function in the joint.

   TOTAL JOINT IMPLANTS--Implants used in total joint arthroplasty.

   TRAPEZOID KEEL WITH STEM AUGMENTATION--A geometry of a specific design of tibial component that allows for attaching space-filling metal blocks and stems to fill bone defects in the tibia in knee arthroplasty.

   UNICOMPARTMENTAL IMPLANTS--Implants designed to resurface only one compartment of a human knee.

   UNIPOLAR PROSTHESIS--A large hemispherical implant component which is attached to a femoral stem in a partial hip arthroplasty.

F-

                                EXACTECH, INC.
                        INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                           ---------

Independent Auditors' Report ............................     F-2

Balance Sheets ..........................................     F-3

Statements of Income ....................................     F-4

Statements of Changes in Common Shareholders' Equity  ...     F-5

Statements of Cash Flows ................................     F-6

Notes to Financial Statements ...........................     F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
 of Exactech, Inc.
Gainesville, Florida

   We have audited the accompanying balance sheets of Exactech, Inc. (the "Company") as of December 31, 1994 and 1995, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of Exactech, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Jacksonville, Florida


January 19, 1996
(May 8, 1996 as to Note 14)

                                EXACTECH, INC.
                                BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                        --------------------------     MARCH 31,
                                                                           1994            1995           1996
                                                                        ----------     -----------     ------------
                                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .........................................    $  267,416     $   201,979     $    215,924
 Trade receivables (net of allowance for
   doubtful accounts of $5,300, $13,500 and $13,500) ...............       694,284       1,802,129        2,047,801
 Refundable income taxes ...........................................        68,168          --                 --
 Prepaid expenses and other assets .................................        65,834          84,670          461,809
 Inventories .......................................................     3,685,728       6,322,355        6,002,451
                                                                        ----------     -----------     ------------
   Total current assets ............................................     4,781,430       8,411,133        8,727,985
PROPERTY AND EQUIPMENT:
 Machinery and equipment ...........................................     1,712,064       2,504,130        3,330,905
 Furniture and fixtures ............................................        52,483         101,137          101,137
                                                                        ----------     -----------     ------------
   Total ...........................................................     1,764,547       2,605,267        3,432,042
 Accumulated depreciation ..........................................      (571,547)       (881,747)        (995,551)
                                                                        ----------     -----------     ------------
   Net property and equipment ......................................     1,193,000       1,723,520        2,436,491
OTHER ASSETS:
 Land held for future use ..........................................       263,301         263,301          263,301
 Investment in subsidiary ..........................................        --              67,987           77,121
 Deferred financing costs, net .....................................        --              56,152           38,858
 Deferred stock issuance costs .....................................        --              10,000           44,457
 Deposits ..........................................................         5,191           2,442            2,442
 Patents and trademarks, net of
  accumulated amortization .........................................        53,823          86,215           83,942
                                                                        ----------     -----------     ------------
   Total other assets ..............................................       322,315         486,097          510,121

TOTAL ASSETS .......................................................    $6,296,745     $10,620,750      $11,674,597
                                                                        ==========     ===========     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable--trade ...........................................    $  716,973     $ 1,439,598     $  1,342,128
 Borrowings under line of credit ...................................       700,000       1,844,266        2,488,259
 Income taxes payable ..............................................        --             275,991          173,368
 Current portion of long-term debt and
   capital lease obligations .......................................       189,266         266,389          532,025
 Commissions payable ...............................................       188,037         351,431          331,499
 Royalties payable .................................................        --             232,735          294,290
 Other liabilities .................................................       102,212          65,964          121,813
                                                                        ----------     -----------     ------------
   Total current liabilities .......................................     1,896,488       4,476,374        5,283,382
DEFERRED INCOME TAXES ..............................................       129,602         213,796          213,800
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS--
 net of current portion ............................................       684,903       1,002,309          938,493
SUBORDINATED DEBENTURES--related parties ...........................       500,000         550,000          550,000
SUBORDINATED DEBENTURES--other .....................................        --             210,000          210,000
                                                                        ----------     -----------     ------------
   Total liabilities ...............................................     3,210,993       6,452,479        7,195,675
COMMITMENTS AND CONTINGENCIES (Notes 5 and 8)
MANDATORILY REDEEMABLE PREFERRED STOCK:
 Series A Preferred Stock, $.01 par value;
   13,622 shares authorized, issued and
   outstanding; liquidation value $136,220 .........................       136,220         136,220          136,220
 Series C Preferred Stock, $.01 par value;
  5,000 shares authorized, issued and
  outstanding; liquidation value $50,000 ...........................        --              50,000           50,000
NONREDEEMABLE PREFERRED STOCK:
 Series B Preferred Stock, $.01 par value;
   20,000 shares authorized; 10,500 shares
   issued and outstanding; liquidation value $105,000 ..............       105,000         105,000          105,000
COMMON SHAREHOLDERS' EQUITY:
 Common stock, $.01 par value; 15,000,000
   shares authorized; 2,913,230, 2,953,903 and
   2,954,653 shares issued and outstanding .........................        29,132          29,539           29,546
 Additional paid-in capital ........................................     1,448,401       1,676,383        1,681,376
 Retained earnings .................................................     1,366,999       2,171,129        2,476,780
                                                                        ----------     -----------     ------------
   Total common shareholders' equity ...............................     2,844,532       3,877,051        4,187,702
                                                                        ----------     -----------     ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........................    $6,296,745     $10,620,750      $11,674,597
                                                                        ==========     ===========     ============

                      SEE NOTES TO FINANCIAL STATEMENTS.

                                EXACTECH, INC.
                             STATEMENTS OF INCOME

                                                                                           THREE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                      MARCH 31,
                                        -------------------------------------------  ----------------------------
                                             1993           1994           1995           1995            1996
                                        ------------- -------------  ------------- ------------- ----------------
                                                                                               (UNAUDITED)
NET SALES ............................    $4,675,505     $5,355,804     $9,118,075     $1,688,481      $3,423,629
COST OF GOODS SOLD ...................     1,360,025      1,586,633      2,995,955        445,585       1,267,332
                                        ------------- -------------  ------------- ------------- ----------------
   Gross profit ......................     3,315,480      3,769,171      6,122,120      1,242,896       2,156,297
OPERATING EXPENSES:
 Sales and marketing .................     1,405,043      1,500,514      2,326,286        494,337         837,209
 General and administrative ..........       594,645        750,669      1,033,319        240,038         273,276
 Research and development ............       488,029        597,812        722,118        187,670         161,054
 Depreciation and amortization  ......       142,481        224,624        350,612         71,086         116,075
 Royalties ...........................        11,686         14,767        210,127         20,485         144,196
                                        ------------- -------------  ------------- ------------- ----------------
   Total operating expenses ..........     2,641,884      3,088,386      4,642,462      1,013,616       1,531,810
                                        ------------- -------------  ------------- ------------- ----------------
INCOME FROM OPERATIONS ...............       673,596        680,785      1,479,658        229,280         624,487
OTHER INCOME (EXPENSE):
 Interest expense ....................      (137,448)      (158,288)      (273,110)       (41,584)       (104,109)
 Income from sub-license agreement,
   net ...............................        --            --           170,534         --             --
 Equity in net loss of unconsolidated
   subsidiary ........................        --            --           (22,361)        --            (18,000)
                                        ------------- -------------  ------------- ------------- ----------------
                                            (137,448)      (158,288)      (124,937)       (41,584)       (122,109)
                                        ------------- -------------  ------------- ------------- ----------------
INCOME BEFORE PROVISION FOR
  INCOME TAXES .......................       536,148        522,497      1,354,721        187,696         502,378
PROVISION FOR INCOME TAXES ...........       182,709        176,369        527,793         71,325         190,903
                                        ------------- -------------  ------------- ------------- ----------------
NET INCOME ...........................       353,439        346,128        826,928        116,371         311,475
PREFERRED STOCK DIVIDENDS ............         8,194         19,298         22,798          4,824           5,824
                                        ------------- -------------  ------------- ------------- ----------------
NET INCOME AVAILABLE TO COMMON
  SHAREHOLDERS .......................    $  345,245     $  326,830     $  804,130     $  111,547      $  305,651
                                        =============  =============   =============  =============  =============
NET INCOME PER COMMON AND COMMON
  SHARE EQUIVALENT ...................    $     0.12     $     0.11     $     0.27     $     0.04      $     0.10
                                        =============  =============   =============  =============  =============
WEIGHTED AVERAGE COMMON AND COMMON
  SHARE EQUIVALENTS OUTSTANDING ......     2,946,048      2,975,252      3,022,735      3,028,596       3,060,971
                                        =============  =============   =============  =============  =============

                      SEE NOTES TO FINANCIAL STATEMENTS.

                                EXACTECH, INC.
                  STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                 AND THREE MONTH PERIOD ENDED MARCH 31, 1996

                                                    COMMON STOCK
                                              ------------------------
                                                                                                             TOTAL
                                                                          ADDITIONAL                        COMMON
                                                                            PAID-IN       RETAINED       SHAREHOLDERS'
                                                 SHARES       AMOUNT        CAPITAL       EARNINGS          EQUITY
                                                ---------     -------     ----------     ----------       ----------
BALANCE, JANUARY 1, 1993 ...................    2,849,825     $28,498     $1,215,876     $  694,924       $1,939,298
 Dividends on
   preferred stock .........................                                                 (8,194)          (8,194)
 Net income ................................                                                353,439          353,439
                                                ---------     -------     ----------     ----------       ----------
BALANCE, DECEMBER 31, 1993 .................    2,849,825      28,498      1,215,876      1,040,169        2,284,543
  Issuance of
   common stock ............................       63,405         634        422,065                         422,699
 Dividends on
   preferred stock .........................                                                (19,298)         (19,298)
 Stock issuance costs ......................                                (189,540)                       (189,540)
 Net income ................................                                                346,128          346,128
                                                ---------     -------     ----------     ----------       ----------
BALANCE, DECEMBER 31, 1994 .................    2,913,230      29,132      1,448,401      1,366,999        2,844,532
 Issuance of
   common stock ............................       15,548         156        104,244                         104,400
 Exercise of stock options .................       25,125         251         82,098                          82,349
 Tax benefit from exercise of stock options                                   41,640                          41,640
 Dividends on
   preferred stock .........................                                                (22,798)         (22,798)
 Net income ................................                                                826,928          826,928
                                                ---------     -------     ----------     ----------       ----------
BALANCE, DECEMBER 31, 1995 .................    2,953,903      29,539      1,676,383      2,171,129        3,877,051
                                                ---------     -------     ----------     ----------       ----------
 Exercise of stock options (unaudited)  ....          750           7          4,993                           5,000
 Dividends on preferred stock
   (unaudited) .............................                                                 (5,824)          (5,824)
 Net income (unaudited) ....................                                                311,475          311,475
                                                ---------     -------     ----------     ----------       ----------
BALANCE, MARCH 31, 1996 (unaudited)  .......    2,954,653     $29,546     $1,681,376     $2,476,780       $4,187,702
                                                =========     =======     ==========     ==========       ==========

                      SEE NOTES TO FINANCIAL STATEMENTS.

                                EXACTECH, INC.
                           STATEMENTS OF CASH FLOWS

                                                                                                       THREE MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                            -------------------------------------      ----------------------
                                                              1993         1994           1995           1995         1996
                                                            ---------    ---------    -----------      ---------    ---------
                                                                                                             (UNAUDITED)
OPERATING ACTIVITIES:
 Net income                                                 $ 353,439    $ 346,128    $   826,928      $ 116,371    $ 311,475
 Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
   Depreciation and amortization                              142,481      224,624        350,612         71,086      116,077
   Equity in net loss of unconsolidated subsidiary               --           --           22,361           --         18,000
   Deferred income taxes                                       16,161       71,022         84,194           --              4
   Decrease (increase) in trade receivables                    31,178     (170,420)    (1,107,845)      (232,886)    (245,672)
   Decrease (increase) in inventories                        (531,825)    (253,911)    (2,636,627)      (712,543)     319,904
   (Decrease) increase in income taxes payable                (79,732)     (43,792)       385,799         30,128     (102,623)
   (Decrease) increase in other prepaid expenses
     and other assets                                           5,555       (8,546)        10,509         12,126      (92,747)
   Increase (decrease) in accounts payable--trade              15,469      490,003        722,625        152,374      (97,470)
   Increase in other liabilities                               42,872       58,893        384,610         19,421       97,473
                                                            ---------    ---------    -----------      ---------    ---------

     Net cash (used in) provided by operating activities       (4,402)     714,001       (956,834)      (543,923)     324,421
                                                            ---------    ---------    -----------      ---------    ---------
INVESTING ACTIVITIES:
 Purchases of property and equipment                         (368,509)    (905,585)      (842,937)       (24,626)    (826,776)
 Investment in unconsolidated subsidiary                         --           --          (90,348)          --        (27,134)
 Cost of patents and trademarks                               (14,679)     (28,588)       (41,487)       (24,524)       --
                                                            ---------    ---------    -----------      ---------    ---------
     Net cash used in investing activities                   (383,188)    (934,173)      (974,772)       (49,150)    (853,910)
                                                            ---------    ---------    -----------      ---------    ---------

FINANCING ACTIVITIES:
 Proceeds from issuance of debt                                30,000      750,000      1,560,000           --          --
 Principal payments on debt                                   (20,000)     (41,138)      (925,861)       (32,352)     (62,508)
 (Repayments) proceeds of advances under lines of credit         --       (719,813)     1,144,266        300,000      643,993
 Principal payments on capital lease obligations               (4,893)      (5,579)        (8,711)        (1,545)      (2,770)
 Proceeds from issuance of common stock                         1,600      422,699        162,020         46,000        5,000
 Proceeds from issuance of preferred stock                    105,000         --           50,000         50,000        --
 Payment of debt issuance costs                                  --           --          (82,747)          --          --
 Payment of common stock issuance costs                      (117,769)     (71,771)       (10,000)          --        (34,457)
 Preferred dividends paid                                      (8,194)     (19,298)       (22,798)        (4,824)      (5,824)
                                                            ---------    ---------    -----------      ---------    ---------
     Net cash (used in) provided by financing activities      (14,256)     315,100      1,866,169        357,279      543,434
                                                            ---------    ---------    -----------      ---------    ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS         (401,846)      94,928        (65,437)      (235,794)      13,945
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                         574,334      172,488        267,416        267,416      201,979
                                                            ---------    ---------    -----------      ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                    $ 172,488    $ 267,416    $   201,979      $  31,622    $ 215,924
                                                            =========    =========    ===========      =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Interest paid                                             $ 148,800    $ 169,896    $   286,081      $  44,637    $  96,148
  Income taxes paid                                           246,280      150,941        101,264         10,256      295,123
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
  Series A Preferred Stock issued for land                  $ 136,220         --             --             --          --
  Note issued for land                                           --      $  98,000           --             --          --
  Lease entered into for office equipment                        --           --      $    29,101           --          --
  Relief of compensation accrual upon issuance of
    common stock                                                 --           --           24,729           --          --
  Financing of insurance premiums                                --           --             --             --      $ 296,106

                      SEE NOTES TO FINANCIAL STATEMENTS.

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

1. ORGANIZATION

   Exactech, Inc. (the "Company") develops, markets and sells orthopaedic implant devices and related surgical instrumentation to hospitals and physicians in the United States and overseas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   INTERIM PERIODS--All adjustments of a normal recurring nature which, in the opinion of management, are necessary to present a fair statement of the results for the interim periods have been made. The unaudited results of operations for the three month periods ended March 31, 1995 and 1996, are not necessarily indicative of the results for the full year.

   CASH AND CASH EQUIVALENTS--Cash and cash equivalents consist of cash on deposit in financial institutions, including a money market account and overnight repurchase agreements, with original maturities of three months or less.


   CONCENTRATION OF CREDIT RISK--The Company's accounts receivable consist primarily of amounts due from hospitals. The Company performs credit evaluations on its customers and generally does not require collateral.


   INVENTORIES--Inventories are valued at the lower of cost (first-in, first-out method) or market. Substantially all of the Company's inventory is finished goods.

   PROPERTY AND EQUIPMENT--Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over estimated useful lives of the related assets. Certain instruments utilized in the surgical implant procedures are loaned to customers and are amortized over an estimated useful life of seven years. The machinery and equipment, and furniture and fixtures have estimated useful lives of five to seven and seven years, respectively. Maintenance and repairs are charged to expense.

   INVESTMENT IN SUBSIDIARY--In July 1995, the Company purchased a 50% interest in Techmed S.p.A, its Italian distributor. Under terms of the shareholders' agreement, in addition to its equity investments, the Company has committed to fund the initial operations of Techmed SpA in amounts not to exceed approximately $150,000, either through convertible loans or through favorable pricing arrangements described therein. The investment in the subsidiary is accounted for by the equity method, and the Company's share of the subsidiary's net loss is included as a separate item in the statement of income. Intercompany profits on sales to such subsidiary have been deferred to the extent the subsidiary holds inventory. All transactions with the subsidiary have been denominated in U.S. Dollars and therefore there are no transaction gains or losses. As the functional currency of the subsidiary is the local currency, net assets are translated at year-end rates while income and expense accounts are translated at average translation rates.


   PATENTS AND TRADEMARKS--Patents and trademarks are amortized on a straight-line basis over estimated useful lives ranging from five to seventeen years.

   INCOME TAXES--Deferred income taxes are provided on temporary differences which arise from certain transactions being reported for financial statement purposes in different periods than for income tax purposes. Deferred tax assets and liabilities are recognized using an asset and liability approach and are based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates.

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(CONTINUED)

   ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates.

   NEW ACCOUNTING STANDARD--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows companies to continue to measure cost for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Companies that elect to continue with the accounting under APB 25 must provide certain pro forma disclosures of net income, as if SFAS 123 had been applied. The accounting and disclosure requirements of SFAS 123 are effective for the Company for transactions entered into in fiscal 1996. The Company is currently evaluating its alternatives under SFAS 123, and its impact on operating results when initially adopted is not presently known.

3. INCOME TAXES

   A reconciliation between the amount of reported income tax provision and the amount computed at the statutory Federal income tax rate for the years ended December 31, 1993, 1994 and 1995 follows:

                                            1993       1994       1995
                                         --------- ---------  ---------
Statutory Federal rate ................      35%        35%        35%
State income taxes (net of Federal
 income tax benefit) ..................       3          3          3
Other .................................      (4)        (4)         1
                                         --------- ---------  ---------
                                             34%        34%        39%
                                         =========  =========   =========

   The types of temporary differences and their related tax effects that give rise to deferred tax assets and liabilities at December 31, 1994 and 1995 are as follows:

                                                      1994         1995
                                                  ----------- -----------
Deferred tax liabilities:
 Basis difference in property and equipment  ...    $ 43,140     $188,790
 Basis difference in patents ...................      81,980       32,762
 Other .........................................      10,032       18,419
                                                  ----------- -----------
  Gross deferred tax liabilities ...............     135,152      239,971
                                                  ----------- -----------
Deferred tax assets:
 Basis difference in unconsolidated subsidiary         --          8,497
 Accrued liabilities not currently deductible  .       5,550       17,678
                                                  ----------- -----------
  Gross deferred tax assets ....................       5,550       26,175
                                                  ----------- -----------
  Net deferred tax liabilities .................    $129,602     $213,796
                                                  ===========  ===========

   There was no valuation allowance on deferred tax assets at December 31, 1994 and 1995.

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

4. DEBT


LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:


                                                                 DECEMBER 31,
                                                           ------------------------      MARCH 31,
                                                             1994          1995            1996
                                                           ---------     ----------     ----------
                                                                                        (UNAUDITED)
$1,250,000 term loan payable in monthly installments
of $20,833 plus interest at a variable rate (8.8% as
of December 31, 1995) through August 1999 .............        --       $1,145,833     $1,084,799

$750,000 term loan payable in monthly installments of
$15,480 including interest at 8.75%, repaid in 1995  ..    $ 720,246         --            --

$98,000 term loan payable in monthly installments
of $1,208 including monthly interest at prime
plus 1% (9.50% at December 31, 1995) through September
1999 ..................................................       96,616         91,521         90,047

Unsecured note payable to shareholder on demand;
interest payable monthly at prime plus 1.1%,
repaid in 1995 ........................................       46,353         --            --

Capitalized lease obligation payable in monthly
installments of $611 through July 2000, collateralized
by equipment with a carrying value of approximately
$27,000 as of December 31, 1995 .......................        --           26,473         25,474

Capitalized lease obligation payable in monthly
installments of $643 through August 1996,
collateralized by equipment with a carrying value
of approximately $7,000 as of December 31, 1995  ......       10,954          4,871          3,099

Notes payable to finance company bearing interest
at 7.43% payable in monthly installments
through February 1997; proceeds used to
finance insurance policies ............................        --           --           267,099
                                                           ---------     ----------     ----------
 Total long-term debt and capital lease obligations  ..      874,169      1,268,698      1,470,518
                                                           ---------     ----------     ----------
 Less current portion .................................     (189,266)      (266,389)      (532,025)
                                                           ---------     ----------     ----------
                                                           $ 684,903     $1,002,309     $  938,493
                                                           =========     ==========     ==========

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

4. DEBT-(CONTINUED)

   The following is a schedule of debt maturities and future minimum lease payments under the capital leases, together with the present value of minimum lease payments as of December 31, 1995:

                                        LONG-TERM      CAPITAL LEASE
                                           DEBT         OBLIGATIONS
                                      ------------- ----------------
1996 ...............................    $  257,406        $12,476
1997 ...............................       258,062          7,332
1998 ...............................       258,774          7,332
1999 ...............................       317,279          7,332
2000 ...............................       145,833          4,277
                                      ------------- ----------------
  Total ............................    $1,237,354         38,749
                                      =============
Less amount representing interest
  on capital lease obligations .....                       (7,405)
                                                     ----------------
                                                          $31,344
                                                     ================

LINE OF CREDIT:

   In 1995, the Company renewed and consolidated previous borrowings under a working capital agreement which includes a $1,250,000 term loan payable in installments through August 1999 and a $2,500,000 line of credit expiring June 30, 1996, both of which are collateralized by the Company's accounts receivable, inventory, furniture, fixtures and equipment. Borrowings under the notes are guaranteed by the Company's Chief Executive Officer and Secretary-Treasurer, both of whom are significant shareholders. Borrowings under the line of credit are available to the extent of 80% of net non-affiliated accounts receivable less than 90 days old plus 50% of inventory, not to exceed $2,500,000. Additional availability under the line of credit was approximately $650,000 as of December 31, 1995. Interest on the line of credit is payable monthly at the 30-day commercial paper rate as published in The Wall Street Journal plus 2.65% (8.4% as of December 31,
1995).

   Because the interest rates on the Company's borrowings are generally variable and the debts are of relatively short maturities, management believes that the carrying values of such borrowings as of December 31, 1995, are reasonable approximations of their fair values.

SUBORDINATED DEBENTURES:

   Two of the Company's shareholders hold subordinated debentures having an aggregate outstanding balance of $500,000 and $450,000 at December 31, 1994 and 1995, respectively, which bear interest at 8% payable quarterly. The Company may redeem the subordinated debentures in full at such time as funds become available upon the occurrence of an initial public offering. In addition, the holders of the subordinated debentures hold warrants which entitle them to purchase common shares totaling two thirds of 1% of the Company's outstanding shares of common stock immediately following such an initial public offering. Such shares may be purchased at a discount of 25% of the initial public offering price. The warrants expire three years from the date of an initial public offering. No portion of the proceeds from the issuance of these securities was allocated to the warrants due to the insignificance of their estimated fair value at the time of issuance.

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

4. DEBT-(CONTINUED)

   In April and May 1995, the Company issued $310,000 ($100,000 to a shareholder) of subordinated debentures which bear interest at 10% payable quarterly and mature three years from the date of issuance. The holders of these subordinated debentures have the right to demand that the Company redeem the debentures at any time during the six month period following an initial public offering. In addition, the subordinated debentures are convertible to common stock at the option of the holders based on the following prices per share of common stock:

 0-12 months from issuance...   $6.67
13-24 months from issuance...   $7.33
25-36 months from issuance...   $8.67

   In the event of an initial public offering below these prices, the debentures would be convertible at the public offering price.

   As of December 31, 1995, management was not able to practically estimate the fair value of the subordinated debentures due to the limited marketability of such debentures to other than related parties.

5. COMMITMENTS

   Future minimum lease commitments as of December 31, 1995 for all noncancellable operating leases are as follows:

 1996 ...   $35,000
1997 ...      2,000
1998 ...      2,000
          ----------
            $39,000
          ==========

   Rental expense under all operating leases was approximately $39,000, $39,000 and $53,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

6. CONTINGENCIES

   On April 3, 1995, a competitor filed an action for patent infringement against the Company. The patent at issue has been subject to an interference proceeding in the U.S. Patent Office to determine the true owner of the patented subject matter. The above action against the Company has been dismissed without prejudice pending the final decision on the interference proceeding. Management has examined the patent and concluded that the structure of the Company's product differs significantly from the teachings of the patent. In addition, the Company has sought the advice of patent counsel and believes that the Company's products do not infringe the competitor's patent.


   The Company, in the normal course of business, is also subjected to claims and litigation in the areas of product and general liability. Management does not believe any of such claims will have a material impact on the Company's financial position, liquidity or results of operations.

7. CONCENTRATION OF RISK

   During the years ended December 31, 1993, 1994 and 1995, approximately 13%, 11% and 10% of the Company's sales were derived from a major customer. During the three month period ended March 31, 1996, approximately 21% of the Company's sales were derived from one major customer.

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

7. CONCENTRATION OF RISK-(CONTINUED)

   The Company currently offers its products in six countries in addition to the United States: Korea, Italy, Spain, Argentina, Greece and Turkey. For the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, foreign sales accounted for $421,984, $316,115, $743,700 and
$743,184, representing approximately 9.0%, 5.9%, 8.2% and 21.7%, respectively, of the Company's sales.

8. CONSULTING, LICENSE AND SUBLICENSE AGREEMENTS

   In connection with the development of its knee implant system, the Company entered into consulting agreements with certain of its executive officers and design team members, including two who are directors and shareholders. Pursuant to these consulting agreements, such individuals are entitled to receive royalties during the term of the agreements aggregating 3% of the Company's net sales of such products in the United States and less than 3% of the Company's sales of such products outside the United States. During the years ended December 31, 1993, 1994 and 1995, the Company paid royalties aggregating $0, $1,934 and $101,393, respectively, pursuant to these consulting agreements. These agreements expire December 31, 1999.

   The Company has also entered into consulting agreements with two members of its design team in connection with the development of its hip revision system and is negotiating similar agreements with the remaining members of the design team. No sales of the hip revision system have occurred as of December 31, 1995.

   The Company has entered into license agreements which grant the Company the right to utilize certain patented products, designs and processes. In August 1991, the Company entered into a license agreement with Accumed, Inc. to manufacture, use and sell products utilizing Accumed's biopolar hip prosthesis design. Under the terms of the agreement, the Company must pay royalties of 3.5% of all net receipts for sales of products incorporating Accumed's design in countries in which the design is patented and 2% of net receipts for sales in all other countries. During the years ended December 31, 1993, 1994 and 1995, the Company paid royalties to Accumed of $11,616, $12,524 and $13,412, respectively.

   In January 1996, the Company entered into a license agreement with the Hospital for Special Surgery ("HSS") to obtain a non-exclusive right to certain patents, patents pending and technology utilized in its knee implant system. The agreement provides for royalties equal to 5% of net sales of the licensed products. The Company paid an initial royalty of $133,600. The agreement expires December 31, 2006.

   In November 1995, the Company entered into a license agreement with a shareholder under which the Company was assigned patent rights associated with a surgical saw and the concepts, techniques, and processes embodied in such product. In connection with the execution of this agreement, the Company granted the shareholder an option to purchase 7,500 shares of the Company's common stock at an exercise price of $6.67 per share and agreed to pay an annual royalty of 5% of all net receipts from the sale of products incorporating the design. The Company has not developed a product utilizing the assigned patent or know how. The agreement expires November 2005.


   During 1994, the Company obtained a license under certain patent rights arising from its funding of research by the University of Florida regarding lower-back implantation procedures. In 1995, the Company sublicensed such rights to a third party for the net amount of approximately $170,000. Certain

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

8. CONSULTING, LICENSE AND SUBLICENSE AGREEMENTS-(CONTINUED)

additional amounts will accrue to the Company in the event that regulatory approvals for commercial products are obtained. The license agreement calls for the Company to pay royalties to the University of Florida upon the successful commercial application of the patent rights. Similar royalties are to accrue to the Company under the sublicense agreement. Under the terms of the sublicense agreement, an advance on anticipated royalties in the amount of $100,000 was paid to the Company and is included within accrued liabilities at December 31, 1995 in the accompanying balance sheet as no such royalties have yet been earned.


9. RELATED PARTY TRANSACTIONS


   The Company sells surgical instrumentation and implant devices to its unconsolidated subsidiary. Total sales were approximately $100,000 for the year ended December 31, 1995, which amounts are included in accounts receivable at December 31, 1995.


   During the year ended December 31, 1995, the Company paid fees in the aggregate amount of approximately $34,000 to two of its principal shareholders under consulting agreements discussed in Note 8. Additionally, the Company paid commissions totalling approximately $466,000, $139,000 and $160,000 during 1993, 1994 and 1995 to a sales agency owned by a director.


10. MANDATORILY REDEEMABLE PREFERRED STOCK

   SERIES A PREFERRED STOCK--The non-voting Series A Preferred Stock was issued in April 1993 in exchange for land valued at $136,220 and accrues dividends at a rate of 8%, payable quarterly. The Company shall redeem the Series A Preferred Stock at the time the funds from the initial public offering become available, or on April 13, 1996, whichever comes first. Upon the consummation of a public offering occurring prior to such redemption, the holders have a right to elect to convert the Series A Preferred Stock into $136,220 of common stock at the initial public offering price. The holders of the Series A Preferred Stock were issued warrants which entitle them to purchase common shares totaling .1816% of the Company's outstanding shares of common stock immediately following an initial public offering. Such shares may be purchased at the initial public offering price. The warrants expire two years from the initial public offering date.

   SERIES C PREFERRED STOCK--In February 1995, the Company issued 5,000 shares of non-voting Series C Preferred Stock at $10.00 per share. The Series C Preferred Stock accrues dividends at a rate of 8%, payable quarterly. In the event of a public offering, the holder may elect to redeem the Series C Preferred Stock thirty days after cash is available from the offering. Otherwise, the stock is redeemable on February 1, 2000. The holder of Series C Preferred Stock was issued warrants which entitle him to purchase 2,250 shares of the Company's common stock immediately following an initial public offering. Such shares may be purchased at the initial public offering price. The warrants expire three years from the initial public offering date.

11. NONREDEEMABLE PREFERRED STOCK

   SERIES B PREFERRED STOCK --The non-voting Series B Preferred Stock was issued in April 1993 for cash and accrues dividends at a rate of 8%, payable quarterly. In the event of a public offering, the Series B Preferred Stock will be automatically converted into $105,000 of common stock at the initial offering stock price.

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

12. COMMON SHAREHOLDERS' EQUITY

COMMON STOCK:

   During 1994, the Company filed limited investment offering circulars in several states in which identified potential subscribers reside. Through December 31, 1995, the Company issued 77,753 shares at $6.67 per share under such offerings.

OPTIONS AND STOCK AWARDS:

   The Company sponsors an Employee Stock Option and Incentive Plan which provides for the issuance of stock options and restricted stock awards to key employees. The maximum number of common shares issuable under the Plan is 304,800 shares. The Company also issues stock options to sales agents and other individuals. A summary of stock option activity follows:

                                       NUMBER OF                         NUMBER OF
                                         SHARES        OPTION PRICE        SHARES
                                      UNDER OPTION      PER SHARE       EXERCISABLE
                                    --------------- ---------------  --------------
Outstanding at December 31, 1992        135,849      $2.30-$3.28           16,430
 Granted .........................       13,118             6.67
                                    --------------- ---------------
Outstanding at December 31, 1993        148,967            2.30-6.67      51,210
 Granted .........................       12,694             6.67
 Expired .........................       (1,712)           2.30-6.67
                                    --------------- ---------------
Outstanding at December 31, 1994        159.949            2.30-6.67      88.064
 Granted .........................       90,637             6.67
 Exercised .......................      (25,125)            2.30
 Expired .........................          (75)            6.67
                                    --------------- ---------------
Outstanding at December 31, 1995        225,386      $2.30-$6.67          104,167
                                    ===============  ===============

   The remaining nonexercisable options as of December 31, 1995 become exercisable as follows:

 1996 ...    44,204
 1997 ...    27,023
 1998 ...    18,613
 1999 ...    16,027
 2000 ...    15,352
           ---------
            121,219
           =========

   Among the stock options above is a nonqualified stock option to the Company's President granted in 1991 to purchase 76,200 shares of common stock at the exercise price of $2.30 per share. The fair market value of the Company's common stock at the date of grant was $3.28 per share. The Company recognizes compensation expense each year as such options vest and become exercisable. In 1995, 25,125 shares of common stock were issued upon the exercise of such option. All other options have been granted at exercise prices which were equal to the fair market value of shares at the dates of the respective grants.

EARNINGS PER SHARE:

   The number of shares used in computing net income per common and common equivalent share includes the effect of shares issuable under stock option plans using the treasury stock method and the

                                EXACTECH, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

12. COMMON SHAREHOLDERS' EQUITY-(CONTINUED)

effect of shares issued and options granted in 1995 at prices below the estimated initial public offering price using the treasury stock method. Fully diluted earnings per common and common equivalent shares are not presented as such amounts are the same as primary earnings per share.

   The Company expects to use a portion of the proceeds from its initial public offering to repay certain outstanding debt and preferred stock. Earnings per share adjusted for the effect of the expected repayment of this debt and preferred stock and the issuance of additional shares of common stock for the year ended December 31, 1995, as if this transaction occurred on January 1, 1995, would have been $.28 on a primary and fully diluted basis.

13. PENSION PLAN

   Through December 31, 1995, the Company maintained a Simplified Employee Pension Plan that allowed for employee pre-tax contributions of up to 15% of compensation. No employer contributions were made to the Plan. The Company terminated the Plan effective December 31, 1995 and plans to establish a 401(k) Plan.

14. SUBSEQUENT EVENTS

   On March 28, 1996, the Company's board of directors authorized the following: (i) a 3-for-4 reverse stock split, (ii) an increase in the maximum number of shares issuable under its Employee Stock Option and Incentive Plan to an aggregate of 565,000 shares, (iii) the establishment of a Directors' Stock Option Plan with a maximum of 35,000 shares issuable under the Plan,
(iv) the grant of additional options to employees to purchase an aggregate of 262,200 common shares under the Employee Stock Option and Incentive Plan at an exercise price equal to the initial public offering price or, in the case of options granted to 10% shareholders, 110% of the initial public offering price, (v) the grant of options to a sales agent to purchase 10,000 shares of common stock at an exercise price equal to the initial public offering price and (vi) an increase in authorized shares of common stock from 10,000,000 to 15,000,000 shares. The weighted average number of shares outstanding, per share amounts and stock option data have been adjusted to reflect the reverse stock split on a retroactive basis. In addition, the number of authorized shares of common stock has been adjusted on a retroactive basis.


   On February 23, 1996, the Company's line of credit disclosed in Note 4 was increased from $2,500,000 to $3,000,000.

   On April 12, 1996, the provisions of the Series A Preferred Stock were amended to (1) extend the redemption date from April 13, 1996 to July 13, 1996 and (2) provide the holder the option to convert the shares of Series A Preferred Stock into shares of the Company's common stock during the fifteen day period following the consummation of an initial public offering of the Company's common stock.

   In April 1996, the holders of $50,000 of the 10% subordinated debentures elected to convert such debentures into shares of common stock.

   In May 1996, the Company issued an additional option to a director and shareholder to purchase 20,000 shares of common stock at the initial public offering price.


   The Company is in process of an initial public offering of 1,600,000 shares of common stock at an estimated proposed selling price of $7.75 per share.

(Inside Back Cover)
                            Picture of Femoral Stem.

The Company began marketing its first hip implant system in 1987. The Company believes that the MCS/registered trademark/ Femoral Stem represents a new standard of excellence in porous hip design.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS
AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER
TO BUY ANY SECURITIES BY ANY JURISDICTION IN WHICH SUCH OFFER TO OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE
INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
- -----------------------------------------------------------------------------
                              TABLE OF CONTENTS

                                         PAGE
                                      ---------
Prospectus Summary .................       3
Risk Factors .......................       6

Use of Proceeds ....................      15
Dividend Policy ....................      16
Dilution ...........................      16
Capitalization .....................      18
Selected Financial Data ............      19
Management's Discussion and
Analysis of Financial Condition
and Results of Operations ..........      21
Business ...........................      28
Management .........................      40
Principal Shareholders .............      46
Certain Transactions ...............      47
Description of Securities ..........      48
Shares Eligible for Future Sale  ...      51
Underwriting .......................      52
Legal Matters ......................      53
Experts ............................      53
Additional Information .............      53
Glossary ...........................      54

Index to Financial Statements  .....     F-1

- -----------------------------------------------------------------------------

 UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               1,600,000 SHARES
                                    [LOGO]
- -----------------------------------------------------------------------------
                             P R O S P E C T U S
- -----------------------------------------------------------------------------
                           FIRST EQUITY CORPORATION
                                       , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The Registrant estimates that expenses in connection with the offering described in this registration statement, excluding the Underwriter's non-accountable expense allowance, will be as follows:

Securities and Exchange Commission registration fee ......   $  6,132
NASD filing fee ..........................................      2,110
Printing expenses ........................................     70,000
Accounting fees and expenses .............................     75,000
Legal fees and expenses ..................................    125,000
Listing fees .............................................     25,000
Fees and expenses (including legal fees)
  for qualifications under state securities laws..........     30,000
Transfer agent's fees and expenses .......................      5,000
Miscellaneous ............................................     11,758
                                                             --------
Total ....................................................   $350,000
                                                             ========

   All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Articles of Incorporation provide that the Registrant shall indemnify and may insure its officers and directors to the fullest extent not prohibited by law. The Registrant has also entered into an agreement (the form of which is filed as Exhibit 10.3 hereto) with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise, against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

   Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriter has agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the offering, including certain liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Set forth below are the dates, number of shares and purchase prices per share of all shares of capital stock sold by the Company during the past three years:


                                                                            SHARES       PRICE
SHAREHOLDER                        ISSUE DATE  SECURITIES                   ISSUED     PER SHARE
- -------------------------------- ----------- -------------------------  --------- ------------
Robert Van Hoose                    6/04/94    Common Stock                  7,500       $6.67
H. Chester Boston, Jr.              6/04/94    Common Stock                  7,500       $6.67
William J. Bose                     6/04/94    Common Stock                  1,500       $6.67
Mark W. Coleman                     6/04/94    Common Stock                  1,500       $6.67
Richard H. Turner                   6/04/94    Common Stock                  1,500       $6.67
Michael Zeide                       6/04/94    Common Stock                  1,500       $6.67
James Averett, Jr.                  6/04/94    Common Stock                    750       $6.67

                                II-1

                                                                            SHARES       PRICE
SHAREHOLDER                        ISSUE DATE  SECURITIES                   ISSUED     PER SHARE
- -------------------------------- ----------- -------------------------  --------- ------------
Robert E. Dyer                       6/04/94   Common Stock                    750       $ 6.67
Joaquin Jose Diaz                    6/04/94   Common Stock                    750       $ 6.67
Roger Cloutier                       6/04/94   Common Stock                    400       $ 6.67
John R. Chase                        6/04/94   Common Stock                    400       $ 6.67
Cynthia R. Harding                   6/04/94   Common Stock                    350       $ 6.67
Charles Mead                         6/04/94   Common Stock                    150       $ 6.67
Philip H. Cripe                      6/22/94   Common Stock                  1,125       $ 6.67
Michael Levine                       6/23/94   Common Stock                    750       $ 6.67
Mark E. Fahey                        7/10/94   Common Stock                    300       $ 6.67
John Ray, Sr.                        7/14/94   Common Stock                    150       $ 6.67
Salvadore & Carol Riggal             7/15/94   Common Stock                  1,500       $ 6.67
Max J. Williams                      7/15/94   Common Stock                    600       $ 6.67
Angus W. Graham, III                 7/15/94   Common Stock                     30       $ 6.67
Michael Jermane                      7/21/94   Common Stock                    750       $ 6.67
Michael & Meghan Lerner              8/10/94   Common Stock                    375       $ 6.67
Richard Tavernetti                   8/16/94   Common Stock                  1,500       $ 6.67
Clay Farrar                          8/17/94   Common Stock                    750       $ 6.67
John Fraser                          8/29/94   Common Stock                  7,500       $ 6.67
Lerner Associates                    8/29/94   Common Stock                    375       $ 6.67
Leonel Saenz                         9/06/94   Common Stock                  1,500       $ 6.67
Chip Christian                       9/13/94   Common Stock                  3,750       $ 6.67
Carol R. Bosshardt                   9/14/94   Common Stock                    750       $ 6.67
William H. Laney                    10/20/94   Common Stock                  7,500       $ 6.67
Gordon Bainbridge                   10/20/94   Common Stock                  3,750       $ 6.67
Albert L. Rhoton, Jr.               10/20/94   Common Stock                  1,875       $ 6.67
Sheri Chandler                      10/20/94   Common Stock                    750       $ 6.67
Joyce Rhoton                        11/02/94   Common Stock                  1,200       $ 6.67
Michael J. Christie                 12/31/94   Common Stock                  1,500       $ 6.67
Marc Olarsch                        12/31/94   Common Stock                    750       $ 6.67
Vince Palermo                       12/31/94   Common Stock                    750       $ 6.67
Jody & Lonnie Phillips              12/31/94   Common Stock                    300       $ 6.67
Marshall B. Capps                   12/31/94   Common Stock                     75       $ 6.67
Charles G. Norton, Jr.              12/31/94   Common Stock                     75       $ 6.67
Randall P. Frazier                   1/16/95   Common Stock                  3,000       $ 6.67
Spencer Medical                      1/16/95   Common Stock                  1,125       $ 6.67
Michael Pentopoulos                  1/16/95   Common Stock                    750       $ 6.67
John Ray, Jr.                        2/09/95   Common Stock                    300       $ 6.67
P. Heath Brockwell                   2/09/95   Common Stock                    150       $ 6.67
Ana Puig                             2/09/95   Common Stock                     75       $ 6.67
Francis R. Doyle                     3/15/95   Common Stock                  1,500       $ 6.67
David C. Ozzello                     4/05/95   Common Stock                  2,250       $ 6.67
Dan Mosher                           4/05/95   Common Stock                    975       $ 6.67
Steven J. Benson                     4/05/95   Common Stock                    750       $ 6.67
Jeffrey A. Hildenbrand               4/18/95   Common Stock                  1,500       $ 6.67
Michael Jermane                      4/20/95   Common Stock                    750       $ 6.67
William J. Bose                      5/02/95   Common Stock                    750       $ 6.67
John N. Pena                         5/02/95   Common Stock                    120       $ 6.67
Jose Ortiz                           5/02/95   Common Stock                     52       $ 6.67
Timothy J. Seese                    10/20/95   Common Stock                 25,125       $ 2.29
Gary M. Reed                         1/22/96   Common Stock                    750       $ 6.67
Ridgway Construction, Inc.           4/13/93   Series A Preferred Stock     11,026       $10.00
Bosshardt Realty Services, Inc.      4/13/93   Series A Preferred Stock      1,371       $10.00

                                II-2

                                                                            SHARES       PRICE
SHAREHOLDER                        ISSUE DATE  SECURITIES                   ISSUED     PER SHARE
- -------------------------------- ----------- -------------------------  --------- ------------
Bosshardt Realty Services, Inc.     4/13/93    Series A Preferred Stock      1,225       $10.00
Michael B. Hawkins                  5/03/93    Series B Preferred Stock      3,500       $10.00
Richard Woodall                     5/03/93    Series B Preferred Stock      3,000       $10.00
Kathryn Vanderbeck                  5/03/93    Series B Preferred Stock      3,000       $10.00
  Revocable Living Trust
Grace R. Hawkins                    5/03/93    Series B Preferred Stock      1,000       $10.00
Ivan A. Gradisar                    2/15/95    Series C Preferred Stock      5,000       $10.00



   The aggregate offering price for the shares of (i) Common Stock was $452,420, (ii) Series A Preferred Stock was $136,220, (iii) Series B Preferred Stock was $105,000 and (iv) Series C Preferred Stock was $50,000. The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the 1933 Act afforded by Sections 4(2) and/or 4(6) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the 1933 Act, or an exemption from such registration requirements. The Company will place stop transfer instructions with its transfer agent with respect to all such securities.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits:

   EXHIBIT
     NO.                 DESCRIPTION
   -------               -----------

     1.1     Form of Underwriting Agreement(1)

     1.2     Form of Agreement Among Underwriters(1)

     1.3     Form of Selected Dealers Agreement(1)


     3.1     Registrant's Articles of Incorporation, as amended(1)

     3.2     Registrant's Bylaws(1)



     3.3     Forms of Articles of Amendment to Articles of Incorporation(1)

     4.1     Specimen Common Stock Certificate(1)



     4.2     Shareholders' Agreement, dated as of November 30, 1992, as amended, by and among the Registrant, William
             Petty, M.D., Betty Petty, David Petty, Mark Petty and Julie Petty(1)



     4.3     Form of Underwriter's Warrant(1)


     4.4     Specimen Series A Preferred Stock Certificate(1)

     4.5     Specimen Series B Preferred Stock Certificate(1)

     4.6     Specimen Series C Preferred Stock Certificate(1)


     4.7     Form of Amendment to Shareholder's Agreement, dated as of May 1996, by and among the Registrant, William
             Petty, M.D., Betty Petty, David Petty, Mark Petty and Julie Petty(1)

     5.1     Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the Common
             Stock being registered(1)



    10.1     Registrant's Employee Stock Option and Incentive Plan, as amended(1)

    10.2     Registrant's Directors' Stock Option Plan(1)

                                II-3

   EXHIBIT
     NO.                   DESCRIPTION
   -------                 -----------
    10.3     Form of Indemnification Agreement between the Registrant and each of the Registrant's Directors and
             Executive Officers(1)

    10.4     Form of Employment Agreement between the Registrant and William Petty, M.D.(1)

    10.5     Form of Employment Agreement between the Registrant and Timothy J. Seese(1)

    10.6     Form of Employment Agreement between the Registrant and Gary J. Miller, Ph.D.(1)

    10.7     Working Capital Management Account Term Loan and Security Agreement, dated as of June 23, 1995, as amended, between the Registrant and Merrill Lynch Business Financial Services(1)

    10.8     Collateral Installment Note, dated as of June 23, 1995, executed by the Registrant in favor of Merrill
             Lynch Business Financial Services(1)

    10.9     Unconditional Guaranty executed by William Petty, M.D. in favor of Merrill Lynch Business Financial
             Services(1)

    10.10    Subordinated Convertible Debenture Agreement, dated April 18, 1995, between the Registrant and Alan
             Chervitz and related Registration Rights Agreement dated April 18, 1995(1)

    10.11    Subordinated Convertible Debenture Agreement, dated April 18, 1995, between the Registrant and E. Marlowe
             Goble and related Registration Rights Agreement dated April 18, 1995(1)

    10.12    Subordinated Convertible Debenture Agreement, dated April 18, 1995, between the Registrant and Marc
             Richman and related Registration Rights Agreement dated April 18, 1995(1)

    10.13    Subordinated Convertible Debenture Agreement, dated April 18, 1995, between the Registrant and David
             P. Luman and related Registration Rights Agreement dated April 18, 1995(1)

    10.14    Subordinated Convertible Debenture Agreement, dated May 2, 1995, between the Registrant and Donna C.
             Phillips and related Registration Rights Agreement dated May 2, 1995(1)

    10.15    Subordinated Convertible Debenture Agreement, dated April 22, 1995, between the Registrant and Peggy
             S. Wolfe and related Registration Rights Agreement dated April 22, 1995(1)

    10.16    Subordinated Convertible Debenture Agreement, dated April 22, 1995, between the Registrant and Joaquin
             J. Diaz and related Registration Rights Agreement dated April 22, 1995(1)

    10.17    Letter Agreement, dated December 28, 1992, between the Registrant and Michael Kearney, M.D. regarding purchase of 8% debentures and warrants(1)

    10.18    Letter Agreement, dated December 28, 1992, between the Registrant and R. Wynn Kearney, M.D. regarding purchase of 8% debentures and warrants(1)

    10.19    First Mortgage Deed and Promissory Note each, dated September 27, 1994, executed by the Registrant in favor of American National Bank of Florida(1)

    10.20    Shareholders' Agreement, dated July 19, 1995, between the Registrant and Edoardo Caminita in connection with the formation of Techmed s.p.a.(1)

    10.21    Small Business Cooperative Research and Development Agreement, dated December 31, 1995, between the
             Registrant and The Regents for the University of California, Lawrence Livermore National Laboratory(1)

                                II-4

   EXHIBIT
     NO.                    DESCRIPTION
   -------                  -----------
    10.22    Business Lease, dated July 1, 1995, between the Registrant and BCB Partnership(1)


    10.23    Consulting Agreement, dated January 1, 1993, between the Registrant and Ivan A. Gradisar, Jr., M.D.(1)

    10.24    Consulting Agreement, dated January 1, 1993, between the Registrant and William R. Murray, M.D.(1)


    10.25    Consulting Agreement, dated March 1, 1993, between the Registrant and Edmund Y.S. Chao, Ph.D.(1)

    10.26    Consulting Agreement, dated January 1, 1993, between the Registrant and William Petty, M.D.(1)

    10.27    Consulting Agreement, dated January 1, 1993, between the Registrant and Gary J. Miller, Ph.D.(1)

    10.28    Consulting Agreement, dated as of November 1, 1993, between the Registrant and Virginia Mason Clinic
             (regarding Raymond P. Robinson, M.D.)(1)

    10.29    Manufacturers Representative Agreement, dated January 1, 1996, between the Registrant and Prince Medical,
             Inc.(1)

    10.30    Distribution Agreement, dated as of January 1, 1996, between the Registrant and Precision Instruments,
             Inc.(1)

    10.31    Manufacturers Representative Agreement, dated January 31, 1996, beween the Registrant and Futur-Tek,
             Inc.(1)

    10.32    Distribution Agreement, dated October 5, 1995, between the Registrant and Techmed s.p.a.(1)

    10.33    Distribution Agreement, dated January 1, 1994, between the Registrant and Akaway Medical Co., Ltd.(1)

    10.34    Distribution Agreement between the Registrant and MBA Del Principado, S.A.(1)

    10.35    Distribution Agreement, dated February 1, 1993, between the Registrant and Yu Han Meditech(1)

    10.36    Distribution Agreement, dated October 31, 1995, between the Registrant and Buro Ortopedik--Tibbi Malzemeler
             Ithalat Ihracat Tic. Ltd.(1)

    10.37    Technology License Agreement, dated as of August 5, 1991, between the Registrant and Accumed, Inc.(1)

    10.38    License Agreement, dated August 20, 1993, between the Registrant and The University of Florida, as amended(1)

    10.39    Exclusive Sublicense Agreement, dated June 30, 1995, between the Registrant and Sofamor Danek Properties,
             Inc.(1)

    10.40    License Agreement, dated as of January 1, 1996, between the Registrant and The Hospital for Special
             Surgery(1)

    10.41    Assignment of Patent, dated November 20, 1995, executed by Phillip H. Cripe in favor of the Registrant(1)

    10.42    United States Patent No. 5,190,549 for Locking Surgical Tool Handle System dated March 2, 1993(1)

                                II-5

   EXHIBIT
     NO.                     DESCRIPTION
   -------                   -----------
    10.43    United States Patent No. 5,190,550 for Locking Surgical Tool Handle System dated March 2, 1993(1)

    10.44    Assignment, dated July 28, 1990, of Locking Surgical Tool Handle System patent(1)

    10.45    United States Patent No. 5,263,988 for Bipolar Endoprosthesis dated November 23, 1993(1)

    10.46    United States Patent No. 5,152,799 for Prosthetic Femoral Stem dated October 6, 1992(1)

    10.47    Assignment, dated October 31, 1991, of Femoral Stem patent(1)

    10.48    Application for United States Patent for an Improved Intramedullary Alignment Guide(1)

    10.49    Application for United States Patent for Hole Caps for Prosthetic Implants(1)

    10.50    Tolling Agreement, dated April 3, 1995, between the Registrant and Joint Medical Products Corporation(1)


    10.51    Patent Agreement, dated October 9, 1995, between the Registrant and Phillip H. Cripe(1)

    10.52    Letter Agreements dated March 8, 1993 and April 13, 1993 between the Registrant and Ridgway Construction(1)

    10.53    Letter Agreements dated April 12, 1993 between the Registrant and Bosshardt Realty Services, Inc.(1)


    10.54    Copyright Assignment and Consulting Agreement, effective as of April 12, 1993, by and between Walter
             Reid and the Registrant(1)

    10.55    Letter agreement, dated November 30, 1993, between the Registrant and Associated Business Consultants,
             Inc.(1)


    10.56    Letter agreements, dated February 23, 1996, between Merrill Lynch Business Financial Services Inc.
             and the Registrant(1)

    10.57    Consulting Agreement, dated as of June 1, 1993, between the Registrant and Kim, Jung-Man, M.D., Ph.D.

    10.58    Consulting Agreement, dated as of Januhary 1, 1993, between the Registrant and Professors Luis Lopez-Duran and
             Fernando Marco

    11.1     Computation of Earnings Per Share(1)

    21.1     Subsidiary of the Registrant(1)


    23.1     Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (included in its opinion filed as Exhibit 5.1)


    23.2     Consent of Deloitte & Touche LLP

    24.1     Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained herein(1)


- -----------------------------------------------------------------------------
(1) Previously filed


   (b) Financial Statement Schedules:

Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement; and

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on May 22, 1996.



                                          EXACTECH, INC.
                                          By: /s/ WILLIAM PETTY
                                              William Petty
                                              Chairman of the Board
                                              and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

           SIGNATURE                            TITLE                        DATE
- -------------------------------------------------------------------------------------

/s/ WILLIAM PETTY              Chairman of the Board and               May 22, 1996
 William Petty                 Chief Executive Officer

/s/ TIMOTHY J. SEESE           President, Chief Operating Officer      May 22, 1996
 Timothy J. Seese              and Director

/s/ JOEL C. PHILLIPS           Treasurer (principal financial          May 22, 1996
 Joel C. Phillips              and accounting officer)

/s/ GARY J. MILLER*            Vice President and Director             May 22, 1996
 Gary J. Miller

/s/ ALBERT BURSTEIN*           Director                                May 22, 1996
 Albert Burstein

/s/ R. WYNN KEARNEY, JR.*      Director                                May 22, 1996
 R. Wynn Kearney, Jr.

/s/ RONALD PICKARD*            Director                                May 22, 1996
 Ronald Pickard

/s/ P. MICHAEL PRINCE*         Director                                May 22, 1996
 P. Michael Prince


* By: /s/ WILLIAM PETTY
      William Petty,
      as Attorney-in-Fact

                                EXACTECH, INC.
                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                     THREE YEARS ENDED DECEMBER 31, 1995


                                             BALANCE AT     CHARGED TO
                                             BEGINNING       COSTS AND     DEDUCTIONS      BALANCE AT
                                              OF YEAR        EXPENSES     (CHARGEOFFS)     END OF YEAR
                                           -------------  ------------- ------------- --------------

Allowance for doubtful accounts     1993       $3,400         $2,550         $(2,550)        $ 3,400

                                    1994        3,400          1,900                           5,300

                                    1995        5,300          8,200                          13,500

                                S-1